Exhibit 99.2

INDEX TO COMBINED FINANCIAL STATEMENTS

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

INDEX TO COMBINED INTERIM FINANCIAL STATEMENTS

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

INDEX TO FINANCIAL STATEMENTS

PENTAIR, INC. AND SUBSIDIARIES

INDEX TO INTERIM FINANCIAL STATEMENTS

PENTAIR, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

We have audited the accompanying combined balance sheet of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd. (the “Company”) as of September 30, 2011 and September 24, 2010 and the related combined statements of operations, parent company equity, and of cash flows for each of the three fiscal years in the period ended September 30, 2011. Our audits also included the financial statement schedule listed in the Index at page F-1. The combined financial statements include the accounts of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd. (“Tyco”), which are under the common ownership, control and oversight of Tyco. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2011 and September 24, 2010, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the Company. The combined financial statements also include allocations from Tyco. These allocations may not be reflective of the actual level of assets, liabilities, or costs which would have been incurred had the Company operated as a separate entity apart from Tyco.

DELOITTE & TOUCHE LLP

New York, New York

June 19, 2012

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	($ in millions)
Net revenue	$3,648	$3,381	$3,492
Cost of revenue	2,478	2,251	2,259

Gross profit	1,170	1,130	1,233
Selling, general and administrative expenses	825	772	767
Goodwill impairment	35	—	—
Restructuring, asset impairment and divestiture charges, net (see Notes 2 and 3)	4	27	15

Operating income	306	331	451
Interest income	11	5	7
Interest expense	(52)	(55)	(66)
Other income, net	—	1	—

Income from continuing operations before income taxes	265	282	392
Income tax expense	(112)	(98)	(159)

Income from continuing operations	153	184	233
Income from discontinued operations, net of income taxes	172	17	29

Net income	325	201	262
Less: noncontrolling interest in subsidiaries net income	1	—	—

Net income attributable to Parent Company Equity	$324	$201	$262

Amounts attributable to Parent Company Equity:
Income from continuing operations	$152	$184	$233
Income from discontinued operations	172	17	29

Net income attributable to Parent Company Equity	$324	$201	$262

See Notes to Audited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of September 30, 2011 and September 24, 2010

	2011	2010
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$122	$146
Accounts receivable trade, less allowance for doubtful accounts of $23 and $35, respectively	716	608
Inventories	772	644
Prepaid expenses and other current assets	180	115
Deferred income taxes	79	73
Assets held for sale	—	322

Total current assets	1,869	1,908
Property, plant and equipment, net	607	499
Goodwill	2,137	1,908
Intangible assets, net	127	66
Other assets	404	301

Total Assets	$5,144	$4,682

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and $98, respectively (see Note 7)	$—	$98
Accounts payable	336	299
Accrued and other current liabilities	532	459
Liabilities held for sale	—	99

Total current liabilities	868	955
Long-term debt, including allocated debt of $859 and $671, respectively (see Note 7)	876	689
Other liabilities	388	401

Total Liabilities	2,132	2,045

Commitments and contingencies (see Note 11)
Redeemable noncontrolling interest (see Note 15)	93	—

Parent Company Equity:
Parent company investment	2,430	2,050
Accumulated other comprehensive income	489	587

Total Parent Company Equity	2,919	2,637

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,144	$4,682

See Notes to Audited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	2011	2010	2009
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$324	$201	$262
Noncontrolling interest in subsidiaries net income	1	—	—
Income from discontinued operations, net of income taxes	(172)	(17)	(29)

Income from continuing operations	153	184	233

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	72	67	63
Goodwill impairment	35	—	—
Non-cash compensation expense	12	12	11
Deferred income taxes	21	(37)	27
Provision for losses on accounts receivable and inventory	3	17	26
Other non-cash items	(8)	(1)	4
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	(91)	52	(30)
Inventories	(94)	25	92
Prepaid expenses and other current assets	(21)	23	29
Accounts payable	28	16	(107)
Accrued and other liabilities	(12)	10	10
Income taxes payable	32	41	35
Deferred revenue	10	(2)	39
Other	21	(19)	(56)

Net cash provided by operating activities	161	388	376

Net cash (used in) provided by discontinued operating activities	(8)	20	36

Cash Flows From Investing Activities:
Capital expenditures	(82)	(98)	(100)
Proceeds from sale of fixed assets	3	7	4
Acquisition of businesses, net of cash acquired	(303)	(104)	(3)
Divestiture of businesses, net of cash divested	35	—	—
Other	6	3	1

Net cash used in investing activities	(341)	(192)	(98)

Net cash provided by discontinued investing activities	258	3	65

Cash Flows From Financing Activities:
Repayments of current maturities of long-term debt	(66)	(2)	—
Allocated debt activity	91	(110)	109
Change in due (from) to Tyco and affiliates	(96)	75	(49)
Change in parent company investment	(22)	(270)	(513)
Transfers from discontinued operations	250	23	101

Net cash provided by (used in) financing activities	157	(284)	(352)

Net cash used in discontinued financing activities	(250)	(23)	(101)

Effect of currency translation on cash	(1)	5	1
Net decrease in cash and cash equivalents	(24)	(83)	(73)
Cash and cash equivalents at beginning of year	146	229	302

Cash and cash equivalents at end of year	$122	$146	$229

Supplementary Cash Flow Information:
Interest paid	$48	$50	$62
Income taxes paid, net of refunds	58	93	98

See Notes to Audited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

Fiscal Years Ended September 30, 2011, September 24, 2010 and September 25, 2009

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 26, 2008	$2,231	$648	$2,879
Comprehensive income:
Net income attributable to Parent Company Equity	262		262
Currency translation		16	16
Retirement plans, net of income tax expense of $1		(12)	(12)

Total comprehensive income			266
Net transfers to Parent	(433)		(433)
Cumulative effect of adopting a new accounting principle, net of income tax expense of nil and $3 (see Note 12)	(1)	8	7

Balance as of September 25, 2009	2,059	660	2,719
Comprehensive income:
Net income attributable to Parent Company Equity	201		201
Currency translation		(68)	(68)
Retirement plans, net of income tax benefit of $1		(5)	(5)

Total comprehensive income			128
Net transfers to Parent	(210)		(210)

Balance as of September 24, 2010	2,050	587	2,637
Comprehensive income:
Net income attributable to Parent Company Equity	324		324
Currency translation		(96)	(96)
Retirement plans net of income tax benefit of nil		(2)	(2)

Total comprehensive income			226
Net transfers from Parent	56		56

Balance as of September 30, 2011	$2,430	$489	$2,919

See Notes to Audited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off—On September 19, 2011, Tyco International Ltd. announced that its board of directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”) as one of those three companies. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the parent of the Company.

Completion of the proposed Spin-Off is subject to certain conditions, including final approval by the Tyco Board of Directors and shareholders, receipt of tax opinions and rulings and the filing and effectiveness of registration statements with the Securities and Exchange Commission (“SEC”). The Spin-Off will also be subject to the completion of any necessary financing.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”) and in accordance with generally accepted accounting principles in the United States (“GAAP”). Unless otherwise indicated, references to 2011, 2010 and 2009 are to Flow Control’s fiscal years ending September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or the amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2011 was a 53-week year. Fiscal years 2010 and 2009 were 52-week years.

The Company operates and reports financial and operating information in the following three reportable segments:

•	Valves & Controls – Designs, manufactures and markets valves, actuators and controls providing products, services and solutions throughout the energy and process industries.

•

Thermal Controls – Provides complete heat management solutions for heat tracing, floor heating, snow melting and de-icing, fire and performance wiring, specialty heating and sensing for industrial commercial and residential use.

•	Water & Environmental Systems – Designs, manufactures, installs and services products and environmental instrumentation relating to water and wastewater systems and air applications.

The Company also provides general corporate services to our segments and these costs are reported as Corporate.

The Company conducts business through its operating subsidiaries. All intercompany transactions have been eliminated. The results of companies acquired or disposed of during the year are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal. See Notes 2 (“Divestitures”) and 4 (“Acquisitions”). References to the segment data are to the Company’s continuing operations.

Use of Estimates—The preparation of the Combined Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenue and expenses. Significant estimates in these Combined Financial Statements include restructuring charges, allowances for doubtful accounts receivable, estimates of future cash flows associated with asset impairments, useful lives for depreciation and amortization, loss contingencies (including legal, environmental and asbestos reserves), insurance reserves, net realizable value of inventories, estimated contract revenue and related costs, income taxes and tax valuation allowances and pension and postretirement employee benefit expenses. Actual results could differ materially from these estimates.

Revenue Recognition—Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass. This is generally when the products reach the free-on-board shipping point, the sales price is fixed and determinable and collection is reasonably assured.

Contract sales for construction-related projects are recorded primarily under the percentage-of-completion method. Profits recognized on contracts in process are based upon estimated contract revenue and related total cost of the project at completion. The extent of progress toward completion is generally measured based on the ratio of actual cost incurred to total estimated cost at completion. Revisions to cost estimates as contracts progress have the effect of increasing or decreasing profits each period. Provisions for anticipated losses are made in the period in which they become determinable.

Provisions for certain rebates, sales incentives, trade promotions, product returns and discounts to customers are accounted for as reductions in determining sales in the same period the related sales are recorded. These provisions are based on terms of arrangements with direct, indirect and other market participants. Rebates are estimated based on sales terms, historical experience and trend analysis.

Accounts receivable and other long-term receivables included retainage provisions of $10 million as of September 30, 2011 and $9 million as of September 24, 2010. There were no amounts unbilled as of both September 30, 2011 and September 24, 2010. As of September 30, 2011, the retainage provision included $9 million that is expected to be collected during fiscal year 2012.

Research and Development—Research and development (R&D) expenditures, which amounted to $18 million, $18 million and $11 million for 2011, 2010 and 2009, respectively, are expensed when incurred and are included in cost of revenue. R&D expenses include salaries, direct costs incurred and building and overhead expenses.

Advertising—Advertising costs, which amounted to $8 million, $6 million and $6 million for 2011, 2010 and 2009, respectively, are expensed when incurred and are included in selling, general and administrative expenses.

Acquisition and Integration Costs—Acquisition and integration costs are expensed when incurred and are included in selling, general and administrative expenses.

Translation of non-U.S. Currency—For the Company’s non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Revenue and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive income in the Combined Statement of Parent Company Equity.

Gains and losses resulting from non-U.S. currency transactions are reflected in selling, general and administrative expenses.

Cash and Cash Equivalents—All highly liquid investments with original maturities of three months or less from the time of purchase are considered to be cash equivalents.

Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of probable losses inherent in Flow Control’s receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other currently available evidence.

Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. The Company provides a reserve for estimated inventory obsolescence or unmarketable inventory equal to the difference between the cost of inventory and estimated fair value based on assumptions of future demand and market conditions. The Company ages its inventory with no recent demand and applies various valuation factors based on the length of time since the last demand from customers for such material.

Property, Plant and Equipment, Net—Property, plant and equipment, net is recorded at cost less accumulated depreciation. Depreciation expense for 2011, 2010 and 2009 was $65 million, $62 million and $60 million, respectively. Maintenance and repair expenditures are charged to expense when incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and related improvements	Up to 50 years
Leasehold improvements	Lesser of remaining term of the lease or economic useful life
Other machinery, equipment and furniture and fixtures	2 to 21 years

Long-Lived Asset Impairments—The Company reviews long-lived assets, including property, plant and equipment and amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the asset may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identified. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Goodwill and Indefinite-Lived Intangible Asset Impairments—Goodwill and indefinite-lived intangible assets are assessed for impairment annually and more frequently if triggering events occur. See Note 6 (“Goodwill and Intangible Assets”). In performing these assessments, management relies on various factors, including operating results, business plans, economic projections, anticipated future cash flows, comparable transactions and other market data. There are inherent uncertainties related to these factors which require judgment in applying them to the testing of goodwill and indefinite-lived intangible assets for impairment. The Company performs its annual impairment tests for goodwill and indefinite-lived intangible assets on the first day of the fourth quarter of each year.

When testing for goodwill impairment, the Company first compares the fair value of a reporting unit with its carrying amount. Fair value for the goodwill impairment test is determined utilizing a discounted cash flow analysis based on the Company’s future budgets discounted using market participants’ weighted-average cost of capital and market indicators of terminal year cash flows. Other valuation methods are used to corroborate the discounted cash flow method. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired and further tests are performed to measure the amount of impairment loss. In the second step of the goodwill impairment test, the Company compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess of the carrying amount of goodwill over its implied fair value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities represents the implied fair value of goodwill.

Parent Company Investment—Parent company investment in the Combined Balance Sheets represents Tyco’s historical investment in the Company, the Company’s accumulated net earnings after taxes and the net effect of transactions with and allocations from Tyco. Note 8 (“Related Party Transactions”) provides additional information regarding the allocation to the Company of various expenses incurred by Tyco.

Product Warranty—The Company records estimated product warranty costs at the time of sale. Products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly and appropriately maintained. Standard product warranties are implicit in our sales. However, in certain of our businesses, customers may negotiate additional warranties as an element of the purchase contract or as a separately purchased component. The warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor and in certain instances estimated property damage.

Environmental Costs—The Company is subject to laws and regulations relating to protecting the environment. It provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. See Note 11 (“Commitments and Contingencies”).

Income Taxes—For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco (“Separate Return Method”). The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented. The calculation of income taxes for the Company on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. Historically, the Company has largely operated within Tyco’s group of legal entities, including several U.S. consolidated tax groups, various non-U.S. tax groups and stand alone non-U.S. subsidiaries. In certain instances, tax losses and credits utilized by the Company within the Tyco group of entities may not be available to the Company going forward. In other instances, tax losses or credits generated by Tyco’s other businesses will be available to the Company going forward after the Distribution.

In determining taxable income for the Company’s Combined Financial Statements, the Company must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

In evaluating the Company’s ability to recover its deferred tax assets the Company considers all available evidence, positive and negative, including its past operating results, the existence of cumulative losses in the most recent years and its forecast of future taxable income. In estimating future taxable income, the Company develops assumptions including the amount of future pre-tax income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates it is using to manage the underlying businesses.

The Company currently has recorded valuation allowances that it will maintain until it is more-likely-than-not the deferred tax assets will be realized. The Company’s income tax expense recorded in the future may be reduced to the extent of decreases in our valuation allowances. The realization of our remaining deferred tax assets is primarily dependent on future taxable income in the appropriate jurisdiction. Any reduction in future taxable income including but not limited to any future restructuring activities may require that the Company record an additional valuation allowance against its deferred tax assets. An increase in the valuation allowance could result in additional income tax expense in such period and could have a significant impact on the Company’s future earnings.

The tax carryforwards reflected in the Company’s Combined Financial Statements are calculated on a hypothetical stand-alone income tax return basis. The tax carryforwards include net operating losses and tax credits. The Company’s post spin-off tax carryforwards will be different than those reflected in the Company’s Combined Financial Statements.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management records the affect of a tax rate or law change on the Company’s deferred tax assets and liabilities in the period of enactment. Future tax rate or law changes could have a material effect on the Company’s results of operations, financial condition or cash flows.

In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the Company determine the liabilities are no longer necessary. For purposes of the Company’s Combined Financial Statements, these estimated tax liabilities have been computed on a separate return basis.

Asbestos-Related Contingencies and Insurance Receivables—The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. Due to the high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, the Company uses multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. The Company has concluded that estimating the liability beyond the seven year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. However, it is possible claims will be received beyond the seven year period.

In connection with the recognition of liabilities for asbestos-related matters, the Company records asbestos-related insurance recoveries that are probable. The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

Insurable Liabilities—The Company insures workers’ compensation, property, product, general and auto liabilities through a wholly owned subsidiary of Tyco, a captive insurance company, which retains the risk of loss. The captive’s policies covering these risks are deductible reimbursement policies. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies.

These insurance costs have been allocated to the Company on a specific identification basis by Tyco. Management believes the allocations are reasonable; however, they may not be indicative of the actual insurance costs of the Company had the Company been operating as an independent, stand-alone entity for the periods presented. See Note 8 (“Related Party Transactions”).

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions, and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance along with what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013, with early adoption permitted. The Company is currently assessing the timing of its adoption of the guidance.

2. DIVESTITURES

From time to time, the Company may dispose of businesses that do not align with its long-term strategy.

Fiscal Year 2011

On July 22, 2011, the Company sold its Israeli water business which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $35 million in cash proceeds and a

$7 million pre-tax gain was recorded within restructuring, asset impairment and divestiture charges, net in the Company’s Combined Statements of Operations.

On September 30, 2010, the Company sold its European water business which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $174 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations.

Fiscal Year 2010

During fiscal year 2010, the Company completed the sale of its KD Valves business which was part of the Company’s Valves & Controls segment. The sale was completed for approximately $9 million in cash proceeds, net of $2 million of cash divested on sale, and a pre-tax gain of $1 million was recorded. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. Additionally, during the third quarter of 2010, the Company approved a plan to sell its European water business, which subsequently closed on September 30, 2010 as discussed in fiscal year 2011 above. These businesses met the held for sale and discontinued operations criteria and were included in discontinued operations for all periods presented.

Fiscal Year 2009

In July 2008, the Company substantially completed the sale of its Infrastructure Services business, which met the criteria to be presented as discontinued operations. In order to complete the sale of the remaining Infrastructure Services businesses, Earth Tech Brasil Ltda. (“ET Brasil”), the Earth Tech UK businesses and certain assets in China, the Company was required to obtain consents and approvals to transfer the legal ownership of the businesses and assets. By the fourth quarter of fiscal year 2009, the Company received all the necessary consents and approvals to transfer the legal ownership of the businesses and assets and received cash proceeds of $61 million. As a result of the fiscal year 2009 dispositions, a net pre-tax gain of $33 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations for the year ended September 25, 2009.

During fiscal year 2009, the Company completed the sale of its Manibs business, which was part of the Company’s Water & Environmental Systems segment. The sale was completed for approximately $2 million of cash proceeds and a pre-tax loss of $5 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. The Company also completed the sale of its Nu Torque business, which was part of the Company’s Valves & Controls segment. The sale was completed for approximately $5 million of cash proceeds and a pre-tax loss of $1 million was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statements of Operations. Both business met the held for sale and discontinued operations criteria and were included in discontinued operations for all periods presented.

Financial information related to discontinued operations is as follows ($ millions):

	2011	2010	2009
Net revenue	$3	$330	$373

Pre-tax (loss) income from discontinued operations	$(5)	$28	$18
Pre-tax income (loss) on sale of discontinued operations	173	(1)	20
Income tax benefit (expense)	4	(10)	(9)

Income from discontinued operations, net of income taxes	$172	$17	$29

There were no material pending divestitures as of September 30, 2011. Balance sheet information for material pending divestitures as of September 24, 2010 was as follows ($ in millions):

2010
Accounts receivable, net	$70
Inventories	71
Prepaid expenses and other current assets	11
Property, plant and equipment, net	59
Goodwill and intangible assets, net	105
Other assets	6

Total assets	$322

Accounts payable	43
Accrued and other current liabilities	32
Other liabilities	24

Total liabilities	$99

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as are described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Year Ended September 30, 2011	For the Year Ended September 24, 2010	For the Year Ended September 25, 2009
2011 program	$11	$—	$—
2009 program	(1)	27	18

Total restructuring and asset impairment charges, net	$10	$27	$18

Charges reflected in cost of revenue	$—	$1	$3
Charges (credits) reflected in selling, general and administrative (“SG&A”)	(1)	(1)	—
Charges reflected in restructuring, asset impairment and divestiture charges, net	11	27	15

2011 Program

Restructuring and asset impairment charges, net, during the year ended September 30, 2011 are as follows ($ in millions):

	For the Year Ended September 30, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$3	$(1)	$5
Thermal Controls	2	—	—	2
Water & Environmental Systems	4	—	—	4

Total	$9	$3	$(1)	$11

The rollforward of the reserves from September 24, 2010 to September 30, 2011 is as follows ($ in millions):

Balance as of September 24, 2010	$—
Charges	13
Reversals	(1)
Utilization	(6)

Balance as of September 30, 2011	$6

Restructuring reserves for businesses that have met the held for sale criteria are included in liabilities held for sale on the Combined Balance Sheets and excluded from the table above. See Note 2 (“Divestitures”).

2009 Program

Restructuring and asset impairment charges, net, during the years ended September 30, 2011, September 24, 2010 and September 25, 2009 related to the restructuring actions identified during fiscal year 2010 and 2009 are as follows ($ in millions):

	For the Year Ended September 30, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$(1)	$—	$—	$—	$(1)
Thermal Controls	—	—	—	—	—
Water & Environmental Systems	—	—	—	—	—
Corporate	—	—	—	—	—

Total	$(1)	$—	$—	$—	$(1)

	For the Year Ended September 24, 2010
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$11	$7	$—	$(1)	$17
Thermal Controls	2	1	—	—	3
Water & Environmental Systems	3	—	—	—	3
Corporate	3	—	1	—	4

Total	$19	$8	$1	$(1)	$27

	For the Year Ended September 25, 2009
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Total
Valves & Controls	$5	$4	$—	$9
Thermal Controls	3	—	—	3
Water & Environmental Systems	2	2	—	4
Corporate	2	(3)	3	2

Total	$12	$3	$3	$18

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$15	$11	$—	$(1)	$25
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$30	$11	$4	$(1)	$44

The rollforward of the reserves from September 24, 2010 to September 30, 2011 is as follows ($ in millions):

Balance as of September 24, 2010	$12
Charges	3
Reversals	(4)
Utilization	(9)

Balance as of September 30, 2011	$2

Restructuring reserves for businesses that have met the held for sale criteria are included in liabilities held for sale on the Combined Balance Sheets and excluded from the table above. See Note 2 (“Divestitures”).

Total Restructuring Reserves

As of September 30, 2011 and September 24, 2010, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of September 30, 2011	As of September 24, 2010
Accrued and other current liabilities	$8	$12

4. ACQUISITIONS

Fiscal Year 2011

During the year ended September 30, 2011, cash paid for acquisitions included in continuing operations totaled $303 million, net of cash acquired of $1 million, which primarily related to the acquisition of KEF Holdings Ltd. (“KEF”). On June 29, 2011, the Company’s Valves & Controls segment acquired a 75% equity interest in privately-held KEF, a vertically integrated valve manufacturer in the Middle East for approximately $295 million, net of cash acquired of $1 million.

In connection with the acquisition of KEF during the year ended September 30, 2011, the Company acquired $64 million of debt, substantially all of which was paid as of September 30, 2011. In accordance with the terms and conditions of the KEF acquisition agreement, beginning the first full fiscal quarter following the third anniversary of the KEF acquisition date, the Company has the right to acquire and the noncontrolling interest stakeholder has the right to sell to the Company the remaining 25% equity interest for the greater of $100 million or a multiple of KEF’s average earnings before income taxes, depreciation and amortization (“EBITDA”) for the prior twelve consecutive fiscal quarters. As the right to sell is exercisable by the noncontrolling interest stakeholder, the remaining 25% equity interest has been accounted for as a redeemable noncontrolling interest. See Note 15 (“Redeemable Noncontrolling Interest”).

Fiscal Year 2010

During the year ended September 24, 2010, cash paid for acquisitions included in continuing operations totaled $104 million, net of cash acquired of $1 million. These acquisitions were made by the Company’s Valves & Controls segment, which acquired two Brazilian valve companies, including Hiter Industria e Comercio de Controle Termo- Hidraulico Ltda (“Hiter”), a valve manufacturer which serves a variety of industries including the oil & gas, chemical and petrochemical markets.

Fiscal Year 2009

During the year ended September 25, 2009, cash paid for acquisitions included in continuing operations totaled $3 million, net of cash acquired of $1 million.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return Method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

The Company conducts operations through its various subsidiaries in a number of countries throughout the world. Income (loss) from continuing operations before income taxes is as follows ($ in millions):

	2011	2010	2009
Swiss	$33	$34	$(17)
Non-Swiss	232	248	409

Total	$265	$282	$392

The current and deferred components of the income tax provision for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Current income tax provision	$91	$135	$132
Deferred income tax provision (benefit)	21	(37)	27

Income tax expense	$112	$98	$159

Effective tax rate	42.3%	34.8%	40.6%

The reconciliation between the effective tax rate on income from continuing operations and the Swiss Holding Company statutory tax rate of 7.83% for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Tax at the statutory tax rate	$21	$22	$31
Increases (decreases) in taxes due to:
Taxes on earnings subject to rates different than the Swiss rate	64	67	112
Nondeductible charges	19	10	16
Nondeductible goodwill impairment	11	—	—
Other, net	(3)	(1)	—

Provision for income taxes	$112	$98	$159

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax asset as of September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2011	2010
Deferred tax assets:
Goodwill	$198	$173
Accrued liabilities and reserves	60	70
Tax loss and credit carryforwards	81	87
Postretirement benefits	25	27
Inventories	35	34
Other	24	7

	$423	$398

Deferred tax liabilities:
Property, plant and equipment	(10)	(7)

	2011	2010
Intangible assets	(56)	(51)
Other	(19)	—

	$(85)	$(58)

Net deferred tax asset before valuation allowance	338	340
Valuation allowance	(261)	(230)

Net deferred tax asset	$77	$110

The goodwill deferred tax asset relates to a prior internal restructuring which resulted in a step up in tax goodwill with no change in book goodwill. The Company’s contribution to Tyco’s tax losses and tax credits on a separate return basis has been included in these Combined Financial Statements. In certain instances, tax losses and tax credits generated by Tyco’s other businesses will be available to the Company after the Distribution. As of September 30, 2011, the Company had $404 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $350 million have no expiration, and the remaining $54 million will expire in future years through 2030. In the U.S., there were no material federal and approximately $67 million of state net operating loss carryforwards as of September 30, 2011, which will expire in future years through 2030.

The valuation allowance for deferred tax assets of $261 million and $230 million as of September 30, 2011 and September 24, 2010, respectively, relate principally to the uncertainty of the utilization of certain non-U.S. deferred tax assets. The goodwill deferred tax asset has a full valuation allowance against it. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets on the Company’s Combined Balance Sheets.

As of September 30, 2011 and September 24, 2010, the Company had unrecognized tax benefits of $36 million and $35 million, respectively, of which $34 million and $33 million, if recognized, would affect the effective tax rate. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had accrued interest and penalties related to the unrecognized tax benefits of $11 million and $8 million as of September 30, 2011 and September 24, 2010, respectively. The Company recognized $3 million, nil and $3 million of income tax expense for interest and penalties related to unrecognized tax benefits for the periods ended September 30, 2011, September 24, 2010 and September 25, 2009, respectively.

A rollforward of unrecognized tax benefits as of September 30, 2011, September 24, 2010 and September 25, 2009 is as follows (in millions):

	2011	2010	2009
Balance as of beginning of year	$35	$45	$70
Additions based on tax positions related to the current year	—	2	8
Additions based on tax positions related to prior years	3	12	7
Reductions based on tax positions related to prior years	(1)	(20)	(36)
Reductions related to settlements	—	—	(1)
Reductions related to lapse of the applicable statute of limitations	—	(4)	(4)
Currency translation adjustments	(1)	—	1

Balance as of end of year	$36	$35	$45

Substantially all of the reductions based on tax positions related to prior years for the periods ending September 24, 2010 and September 25, 2009 relate to reserve releases for which no tax benefit resulted. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in the U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004 – 2011
Canada	2002 – 2011
France	1999 – 2011
Germany	1998 – 2011
Italy	2004 – 2011
Switzerland	2002 – 2011
United States	1997 – 2011

Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with the Spin-Off from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement among Tyco, Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control International Ltd. and The ADT Corporation will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control International Ltd., The ADT Corporation and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distribution, The ADT Corporation Spin-Off, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, The ADT Corporation Spin-Off, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by The ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. will be responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control

International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the quarter ended December 24, 2010.

There were no goodwill impairments as a result of performing the Company’s 2011, 2010 and 2009 annual impairment tests.

The changes in the carrying amount of goodwill by segment for 2011 and 2010 are as follows ($ in millions):

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation Adjustments	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

TOTAL
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

	As of September 25, 2009	Acquisitions/ Purchase Accounting Adjustments	Divestitures	Currency Translation Adjustments	As of September 24, 2010
Valves & Controls
Gross Goodwill	$1,243	$77	$(5)	$(34)	$1,281
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	1,243	77	(5)	(34)	1,281

Thermal Controls
Gross Goodwill	315	—	—	(8)	307
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	315	—	—	(8)	307

Water & Environmental Systems
Gross Goodwill	435	—	(99)	(16)	320
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	435	—	(99)	(16)	320

TOTAL
Gross Goodwill	1,993	77	(104)	(58)	1,908
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	$1,993	$77	$(104)	$(58)	$1,908

Fiscal year 2011 and 2010 Intangible Assets

The Company tests indefinite-lived intangible assets for impairment at the same time it tests goodwill. There were no indefinite-lived intangible asset impairments in fiscal year 2011, 2010 and 2009.

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of September 30, 2011 and September 24, 2010.

	September 30, 2011		September 24, 2010
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$87	$5	$28	$2
Intellectual property	89	50	81	49
Other	6	5	7	5

Total	$182	$60	$116	$56

Non-Amortizable	$5		$6

Intangible asset amortization expense for 2011, 2010 and 2009 was $7 million, $5 million and $3 million, respectively. As of September 30, 2011, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 16 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $15 million for 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $66 million for 2017 and thereafter.

7. DEBT

Debt as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	September 30, 2011	September 24, 2010
Current maturities of long-term debt:
Allocated debt	$—	$98

	September 30, 2011	September 24, 2010
Long-term debt:
Allocated debt	859	671
Capital lease obligations	17	18

Total long-term debt	876	689

Total debt	$876	$787

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal year 2011, 2010 and 2009, Tyco has allocated to the Company interest expense of $50 million, $53 million and $61 million, respectively. The fair value of the Company’s allocated debt was $996 million and $894 million as of September 30, 2011 and September 24, 2010, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt. In addition, cash paid for interest was allocated in the same proportion as Tyco’s external debt, which is presented on the Combined Statements of Cash Flows.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be incurred may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management— Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $3 million and $4 million of receivables from Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively. These amounts primarily relate to sales of certain products which totaled $17 million, $16 million and $18 million for fiscal year 2011, 2010 and 2009, respectively, and associated cost of revenue of $12 million, $9 million and $11 million for fiscal year 2011, 2010 and 2009, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $122 million and $35 million of receivables from Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively. Accrued and other current liabilities include $32 million and nil of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively. Other liabilities include $41 million and $80 million of payables to Tyco affiliates as of September 30, 2011 and September 24, 2010, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $11 million and $10 million of payables to Tyco and its affiliates as of September 30, 2011 and September 24, 2010, respectively.

Interest Income and Interest Expense—The Company recognized $1 million, $2 million and $4 million of interest expense and $5 million, nil and $2 million of interest income associated with the lending arrangements with Tyco affiliates during fiscal year 2011, 2010 and 2009, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—From fiscal year 2009 through fiscal year 2011, the Company was insured for workers’ compensation, property, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. The Company was insured for product liability by the captive insurance company from fiscal year 2010 through fiscal year 2011. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $9 million, $11 million and $11 million in 2011, 2010 and 2009, respectively, and are included in the selling, general and administrative expenses in the Combined Statements of Operations.

The Company maintains liabilities related to workers’ compensation, property, general, product and auto liabilities. As of September 30, 2011 and September 24, 2010, the Company maintained liabilities reflected in the Combined Balance Sheets of $21 million and $19 million, respectively, for both periods, with an offsetting insurance asset of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During fiscal year 2011, 2010 and 2009, the Company was allocated $52 million, $54 million and $55 million, respectively, of general corporate expenses incurred by Tyco which are included within selling, general and administrative expenses in the Combined Statements of Operations.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

Transaction with Tyco’s Directors—During fiscal year 2011, 2010 and 2009, the Company engaged in commercial transactions in the normal course of business with companies where Tyco’s Directors were employed and served as officers. During each of these periods, the Company’s purchases from such companies aggregated less than one percent of combined net revenue.

9. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability from such indemnities due to the inchoate nature and unknown future of such potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

As of September 30, 2011, the Company had total outstanding letters of credit and bank guarantees of approximately $285 million.

The Company records estimated product warranty costs at the time of sale. See Note 1 (“Basis of Presentation and Summary of Significant Accounting Policies”).

The changes in the carrying amount of the Company’s warranty accrual from September 24, 2010 to September 30, 2011 were as follows ($ in millions):

Balance as of September 24, 2010	$20
Warranties issued	6
Changes in estimates	(2)
Settlements	(6)

Balance as of September 30, 2011	$18

10. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of September 30, 2011 and September 24, 2010. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for information relating to the fair value of debt.

Derivative Instruments

In the normal course of business, the Company is exposed to market risk arising from changes in currency exchange rates and commodity prices. The Company uses derivative financial instruments to manage exposures to non-U.S. currency and commodity price risks. The Company’s objective for utilizing derivative financial instruments is to manage these risks using the most effective methods to eliminate or reduce the impacts of these exposures. The Company does not use derivative financial instruments for trading or speculative purposes.

All derivative financial instruments are reported on the Combined Balance Sheet at fair value with changes in the fair value of the derivative financial instruments recognized currently in the Company’s Combined Statement of Operations. The derivative financial instruments and impact of such changes in the fair value of the derivative financial instruments was not material to the Combined Balance Sheets as of September 30, 2011 and September 24, 2010 or Combined Statements of Operations and Statements of Cash Flows for the years ended September 30, 2011, September 24, 2010 and September 25, 2009.

Non-U.S. Currency Exposures

The Company manages non-U.S. currency exchange rate risk through the use of derivative financial instruments comprised principally of forward contracts on non-U.S. currencies which are not designated as hedging instruments for accounting purposes. The objective of the derivative instruments is to minimize the income statement impact and potential variability in cash flows associated with intercompany loans and accounts receivable, accounts payable and forecasted transactions that are denominated in certain non-U.S. currencies. As of September 30, 2011 and September 24, 2010, the total gross notional amount of the Company’s non-U.S. exchange contracts was $70 million and $43 million, respectively.

As an independent, publicly traded company, the Company may enter into additional hedge contracts in order to manage its foreign exchange risk associated with its internal financing structure.

Commodity Exposures

During fiscal year 2011 and 2010, the Company entered into commodity swaps for copper which are not designated as hedging instruments for accounting purposes. These swaps did not have a material impact on the Company’s financial position, results of operations or cash flows.

11. COMMITMENTS AND CONTINGENCIES

Following is a schedule of minimum lease payments for non-cancelable leases as of September 30, 2011 ($ in millions):

	Operating Leases	Capital Leases
Fiscal 2012	$27	$2
Fiscal 2013	23	2
Fiscal 2014	17	2
Fiscal 2015	11	3
Fiscal 2016	8	4
Thereafter	21	5

Total minimum lease payments	$107	$18

Less: amount representing interest		1

Total minimum lease payments less amount representing interest		$17

Rental expense under facility, vehicle and equipment operating leases was $59 million, $50 million and $42 million for 2011, 2010 and 2009, respectively.

The Company also has purchase obligations related to commitments to purchase certain goods and services. As of September 30, 2011, such obligations were as follows: $248 million in 2012, $3 million in 2013 and $1 million in 2014.

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $7 million to $20 million as of September 30, 2011. As of September 30, 2011, the Company concluded that the best estimate within this range is approximately $11 million, of which $8 million is included in accrued and other current liabilities and $3 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of the manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future.

As of September 30, 2011, there were approximately 1,400 lawsuits pending against the Company, its subsidiaries or entities for which the Company has assumed responsibility. Each lawsuit typically includes several claims, and the Company had approximately 2,000 claims outstanding as of September 30, 2011. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. Due to a high degree of uncertainty regarding the pattern and length of time over which claims will be made and then settled or litigated, the Company uses multiple estimation methodologies based on varying scenarios of potential outcomes to estimate the range of loss. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is predominantly based on claim experience over the past five years, and a projection which covers claims expected to be filed, including related defense costs, over the next seven years on an undiscounted basis. The Company has concluded that estimating the liability beyond the seven year period will not provide a reasonable estimate, as these uncertainties increase significantly as the projection period lengthens. The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, solvency and creditworthiness of the insurers.

On a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. As of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million. Similarly, as of September 24, 2010, the Company’s estimated net liability of $5 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $25 million, and separately as an asset for insurance recoveries of $20 million.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. Management believes that its asbestos-related reserves as of September 30, 2011 are appropriate. However, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes – Tax Sharing Agreement and Income Tax Matters”) the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $436 million as of September 30, 2011 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd. is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and its internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

12. RETIREMENT PLANS

The Company measures its retirement plans as of its fiscal year end. The following disclosures exclude the impact of plans which are immaterial individually and in the aggregate.

Defined Benefit Pension Plans—The Company has a number of noncontributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with legal requirements and conventional practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Operations on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on local regulations and the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation levels of participation.

The net periodic benefit cost for the Company’s material U.S. defined pension plans was nil, $1 million and nil for 2011, 2010 and 2009, respectively. The Company’s Combined Balance Sheets include U.S. defined benefit plan obligations of $8 million and $7 million and fair value of plan assets of $5 million and $5 million as of September 30, 2011 and September 24, 2010, respectively. In addition, the Company recorded a net actuarial loss of $3 million within accumulated other comprehensive income included in the Combined Statements of Parent Company Equity as of both September 30, 2011 and September 24, 2010 with respect to U.S. defined benefit plans. The net unfunded position of $3 million and $2 million is included in noncurrent liabilities in the Company’s Combined Balance Sheets as of September 30, 2011 and September 24, 2010, respectively. The Company did not make material contributions to its U.S. defined benefit plans and does not anticipate making any material required or voluntary contributions during 2012. Benefit payments with respect to U.S. defined benefit plans, including those amounts to be paid and reflecting future expected service, are not expected to be material for 2012.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined benefit pension plans for 2011, 2010 and 2009 is as follows ($ in millions):

	2011	2010	2009
Service cost	$3	$4	$7
Interest cost	13	13	13
Expected return on plan assets	(13)	(12)	(11)
Amortization of net actuarial loss	2	5	2
Plan settlements, curtailments and special termination benefits	(1)	(4)	(1)

Net periodic benefit cost	$4	$6	$10

Weighted-average assumptions used to determine net periodic pension cost during the year:
Discount rate	4.9%	5.4%	6.1%
Expected return on plan assets	7.0%	6.8%	6.8%
Rate of compensation increase	3.4%	4.2%	4.4%

During fiscal year 2010, the Company froze pension plan benefits for certain of its defined benefit arrangements in the United Kingdom, which resulted in the Company recognizing a curtailment gain of approximately $3 million in selling, general and administrative expenses within the Combined Statement of Operations. For inactive plans the Company amortizes its actuarial gains and losses over the average remaining life expectancy of the pension plan participants.

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is expected to be $2 million.

The change in benefit obligations, the change in plan assets and the amount recognized on the Combined Balance Sheets for the Company’s non-U.S. defined benefit plans as of September 30, 2011 and September 24, 2010 are as follows ($ in millions):

	2011	2010
Change in benefit obligations:
Benefit obligations as of beginning of year	$259	$251
Service cost	3	4
Interest cost	13	13
Plan amendments	(1)	1
Actuarial loss / (gain)	(5)	12
Benefits and administrative expenses paid	(11)	(10)
Plan settlements, curtailments and special termination benefits	(3)	(3)
Currency translation adjustments	—	(9)

Benefit obligations as of end of year	$255	$259

Change in plan assets:
Fair value of plan assets as of beginning of year	$184	$171
Actual return on plan assets	4	17
Employer contributions	14	15
Plan settlements, curtailments and special termination benefits	(4)	(3)
Benefits and administrative expenses paid	(11)	(10)
Currency translation adjustments	(1)	(6)

Fair value of plan assets as of end of year	$186	$184

Funded status	$(69)	$(75)

Net amount recognized	$(69)	$(75)

The Company adopted the measurement date provisions of the authoritative guidance for the employers’ accounting for defined benefit pension and other postretirement plans on September 27, 2008. As a result, the Company measured its plan assets and benefit obligations on September 26, 2008 and adjusted its opening balances of parent company investment and accumulated other comprehensive income for the change in net periodic benefit cost and fair value, respectively, from the previously used measurement date of August 31, 2008. The adoption of the measurement date provisions resulted in a net decrease to parent company investment of $1 million, net of an income tax benefit of nil, and a net increase to accumulated other comprehensive income of $8 million, net of income tax expense of $3 million.

	2011	2010
Amounts recognized in the Combined Balance Sheets consist of:
Current liabilities	$(2)	$(4)
Non-current liabilities	(67)	(71)

Net amount recognized	$(69)	$(75)

Amounts recognized in accumulated other comprehensive income (before income taxes) consist of:
Prior service cost	$—	$(1)
Net actuarial loss	(69)	(66)

Total loss recognized	$(69)	$(67)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	5.1%	4.9%
Rate of compensation increase	3.0%	3.4%

The accumulated benefit obligation for the Company’s non-U.S. plans as of September 30, 2011 and September 24, 2010 was $250 million and $254 million, respectively.

The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $241 million and $177 million, respectively, as of September 30, 2011 and $245 million and $175 million, respectively, as of September 24, 2010.

The aggregate benefit obligation and fair value of plan assets for non-U.S. pension plans with benefit obligations in excess of plan assets were $246 million and $177 million, respectively, as of September 30, 2011 and $250 million and $175 million, respectively, as of September 24, 2010.

In determining the expected return on plan assets, the Company considers the relative weighting of plan assets by asset class, historical performance of asset classes over long-term periods, asset class performance expectations as well as current and future economic conditions.

The Company’s investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to maintain an adequate level of diversification while maximizing the return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants as well as providing adequate liquidity to meet immediate and future benefit payment requirements. In addition, local regulations and local financial considerations are factors in determining the appropriate investment strategy in each country. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 50% to equity securities, 47% to debt securities and 3% to other asset classes, including real estate and cash equivalents.

Non-U.S. pension plans had the following weighted-average asset allocations:

	2011	2010
Asset Category:
Equity securities	51%	57%
Debt securities	43%	37%
Cash and cash equivalents	6%	6%

Total	100%	100%

Tyco’s common shares are not a direct investment of the Company’s pension funds, but may be held through investment funds. The aggregate amount of such securities would not be considered material relative to the total fund assets.

The Company evaluates its defined benefit plans’ asset portfolios for the existence of significant concentrations of risk. Types of investment concentration risks that are evaluated include, but are not limited to, concentrations in a single entity, industry, country and individual fund manager. As of September 30, 2011, there were no significant concentrations of risk in the Company’s defined benefit plan assets.

The Company’s plan assets are accounted for at fair value. Authoritative guidance for fair value measurements establishes a three-level hierarchy that ranks the quality and reliability of information used in developing fair value estimates. The hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. In cases where two or more levels of inputs are used to determine fair value, the level is determined based on the lowest level input that is considered significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value of assets and their placement within the fair value hierarchy levels. The three levels of the fair value hierarchy are summarized as follows:

•	Level 1—inputs are based upon quoted prices (unadjusted) in active markets for identical assets or liabilities which are accessible as of the measurement date.

•

Level 2—inputs are based upon quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations for the asset or liability that are derived principally from or corroborated by market data for which the primary inputs are observable, including forward interest rates, yield curves, credit risk and exchange rates.

•

Level 3—inputs for the valuations are unobservable and are based on management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques such as option pricing models and discounted cash flow models.

The Company’s asset allocations by level within the fair value hierarchy as of September 30, 2011 and September 24, 2010 are presented in the table below for the Company’s material non-U.S. defined benefit plans.

	September 30, 2011
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$16	$27	$43
Non-U.S. equity securities	11	37	48
Fixed income securities:
Government and government agency securities	5	34	39
Corporate debt securities	—	46	46
Mortgage and other asset-backed securities	—	7	7
Cash and cash equivalents	3	—	3

Total	$35	$151	$186

	September 24, 2010
($ in millions)	Level 1	Level 2	Total
Equity securities:
U.S. equity securities	$24	$21	$45
Non-U.S. equity securities	16	39	55
Fixed income securities:
Government and government agency securities	3	30	33
Corporate debt securities	—	35	35
Mortgage and other asset-backed securities	—	11	11
Cash and cash equivalents	5	—	5

Total	$48	$136	$184

Equity securities consist primarily of publicly traded U.S. and non-U.S. equities. Publicly traded securities are valued at the last trade or closing price reported in the active market in which the individual securities are traded. Certain equity securities are held within commingled funds which are valued at the unitized net asset value (“NAV”) or percentage of the net asset value as determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Fixed income securities consist primarily of government and agency securities, corporate debt securities and mortgage and other asset-backed securities. When available, fixed income securities are valued at the closing price reported in the active market in which the individual security is traded. Government and agency securities and corporate debt securities are valued using the most recent bid prices or occasionally the mean of the latest bid and ask prices when markets are less liquid. Asset-backed securities including mortgage backed securities are valued using broker/dealer quotes when available. When quotes are not available, fair value is determined utilizing a discounted cash flow approach, which incorporates other observable inputs such as cash flows, underlying security structure and market information including interest rates and bid evaluations of comparable securities. Certain fixed income securities are held within commingled funds which are valued unitizing NAV determined by the custodian of the fund. These values are based on the fair value of the underlying net assets owned by the fund.

Cash and cash equivalents consist primarily of short-term commercial paper, bonds and other cash or cash-like instruments including settlement proceeds due from brokers, stated at cost, which approximates fair value.

The following tables set forth a summary of non-U.S. pension plan assets valued using NAV or its equivalent as of September 30, 2011 and September 24, 2010 ($ in millions):

	September 30, 2011
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$18	Daily	1 day
Non-U.S. equity securities	8	Daily, Semi-monthly	1 day, 5 days
Government and government agency securities	15	Daily	1 day
Corporate debt securities	15	Daily	1 day, 2 days, 3 days
Mortgage and other asset-backed securities	3	Daily	1 day, 3 days

	$59

	September 24, 2010
Investment ($ in millions)	Fair Value	Redemption Frequency	Redemption Notice Period
U.S. equity securities	$13	Daily	1 day
Non-U.S. equity securities	10	Semi-monthly, Monthly	5 days, 15 days
Government and government agency securities	12	Daily	1 day
Corporate debt securities	14	Daily	1 day, 2 days
Mortgage and other asset-backed securities	4	Daily	1 day

	$53

The strategy of the Company’s investment managers with regard to the investments valued using NAV or its equivalent is to either match or exceed relevant benchmarks associated with the respective asset category. None of the investments valued using NAV or its equivalent contain any redemption restrictions or unfunded commitments.

During 2011, the Company contributed $14 million to its non-U.S. pension plans, which represented the Company’s minimum required contributions to its pension plans for fiscal year 2011.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in 2012 of $15 million for non-U.S. plans.

Benefit payments for the Company’s non-U.S. plans, including those amounts to be paid and reflecting future expected service as appropriate, are expected to be paid as follows ($ in millions):

2012	$10
2013	12
2014	13
2015	13
2016	12
2017 - 2021	72

The Company also participates in a number of multi-employer defined benefit plans on behalf of certain employees. Pension expense related to multi-employer plans was not material for 2011, 2010 and 2009.

Defined Contribution Retirement Plans—The Company maintains through Tyco several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants’ compensation and was $7 million for 2011, 2010 and 2009. The Company also maintains through Tyco an unfunded Supplemental Executive Retirement Plan (“SERP”). This plan is nonqualified and restores the employer match that certain employees lose due to IRS limits on eligible compensation under the defined contribution plans. The expense related to the SERP was not material for 2011, 2010 and 2009.

Deferred Compensation Plans––The Company has nonqualified deferred compensation plans maintained by Tyco, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investments of their accounts. The measurement funds correspond to a number of funds in the company’s 401(k)

plans and the account balance fluctuates with the investment on those funds. Deferred compensation liabilities were $20 million as of both September 30, 2011 and September 24, 2010. Deferred compensation expense was not material for 2011, 2010 and 2009.

Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide these benefits to employees who were eligible at the date of acquisition, and a small number of U.S. operations provide ongoing eligibility for such benefits. Net periodic postretirement benefit cost was not material for 2011, 2010 and 2009. The Company’s Combined Balance Sheets include postretirement benefit obligations of $16 million and $18 million as of September 30, 2011 and September 24, 2010, respectively. In addition, the Company recorded a net actuarial gain of $5 million within accumulated other comprehensive income included in the Combined Statements of Parent Company Equity as of both September 30, 2011 and September 24, 2010.

The Company does not expect to make any material contributions to its postretirement benefit plans in 2012. Benefit payments, including those amounts to be paid and reflecting future expected service are not expected to be material for fiscal year 2012 and thereafter.

13. SHARE PLANS

As of September 24, 2011, all stock options, restricted stock units, performance share units and other stock-based awards (collectively “awards”) held by the Company employees were granted under the Tyco 2004 Stock and Incentive Plan (the “2004 Plan”) or other Tyco equity incentive plans. The 2004 plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco, which consists exclusively of independent directors and provides for the awards.

Total share-based compensation cost recognized during 2011, 2010 and 2009 was $12 million, $12 million and $11 million, respectively, all of which is included in selling, general and administrative expenses in the Combined Statements of Operations. The Company has recognized a related tax benefit of $3 million associated with its share-based compensation arrangements for the years ended 2011, 2010 and 2009.

The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is amortized on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco International’s stock and measures for a set of peer companies of Tyco. The average expected life is based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The expected annual dividend per share was based on Tyco International’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual share option forfeitures.

The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model for 2011, 2010 and 2009 are as follows:

	2011	2010	2009
Expected stock price volatility	33%	34%	32%
Risk free interest rate	1.23%	2.38%	2.62%
Expected annual dividend per share	$0.84	$0.80	$0.80
Expected life of options (years)	5.1	5.2	5.0

The weighted-average grant-date fair values of options granted during 2011, 2010 and 2009 was $9.07, $9.03 and $7.00, respectively. The total intrinsic value of options exercised during 2011, 2010 and 2009 was

$4 million, $2 million and nil, respectively. The related excess cash tax benefit classified as a financing cash inflow for 2011, 2010 and 2009 was not material.

Share option activity for the Company’s employees as of September 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 24, 2010	3,333,914	$44.64
Granted	399,840	37.38
Exercised	(428,255)	35.01
Expired	(631,899)	65.33
Forfeited	(84,097)	34.10
Net transfers(1)	(142,356)	42.18

Outstanding as of September 30, 2011	2,447,147	40.23	5.3	$11
Vested and unvested expected to vest as of September 30, 2011	2,373,171	40.38	5.2	11
Exercisable as of September 30, 2011	1,610,677	43.13	3.7	6

(1)	Net transfers of shares relate to the share options associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share options.

As of September 30, 2011, there was $4 million of total unrecognized compensation cost related to non-vested options granted. The cost is expected to be recognized over a weighted-average period of 2.3 fiscal years.

Employee Stock Purchase Plans— Tyco’s Employee Stock Purchase Plan (“ESPP”) was suspended indefinitely during the quarter ended September 25, 2009. Prior to that date, substantially all full-time employees of Tyco’s U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries were eligible to participate in the ESPP. Eligible employees authorized payroll deductions to be made for the purchase of shares. Tyco matched a portion of the employee contribution by contributing an additional 15% of the employee’s payroll deduction. All shares purchased under the plan were purchased on the open market by a designated broker.

Under Tyco’s “Save as You Earn” (“SAYE”) Plan, eligible employees in the United Kingdom were granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. The SAYE Plan provided for a maximum of 10 million common shares to be issued. All of the shares purchased under the SAYE Plan were purchased on the open market. The SAYE Plan was approved on November 3, 1999 for a ten year period and expired according to its terms on November 3, 2009. The International Benefits Oversight Committee of Tyco has not approved any additional grants since the last annual grant on October 9, 2008 and it has not applied for approval of a replacement for the SAYE Plan at this time.

Share option activity under Tyco’s U.K. SAYE plan for the Company’s employees as of September 30, 2011, and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($ in millions)
Outstanding as of September 24, 2010	22,277	$36.07
Exercised	(12,391)	37.21
Expired	(1,030)	36.16
Forfeited	(757)	34.89

Outstanding as of September 30, 2011	8,099	34.41	0.5	––
Vested and unvested expected to vest as of September 30, 2011	8,022	34.41	0.5	––

The grant-date-fair value of each option grant under the SAYE plan is estimated using the Black-Scholes option pricing model. Assumptions for expected volatility, the average expected life, the risk-free rate, as well as the expected annual dividend per share were made using the same methodology as previously described under Share Options.

The weighted-average grant-date fair values of options granted under the SAYE Plan during 2009 were $3.47. There were no options granted under the SAYE Plan during 2011 and 2010. The total intrinsic value of options exercised during 2011, 2010 and 2009 were not material. The related excess cash tax benefit classified as a financing cash inflow for 2011, 2010 and 2009 was not material. As of September 30, 2011, total unrecognized compensation cost related to non-vested options granted under the SAYE Plan was not material. The remaining cost is expected to be recognized in the first quarter of fiscal year 2012.

Restricted Stock Units and Performance Share Units—Restricted stock units are granted subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. Restrictions on the award generally lapse upon normal retirement, if more than twelve months from the grant date, and death or disability of the employee.

The fair market value of restricted units, both time vesting and those subject to specific performance criteria, are expensed over the period of vesting. Restricted share units that vest based upon passage of time generally vest over a period of four years. The fair value of restricted share units is determined based on the closing market price of Tyco’s shares on the grant date. Restricted share units that vest dependent upon attainment of various levels of performance that equal or exceed targeted levels generally vest in their entirety three years from the grant date. The fair value of performance share units is determined based on the Monte Carlo valuation model. The compensation expense recognized for restricted share units is net of estimated forfeitures.

Recipients of restricted stock units have no voting rights and receive dividend equivalent units (“DEUs”). Recipients of performance share units have no voting rights and may receive DEUs depending on the terms of the grant.

Share option activity of Tyco’s restricted stock units and performance share units for the Company’s employees as of September 30, 2011 and changes during the year then ended is presented in the tables below:

Non-vested Restricted Share Units	Shares	Weighted-average Grant-Date Fair Value
Non-vested as of September 24, 2010	540,198	$35.42
Granted	241,808	37.39
Vested	(217,618)	39.09
Forfeited	(56,144)	34.89
Net transfers (1)	(25,555)	36.02

Non-vested as of September 30, 2011	482,689	34.82

(1)	Net transfers of shares relate to the above restricted share awards associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share awards.

The weighted-average grant-date fair value of restricted stock units granted during 2011, 2010 and 2009 was $37.39, $34.08 and $29.02, respectively. The total fair value of restricted stock units vested during 2011, 2010 and 2009 was $8 million, $7 million and $9 million, respectively.

Non-vested Performance Share Units	Shares	Weighted-average Grant-Date Fair Value
Non-vested as of September 24, 2010	173,440	$34.17
Granted	59,040	41.95
Forfeited	(19,074)	35.15
Net transfers (1)	(27,584)	37.58

Non-vested as of September 30, 2011	185,822	35.99

(1)	Net transfers of shares relate to the above performance share units associated with employees transferring between the Company and another Tyco entity while maintaining their Tyco share awards.

The weighted-average grant-date fair value of performance share units granted during 2011, 2010 and 2009 was $41.95, $41.76 and $27.84, respectively. No performance share units vested during fiscal year 2011, 2010 or 2009.

As of September 30, 2011, there was $11 million of total unrecognized compensation cost related to both non-vested restricted stock units and performance shares. The cost is expected to be recognized over a weighted-average period of 2.2 fiscal years.

Impact of the Spin-Off – Prior to the Distribution, the Company’s Board of Directors is expected to adopt, with the approval of Tyco as its sole shareholder, the establishment of stock incentive plans providing for future awards to the Company employees.

Prior to Distribution, performance share units will convert into restricted stock units based on performance achieved on or about the closing date. Following the Distribution, all equity awards (other than restricted stock units granted prior to October 12, 2011) held by the Company’s active employees will convert into like-kind equity awards of the Company. With respect to restricted stock units granted prior to October 12, 2011, such awards will convert into like-kind equity awards of the three separately traded companies resulting from the Spin-Off. All equity awards held by former employees of the Company will convert into equity awards of the three separately traded companies resulting from Spin-Off. All equity awards will be converted at equivalent value determined using the intrinsic value method. The original vesting provisions will remain in effect for all equity awards.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 26, 2008	$704	$(56)	$648
Cumulative effect of adopting a new accounting principle (see Note 12)	—	11	11
Pre-tax current period change	(5)	(11)	(16)
Divestiture of businesses	21	—	21
Income tax expense	—	(4)	(4)

Balance as of September 25, 2009	720	(60)	660
Pre-tax current period change	(64)	(6)	(70)
Divestiture of businesses	(4)	—	(4)
Income tax benefit	—	1	1

Balance as of September 24, 2010	652	(65)	587
Pre-tax current period change	35	(2)	33
Divestiture of businesses	(131)	—	(131)

Balance as of September 30, 2011	$556	$(67)	$489

(1)

During the years ended September 30, 2011, September 24, 2010 and September 25, 2009, $131 million of cumulative translation gain, $4 million of cumulative translation gain and $21 million of cumulative translation loss, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, $126 million, $4 million and $21 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.2 billion of intercompany loans designated as permanent in nature as of September 30, 2011 and September 24, 2010, respectively. For the years ended September 30, 2011, September 24, 2010 and September 25, 2009, the Company recorded $18 million and $3 million of cumulative translation gain, and $5 million of cumulative translation loss, respectively, through accumulated other comprehensive income related to these loans.

15. REDEEMABLE NONCONTROLLING INTEREST

As described in Note 4 (“Acquisitions”), on June 29, 2011, the Company acquired a 75% ownership interest in KEF within the Company’s Valves & Controls segment. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, the Company and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for the Company to acquire the remaining 25% ownership interest at a price equal to the greater of $100 million or a multiple of KEF’s average EBITDA for the prior twelve consecutive fiscal quarters. The arrangement becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011. Noncontrolling interests with redemption features, such as the arrangement described above, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

The rollforward of redeemable noncontrolling interest as of September 30, 2011 is as follows:

2011
Balance as of September 24, 2010	$—
Acquisition of redeemable noncontrolling interest as of June 29, 2011	92
Net loss	(2)
Adjustments to redemption value	3

Balance as of September 30, 2011	$93

During the years ended September 24, 2010 and September 25, 2009, the Company did not have redeemable noncontrolling interest.

16. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	2011	2010	2009
Net revenue(1)
Valves & Controls	$2,215	$1,990	$2,279
Thermal Controls	734	603	576
Water & Environmental Systems	699	788	637

Total	$3,648	$3,381	$3,492

(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	2011	2010	2009
Operating income (loss):
Valves & Controls	$277	$248	$372
Thermal Controls	107	74	79
Water & Environmental Systems(1)	16	100	87
Corporate	(94)	(91)	(87)

Total	$306	$331	$451

(1)	Operating income includes a goodwill impairment charge of $35 million for the year ended September 30, 2011.

Depreciation and amortization and capital expenditures by segment for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Depreciation and amortization:
Valves & Controls	$41	$40	$38
Thermal Controls	10	10	9
Water & Environmental Systems	18	16	14
Corporate	3	1	2

Total	$72	$67	$63

	2011	2010	2009
Capital expenditures, net:
Valves & Controls	$40	$58	$62
Thermal Controls	7	16	13
Water & Environmental Systems	12	13	12
Corporate	20	4	9

Total	$79	$91	$96

Total assets by segment as of September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Total Assets:
Valves & Controls	$3,376	$2,609	$2,730
Thermal Controls	664	587	602
Water & Environmental Systems	789	889	955
Corporate	315	275	296
Assets held for sale	—	322	263

	$5,144	$4,682	$4,846

Net revenue by geographic area for the years ended September 30, 2011, September 24, 2010 and September 25, 2009 is as follows ($ in millions):

	2011	2010	2009
Net Revenue(1):
Asia-Pacific	$1,377	$1,380	$1,302
Europe, Middle East and Africa	1,136	1,008	1,175
United States	780	706	774
Other Americas	355	287	241

	$3,648	$3,381	$3,492

(1)	Revenue is attributed to individual countries based on the reporting entity that records the transaction.

Long-lived assets by geographic area as of September 30, 2011, September 24, 2010 and September 25, 2009 are as follows ($ in millions):

	2011	2010	2009
Long-lived assets(1):
Asia-Pacific	$329	$286	$266
Europe, Middle East and Africa	258	169	179
United States	102	138	110
Other Americas	29	30	23
Corporate	30	13	10

	$748	$636	$588

(1)	Long-lived assets are comprised primarily of property, plant and equipment and exclude goodwill, other intangible assets, deferred taxes and other shared assets.

17. SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION

Selected supplemental Combined Balance Sheet information as of September 30, 2011 and September 24, 2010 is as follows ($ in millions):

	2011	2010
Deferred income tax asset	$92	$84
Other	312	217

Other assets	$404	$301

Accrued payroll and payroll related costs	$169	$170
Customer advances	89	80
Deferred income tax liability	26	5
Income taxes payable	11	10
Other	237	194

Accrued and other current liabilities	$532	$459

Long-term pension and postretirement liabilities	$90	$95
Deferred income tax liability	68	43
Income taxes payable	24	20
Other	206	243

Other liabilities	$388	$401

18. INVENTORY

Inventories consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Purchased materials and manufactured parts	$347	$283
Work in process	130	92
Finished goods	295	269

Inventories	$772	$644

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

19. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	September 30, 2011	September 24, 2010
Land	$97	$88
Buildings and leasehold improvements	346	271
Machinery and equipment	860	793
Property under capital leases(1)	2	2
Construction in progress	41	54
Accumulated depreciation(2)	(739)	(709)

Property, plant and equipment, net	$607	$499

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was $1 million and nil as of September 30, 2011 and September 24, 2010, respectively.

20. SUBSEQUENT EVENT

The Company has evaluated subsequent events through the time it issued its financial statements on June 19, 2012.

Consistent with its annual equity compensation practices, on October 12, 2011, Tyco granted the Company’s employees 0.3 million share options with a weighted-average grant-date fair value of $12.40 per share at the date of grant. Additionally, Tyco granted 0.2 million and 0.1 million restricted stock units and performance share units with a fair value of $44.32 and $49.42 per share on the date of grant, respectively.

On March 28, 2012, the Company announced that it entered into a definitive agreement to combine its flow control business with Pentair in a tax-free, all-stock merger (“the Merger”), immediately following the spin off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the common shares of the combined company and Pentair shareholders are expected to own approximately 47.5%. Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions.

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

Description	Balance at Beginning of Year	Additions Charged to Income/ (Reversals)	Divestitures and Other	Deductions	Balance at End of Year
Accounts Receivable:
Year Ended September 25, 2009	$29	$9	$1	$(6)	$33
Year Ended September 24, 2010	33	5	—	(3)	35
Year Ended September 30, 2011	35	(1)	1	(12)	23

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF OPERATIONS

For the Nine Months Ended June 29, 2012

and June 24, 2011

(Unaudited)

	June 29, 2012	June 24, 2011
	($ in millions)
Net revenue	$2,907	$2,564
Cost of revenue	1,963	1,721

Gross profit	944	843
Selling, general and administrative expenses	646	595
Goodwill impairment	—	35
Restructuring, asset impairments and divestiture charges, net (see Note 3)	19	9

Operating income	279	204
Interest income	9	9
Interest expense	(38)	(36)

Income from continuing operations before income taxes	250	177
Income tax expense	(97)	(79)

Income from continuing operations	153	98
Income from discontinued operations, net of income taxes	—	168

Net income	153	266
Less: noncontrolling interest in subsidiaries net income	2	—

Net income attributable to Parent Company Equity	$151	$266

Amounts attributable to Parent Company Equity:
Income from continuing operations	$151	$98
Income from discontinued operations	—	168

Net income attributable to Parent Company Equity	$151	$266

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED BALANCE SHEETS

As of June 29, 2012 and September 30, 2011

(Unaudited)

	June 29,	September 30,
	2012	2011
	($ in millions)
Assets
Current Assets:
Cash and cash equivalents	$224	$122
Accounts receivable trade, less allowance for doubtful accounts of $22 and $23, respectively	692	716
Inventories	864	772
Prepaid expenses and other current assets	182	180
Deferred income taxes	79	79

Total current assets	2,041	1,869
Property, plant and equipment, net	622	607
Goodwill	2,089	2,137
Intangible assets, net	114	127
Other assets	385	404

Total Assets	$5,251	$5,144

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including allocated debt of nil and nil, respectively (see Note 7)	$—	$—
Accounts payable	361	336
Accrued and other current liabilities	519	532

Total current liabilities	880	868
Long-term debt, including allocated debt of $886 and $859, respectively (see Note 7)	901	876
Other liabilities	441	388

Total Liabilities	2,222	2,132

Commitments and contingencies (see Note 10)
Redeemable noncontrolling interest (see Note 12)	95	93

Parent Company Equity:
Parent company investment	2,584	2,430
Accumulated other comprehensive income	350	489

Total Parent Company Equity	2,934	2,919

Total Liabilities, Redeemable Noncontrolling Interest and Parent Company Equity	$5,251	$5,144

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF CASH FLOWS

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
	($ in millions)
Cash Flows From Operating Activities:
Net income attributable to Parent Company Equity	$151	$266
Noncontrolling interest in subsidiaries net income	2	—
Income from discontinued operations, net of income taxes	—	(168)

Income from continuing operations	153	98
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	62	50
Goodwill impairment	—	35
Deferred income taxes	97	79
Provision for losses on accounts receivable and inventory	8	1
Other non-cash items	14	9
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable	—	(37)
Inventories	(141)	(103)
Prepaid expenses and other current assets	(1)	(19)
Accounts payable	42	35
Accrued and other liabilities	(14)	(23)
Income taxes payable	(28)	(44)
Deferred revenue	2	7
Other	(25)	(17)

Net cash provided by operating activities	169	71

Net cash used in discontinued operating activities	—	(11)

Cash Flows From Investing Activities:
Capital expenditures	(86)	(52)
Proceeds from sale of fixed assets	5	3
Acquisition of businesses, net of cash acquired	—	(7)
Other	3	4

Net cash used in investing activities	(78)	(52)

Net cash provided by discontinued investing activities	—	259

Cash Flows From Financing Activities:
Repayments of long-term debt	(1)	2
Allocated debt activity	27	26
Change in due to (from) Tyco and affiliates	(2)	(70)
Change in parent company investment	(10)	(261)
Transfers from discontinued operations	—	248

Net cash used in financing activities	14	(55)

Net cash used in discontinued financing activities		(248)

Effect of currency translation on cash	(3)	7
Net increase (decrease) in cash and cash equivalents	102	(29)
Cash and cash equivalents at beginning of year	122	146

Cash and cash equivalents at end of year	$224	$117

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

COMBINED STATEMENTS OF PARENT COMPANY EQUITY

For the Nine Months Ended June 29, 2012 and June 24, 2011

(Unaudited)

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
	($ in millions)
Balance as of September 24, 2010	$2,050	$587	$2,637
Comprehensive income:
Net income attributable to Parent Company Equity	266		266
Currency translation		87	87
Retirement plans		1	1

Total comprehensive income			354
Net transfers to Parent	(277)		(277)

Balance as of June 24, 2011	$2,039	$675	$2,714

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
	($ in millions)
Balance as of September 30, 2011	$2,430	$489	$2,919
Comprehensive income:
Net income attributable to Parent Company Equity	151		151
Currency translation		(140)	(140)
Retirement plans		1	1

Total comprehensive income			12
Net transfers from Parent	3		3

Balance as of June 29, 2012	$2,584	$350	$2,934

See Notes to Unaudited Combined Financial Statements

TYCO FLOW CONTROL INTERNATIONAL LTD. AND THE FLOW CONTROL

BUSINESS OF TYCO INTERNATIONAL LTD.

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Spin-Off/ Merger—On September 19, 2011, Tyco International Ltd. announced that its Board of Directors approved a plan to separate Tyco International Ltd. (“Tyco” or “Parent”) into three separate, publicly traded companies (the “Spin-Off”), identifying Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International (the “Company” or “Flow Control”), as one of those three companies. On March 28, 2012, Tyco announced that it entered into a definitive agreement to combine the Company with Pentair, Inc. (“Pentair”) in a tax-free, all-stock merger (“the Merger”), immediately following the spin-off of the flow control business. Upon completion of the Merger, which has been unanimously approved by the Boards of both companies, Tyco shareholders are expected to own approximately 52.5% of the combined company and Pentair shareholders are expected to own approximately 47.5%.

Completion of the separation transactions, including the Merger, is subject to the approval of the distributions by Tyco shareholders, the approval of the Merger by Pentair shareholders, regulatory approvals and customary closing conditions. The distributions, the merger and related transactions are collectively referred to herein as the “2012 Separation”. The Spin-Off is expected to be completed by the end of the third calendar quarter of 2012 through a tax-free pro rata distribution of all of the equity interest in the flow control business. Upon completion of the Spin-Off, Tyco Flow Control International Ltd. will become the publicly traded company holding all of the Flow Control and Pentair assets.

Basis of Presentation—The Combined Financial Statements include the operations, assets and liabilities of Tyco Flow Control International Ltd., the entity that will be used to effect the separation from Tyco. The Combined Financial Statements also include the combined operations, assets and liabilities of the Flow Control Business of Tyco which are comprised of the legal entities that will be owned by Tyco Flow Control International Ltd. at the time of the Spin-Off. The Combined Financial Statements have been prepared in United States dollars (“USD”), in accordance with generally accepted accounting principles in the United States (“GAAP”). The Combined Financial Statements included herein are unaudited, but in the opinion of management, such financial statements include all adjustments, consisting of normal recurring adjustments, necessary to summarize fairly the Company’s financial position, results of operations and cash flows for the interim periods. The results reported in these Combined Financial Statements should not be taken as indicative of results that may be expected for the entire year. These financial statements should be read in conjunction with the Company’s audited Combined Financial Statements included elsewhere in this registration statement.

Additionally, the Combined Financial Statements do not necessarily reflect what the Company’s combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying Combined Financial Statements. General corporate overhead, debt and related interest expense have been allocated by Tyco to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company for the periods presented or amounts that will be incurred by the Company in the future. Note 7 (“Debt”) provides further information regarding debt related allocations and Note 8 (“Related Party Transactions”) provides further information regarding allocated expenses.

References in the notes to the Combined Financial Statements to 2012 and 2011 are to the Company’s nine month fiscal periods ended June 29, 2012 and June 24, 2011, respectively, unless otherwise indicated.

The Company has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal year 2012 will be a 52-week year, whereas fiscal year 2011 was a 53-week year.

Recently Issued Accounting Pronouncements—In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for the presentation of comprehensive income. The guidance amended the reporting of Other Comprehensive Income (“OCI”) by eliminating the option to present OCI as part of the Combined Statements of Parent Company Equity. The amendment will not impact the accounting for OCI, but only its presentation in the Company’s Combined Financial Statements. The guidance requires that items of net income and OCI be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements which include total net income and its components, consecutively followed by total OCI and its components to arrive at total comprehensive income. In December 2011, the FASB issued authoritative guidance to defer the effective date for those aspects of the guidance relating to the presentation of reclassification adjustments out of accumulated other comprehensive income by component. The guidance must be applied retrospectively and is effective for the Company in the first quarter of fiscal year 2013.

In September 2011, the FASB issued authoritative guidance which expanded and enhanced the existing disclosures related to multi-employer pension and other postretirement benefit plans. The amendments require additional quantitative and qualitative disclosures to provide more detailed information including the significant multi-employer plans in which the Company participates, the level of the Company’s participation and contributions and the financial health and indication of funded status, which will provide users of financial statements with a better understanding of the employer’s involvement in multi-employer benefit plans. The guidance must be applied retrospectively and is effective for the Company for the fiscal year 2012 annual period, with early adoption permitted. The Company is currently assessing what impact, if any, the guidance will have on its annual disclosures.

In September 2011, the FASB issued authoritative guidance which amends the process of testing goodwill for impairment. The guidance permits an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not, defined as having a likelihood of more than fifty percent, that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, performing the traditional two step goodwill impairment test is unnecessary. If an entity concludes otherwise, it would be required to perform the first step of the two step goodwill impairment test. If the carrying amount of the reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test. However, an entity has the option to bypass the qualitative assessment in any period and proceed directly to step one of the impairment test. The guidance is effective for the Company for interim and annual impairment testing beginning in the first quarter of fiscal year 2013.

2. DIVESTITURES

The Company has continued to assess the strategic fit of its various businesses and has pursued divestiture of certain businesses which do not align with its long-term strategy.

Divestitures

Fiscal Years 2012 and 2011

During the third quarter of fiscal 2012, the Company sold assets of its Thermal Control Germany business. The sale was completed for approximately $1 million in cash proceeds and a pre-tax loss of $6 million was recorded in restructuring, asset impairments and divestiture charges (gain), net in the Company’s Combined Statements of Operations.

The Company did not dispose of any businesses during the nine months ended June 24, 2011.

Discontinued Operations

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no businesses which met the criteria to be presented as discontinued operations.

Fiscal Year 2011

On September 30, 2010, the Company sold its European water business, which was part of the Company’s Water and Environmental systems business. The sale was completed for approximately $264 million in cash proceeds, net of $7 million of cash divested on sale, and a pre-tax gain of $171 million was recorded, which was largely exempt from tax. The gain was recorded in income from discontinued operations, net of income taxes in the Company’s Combined Statement of Operations.

Net revenue, pre-tax loss from discontinued operations, pre-tax income on sale of discontinued operations, income tax benefit and income from discontinued operations, net of income taxes are as follows ($ millions):

For the Nine Months Ended
June 24, 2011
Net revenue	$3

Pre-tax loss from discontinued operations	$(5)
Pre-tax income on sale of discontinued operations	171
Income tax benefit	2

Income from discontinued operations, net of income taxes	$168

There were no material pending divestitures as of June 29, 2012 and September 30, 2011.

3. RESTRUCTURING AND ASSET IMPAIRMENT CHARGES, NET

From time to time, the Company will initiate various restructuring actions which result in employee severance, facility exit and other restructuring costs as described below.

The Company recorded restructuring and asset impairment charges, net by program and classified these in the Combined Statement of Operations as follows ($ in millions):

	For the Nine Months Ended June 29, 2012	For the Nine Months Ended June 24, 2011
2012 actions	$13	$—
2011 program	—	8
2009 program	—	—

Total restructuring and asset impairmencharges, net	$13	$8

Charges reflected in selling, general and administrative (“SG&A”)	$—	$(1)
Charges reflected in restructuring, asset impairment and divestiture charges, net	$13	$9

2012 Actions

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility and Other Charges	Total
Valves & Controls	$1	$1	$2
Thermal Controls	1	—	1
Water & Environmental Systems	6	4	10

Total	$8	$5	$13

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$—
Charges	13
Utilization	(3)

Balance as of June 29, 2012	$10

2011 Program

Restructuring and asset impairment charges, net, during the nine months ended June 29, 2012 and June 24, 2011 are as follows ($ in millions):

	For the Nine Months Ended June 29, 2012
	Employee Severance and Benefits	Facility Exit and Other Charges	Total
Valves & Controls	$—	$1	$1
Thermal Controls	(1)	—	(1)

Total	$(1)	$1	$—

	For the Nine Months Ended June 24, 2011
	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$2	$2	$(1)	$3
Thermal Controls	2	—	—	2
Water & Environmental Systems	3	—	—	3

Total	$7	$2	$(1)	$8

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2011 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in SG&A	Total
Valves & Controls	$3	$4	$(1)	$6
Thermal Controls	1	—	—	1
Water & Environmental Systems	4	—	—	4

Total	$8	$4	$(1)	$11

The rollforward of the reserves from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$6
Charges	1
Reversals	(1)
Utilization	(2)

Balance as of June 29, 2012	$4

2009 Program

The Company continues to maintain restructuring reserves related to the 2009 program. The total amount of these reserves were $1 million and $2 million as of June 29, 2012 and September 30, 2011, respectively. Restructuring charges during the nine months ended June 29, 2012 and June 24, 2011 were immaterial. The decrease in the reserves is primarily due to cash utilization of $1 million.

Restructuring and asset impairment charges, net, incurred cumulative to date from initiation of the 2009 Program are as follows ($ in millions):

	Employee Severance and Benefits	Facility Exit and Other Charges	Charges Reflected in Cost of Revenue	Charges Reflected in SG&A	Total
Valves & Controls	$15	$11	$—	$(1)	$25
Thermal Controls	5	1	—	—	6
Water & Environmental Systems	5	2	—	—	7
Corporate	5	(3)	4	—	6

Total	$30	$11	$4	$(1)	$44

Total Restructuring Reserves

As of June 29, 2012 and September 30, 2011, restructuring reserves related to all programs were included in the Company’s Combined Balance Sheets as follows ($ in millions):

	As of June 29, 2012	As of September 30, 2011
Accrued and other current liabilities	$15	$8

4. ACQUISITIONS

Fiscal Year 2012

During the nine months ended June 29, 2012, there were no acquisitions made by the Company.

Fiscal Year 2011

During the nine months ended June 24, 2011, cash paid for acquisitions included in continuing operations totaled $7 million. The acquisition of Supavac was made by the Company’s Water and Environmental segment. Supavac is a leading manufacturer of vacuum loading solids pumps for management of concentrates and residues.

5. INCOME TAXES

The Company’s operating results have been included in Tyco’s various consolidated U.S. federal and state income tax returns, as well as included in many of Tyco’s tax filings for non-U.S. jurisdictions. For purposes of the Company’s Combined Financial Statements, income tax expense and deferred tax balances have been recorded as if it filed tax returns on a stand-alone basis separate from Tyco. Additionally, the carve-out financial statements reflect the Company as having the same historic structure of Tyco as a Swiss based company. At the time of the proposed Spin-Off, the Company will be Swiss domiciled. The Separate Return method applies the accounting guidance for income taxes to the stand-alone financial statements as if the Company was a separate taxpayer and a stand-alone enterprise for the periods presented.

Tyco Flow Control International Ltd. a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax. Consequently, Tyco Flow Control International Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

Many of the Company’s uncertain tax positions relate to tax years that remain subject to audit by the taxing authorities in U.S. federal, state and local or foreign jurisdictions. Open tax years in significant jurisdictions are as follows:

Jurisdiction	Years Open To Audit
Australia	2004—2011
Canada	2002—2011
France	2008—2011
Germany	1998—2011
Italy	2004—2011
Switzerland	2002—2011
United States	1997—2011

The unrecognized tax benefits were reduced by $5 million during the nine months ended June 29, 2012, primarily as a result of audit settlements. The Company does not anticipate the total amount of the unrecognized tax benefits to change significantly within the next twelve months.

At each balance sheet date, management evaluates whether it is more likely than not that the Company’s deferred tax assets will be realized and if sufficient future taxable income will be available by assessing current period and projected operating results and other pertinent data. As of June 29, 2012, the Company had recorded deferred tax assets of $127 million, which is comprised of $429 million of gross deferred tax assets net of $302 million valuation allowances.

Undistributed Earnings of Subsidiaries

Except for earnings that are currently distributed, no additional material provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, since the earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Tax Sharing Agreement and Other Income Tax Matters

In connection with Tyco Flow Control International Ltd.’s separation from Tyco, Tyco Flow Control International Ltd. expects to enter into a tax sharing agreement with Tyco and The ADT Corporation (the “2012 Tax Sharing Agreement”) that will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain pre-Distribution tax liabilities, including Tyco’s obligations under the tax sharing agreement that Tyco, Covidien Public Limited Company (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”) entered into in 2007 (the “2007 Tax Sharing Agreement”). Tyco Flow Control International Ltd. expects that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control International Ltd., Tyco and The ADT Corporation will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control International Ltd.’s, Tyco’s and The ADT Corporation’s U.S. and certain non-U.S. income tax returns, and (ii) payments required to be made by Tyco in respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”).

In the event the Distribution, the spin-off of The ADT Corporation, or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, the party responsible for such failure would be responsible for all taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result thereof. Taxes resulting from the determination that the Distribution, the spin-off of The ADT Corporation, or any internal transaction is taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distribution by Tyco Flow Control International Ltd., The ADT Corporation or Tyco, then Tyco Flow Control International Ltd., The ADT Corporation and Tyco would be responsible for any Distribution Taxes imposed on Tyco Flow Control International Ltd., The ADT Corporation or Tyco as a result of such determination in the same manner and in the same proportions as the Shared Tax Liabilities. The ADT Corporation will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “BHS Tax Liabilities”). Costs and expenses associated with the management of these Shared Tax Liabilities, Distribution Taxes and BHS Tax Liabilities will generally be shared 20% by Tyco Flow Control International Ltd., 27.5% by The ADT Corporation and 52.5% by Tyco. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, Tyco Flow Control International Ltd. could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, Tyco Flow Control International Ltd. may be obligated to pay amounts in excess of our agreed-upon share of its, Tyco’s and The ADT Corporation’s tax liabilities.

6. GOODWILL AND INTANGIBLE ASSETS

Annually, in the fiscal fourth quarter, and more frequently if triggering events occur, the Company tests goodwill for impairment by comparing the fair value of each reporting unit with its carrying amount. Fair value for each reporting unit is determined utilizing a discounted cash flow analysis based on the Company’s forecast cash flows discounted using an estimated weighted-average cost of capital of market participants. A market approach is utilized to corroborate the discounted cash flow analysis performed at each reporting unit. If the carrying amount of a reporting unit exceeds its fair value, goodwill is considered potentially impaired. In determining fair value, management relies on and considers a number of factors, including operating results, business plans, economic projections, anticipated future cash flow, comparable market transactions (to the extent available), other market data and the Company’s overall market capitalization.

In the first quarter of 2011, the Company changed its reporting units of its Water & Environmental Systems segment. As a result, the Company assessed the recoverability of the long-lived assets of each of the segment’s two reporting units. The Company concluded that the carrying amounts of its long-lived assets were recoverable. Subsequently, the Company performed the first step of the goodwill impairment test for the reporting units of our Water & Environmental Systems segment.

To perform the first step of the goodwill impairment test, the Company compared the carrying amounts of the reporting units to their estimated fair values. Fair value for each reporting unit was determined utilizing a discounted cash flow analysis based on forecast cash flows (including estimated underlying revenue and operating income growth rates) discounted using an estimated weighted-average cost of capital of market participants. The results of the first step of the goodwill impairment test indicated there was a potential impairment of goodwill in the Systems reporting unit only, as the carrying amount of the reporting unit exceeded its respective fair value. As a result, the Company performed the second step of the goodwill impairment test for this reporting unit by comparing the implied fair value of reporting unit goodwill with the carrying amount of the reporting unit’s goodwill. The results of the second step of the goodwill impairment test indicated that the implied goodwill amount was less than the carrying amount of goodwill for the Systems reporting unit. Accordingly, the Company recorded a non-cash impairment charge of $35 million which was recorded in goodwill impairment in the Company’s Combined Statement of Operations for the nine months ended June 24, 2011.

The changes in the carrying amount of goodwill by segment are as follows ($ in millions):

	As of September 30, 2011	Acquisitions/ Purchase Accounting Adjustments	Divestitures	Currency Translation	As of June 29, 2012
Valves & Controls
Gross Goodwill	$1,545	$(1)	—	$(33)	$1,511
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	1,545	(1)	—	(33)	1,511

Thermal Controls
Gross Goodwill	313	—	(1)	(7)	305
Impairments	—	—	—	—	—

Carrying Amount of Goodwill	313	—	(1)	(7)	305

Water & Environmental Systems
Gross Goodwill	314	—	—	(6)	308
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	279	—	—	(6)	273

Total
Gross Goodwill	2,172	(1)	(1)	(46)	2,124
Impairments	(35)	—	—	—	(35)

Carrying Amount of Goodwill	$2,137	$(1)	$(1)	$(46)	$2,089

	As of September 24, 2010	Acquisitions/ Purchase Accounting Adjustments	Impairments	Divestitures	Currency Translation	As of September 30, 2011
Valves & Controls
Gross Goodwill	$1,281	$249	$—	$—	$15	$1,545
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	1,281	249	—	—	15	1,545

Thermal Controls
Gross Goodwill	307	—	—	—	6	313
Impairments	—	—	—	—	—	—

Carrying Amount of Goodwill	307	—	—	—	6	313

Water & Environmental Systems
Gross Goodwill	320	3	—	(14)	5	314
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	320	3	(35)	(14)	5	279

Total
Gross Goodwill	1,908	252	—	(14)	26	2,172
Impairments	—	—	(35)	—	—	(35)

Carrying Amount of Goodwill	$1,908	$252	$(35)	$(14)	$26	$2,137

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of June 29, 2012 and September 30, 2011.

	June 29, 2012		September 30, 2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable:
Contracts and related customer relationships	$85	$14	$87	$5
Intellectual property	74	37	89	50
Other	6	5	6	5

Total	$165	$56	$182	$60

Non-Amortizable	$5		$5

Intangible asset amortization expense for the nine months ended June 29, 2012 and June 24, 2011 was $11 million and $3 million, respectively. As of June 29, 2012, the weighted-average amortization period for contracts and related customer relationships, intellectual property, other and total intangible assets were 11 years, 27 years, 26 years and 17 years, respectively.

The estimated aggregate amortization expense on intangible assets is expected to be approximately $3 million for the remainder of 2012, $11 million for 2013, $10 million for 2014, $10 million for 2015, $10 million for 2016 and $65 million for 2017 and thereafter.

7. DEBT

Debt as of June 29, 2012 and September 30, 2011 is as follows ($ in millions):

	June 29, 2012	September 30, 2011
Current maturities of long-term debt:
Allocated debt	$—	$—

Long-term debt:
Allocated debt	886	859
Capital lease obligations	15	17

Total long-term debt	901	876

Total debt	$901	$876

Tyco used a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as capital lease obligations. Accordingly, Tyco’s consolidated debt and related interest expense, exclusive of amounts incurred directly by the Company, have been allocated to the Company based on an assessment of the Company’s share of external debt using historical data. Interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For the nine months ended June 29, 2012 and June 24, 2011, Tyco has allocated to the Company interest expense of $37 million and $34 million, respectively. The fair value of the Company’s allocated debt was $1,049 million and $996 million as of June 29, 2012 and September 30, 2011, respectively. The fair value of its debt was allocated in the same proportions as Tyco’s external debt.

Management believes the allocation basis for debt and interest expense is reasonable based on an assessment of historical data. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented. The Company or an affiliate expects to issue third-party debt based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued may materially differ from the amounts presented herein.

8. RELATED PARTY TRANSACTIONS

Cash Management—Tyco used a centralized approach to cash management and financing of operations. The Company’s cash was available for use and was regularly “swept” by Tyco at its discretion. Transfers of cash both to and from Tyco are included within parent company investment on the Combined Statements of Parent Company Equity. The main components of the net transfers (to)/from Parent are cash pooling and general financing activities, cash transfers for acquisitions, divestitures, investments and various allocations from Tyco.

Trade Activity—Accounts receivable includes $2 million and $3 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. These amounts primarily relate to sales of certain products which totaled $8 million and $14 million for the nine months ended June 29, 2012 and June 24, 2011, respectively, and associated cost of revenue of $6 million and $11 million for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Service and Lending Arrangement with Tyco Affiliates—The Company has various debt and cash pool agreements with Tyco affiliates, which are executed outside of the normal Tyco centralized approach to cash management and financing of operations. Other assets include $114 million and $122 million of receivables from Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively. Accrued and other current liabilities include $32 million of payables to Tyco affiliates as of both June 29, 2012 and September 30, 2011, respectively. Other liabilities include $31 million and $41 million of payables to Tyco affiliates as of June 29, 2012 and September 30, 2011, respectively.

Additionally, the Company, Tyco and its affiliates pay for expenses on behalf of each other. Accrued and other current liabilities include $13 million and $11 million of payables to Tyco and its affiliates as of June 29, 2012 and September 30, 2011, respectively.

Interest Income, Net—The Company recognized nil and $1 million of interest expense and $5 million and $4 million of interest income associated with the lending arrangements with Tyco affiliates for the nine months ended June 29, 2012 and June 24, 2011, respectively.

Debt and Related Items—The Company was allocated a portion of Tyco’s consolidated debt and interest expense. Note 7 (“Debt”) provides further information regarding these allocations.

Insurable Liabilities—In fiscal year 2011 and fiscal year 2012, the Company was insured for workers’ compensation, property, product, general and auto liabilities by a captive insurance company that was wholly-owned by Tyco. Tyco has insurance for losses in excess of the captive insurance company policies’ limits through third-party insurance companies. The Company paid a premium in each year to obtain insurance coverage during these periods. Premiums expensed by the Company were $5 million and $7 million for the nine months ended June 29, 2012 and June 24, 2011, respectively. These amounts are included in the selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

The Company maintains liabilities related to workers’ compensation, property, product, general and auto liabilities. As of June 29, 2012 and September 30, 2011, the Company had recorded $5 million and $5 million, respectively, in accrued and other current liabilities and $15 million and $16 million, respectively, in other liabilities in the Combined Balance Sheets with offsetting insurance assets of the same amount due from Tyco.

Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco for corporate related functions based on the relative proportion of either the Company’s headcount or net revenue to Tyco’s consolidated headcount or net revenue. Corporate overhead expenses primarily related to centralized corporate functions, including finance, treasury, tax, legal, information technology, internal audit, human resources and risk management functions. During the nine months ended June 29, 2012 and June 24, 2011, the Company was allocated $34 million and $41 million, respectively, of general corporate expenses incurred by Tyco. These amounts are included within selling, general and administrative expenses in the Combined Statements of Operations for the nine months ended June 29, 2012 and June 24, 2011.

Management believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco are reasonable. However, such expenses may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly traded company or the amounts that will be incurred by the Company in the future. As a result, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly traded company during the periods presented.

9. FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable and accounts payable approximated book value as of June 29, 2012. The fair value of derivative financial instruments was not material to any of the periods presented. See Note 7 (“Debt”) for the information relating to the fair value of debt.

10. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is involved in environmental remediation and legal proceedings related to its current business and, pursuant to certain indemnification obligations, related to a formerly owned business (Mueller). The Company is responsible, or alleged to be responsible, for ongoing environmental investigation and remediation of sites in several countries. These sites are in various stages of investigation and/or remediation and at some of these sites its liability is considered de minimis. The Company has received notification from the U.S. Environmental Protection Agency (“EPA”), and from similar state and non-U.S. environmental agencies, that several sites formerly or currently owned and/or operated by the Company, and other properties or water supplies that may be or have been impacted from those operations, contain disposed or recycled materials or wastes and require environmental investigation and/or remediation. These sites include instances where the Company has been identified as a potentially responsible party under U.S. federal, state and/or non-U.S. environmental laws and regulations.

The Company’s accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. It can be difficult to estimate reliably the final costs of investigation and remediation due to various factors. In the Company’s opinion, the total amount accrued is appropriate based on facts and circumstances as currently known. Based upon the Company’s experience, current information regarding known contingencies and applicable laws, the Company concluded that it is probable that it would incur remedial costs in the range of approximately $10 million to $33 million as of June 29, 2012. As of June 29, 2012, the Company concluded that the best estimate within this range is approximately $14 million, of which $9 million is included in accrued and other current liabilities and $5 million is included in other liabilities in the Combined Balance Sheet. The Company does not anticipate that these environmental conditions will have a material adverse effect on its combined financial position, results of operations or cash flows. However, unknown conditions or new details about existing conditions may give rise to environmental liabilities that could have a material adverse effect on the Company in the future.

Asbestos Matters

The Company and certain of its subsidiaries along with numerous other companies are named as defendants in personal injury lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third-parties. Each case typically names between dozens to hundreds of corporate defendants. While the Company has observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims, a large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. The Company’s strategy has been to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. Although a large percentage of litigated suits have been dismissed, the Company cannot predict the extent to which it will be successful in resolving lawsuits in the future.

As of June 29, 2012, there were approximately 1,600 lawsuits pending against the Company, its subsidiaries or entities for which the Company had assumed responsibility. Each lawsuit typically includes several claims, and the Company has approximately 2,200 claims outstanding as of June 29, 2012. This amount is not adjusted for claims that are not actively being prosecuted, identified incorrect defendants, or duplicated other actions, which would ultimately reflect the Company’s current estimate of the number of viable claims made against it, its affiliates, or entities for which it has assumed responsibility in connection with acquisitions or divestitures.

Annually, during the Company’s third quarter, the Company performs an analysis with the assistance of outside counsel and other experts to update its estimated asbestos-related assets and liabilities. In addition, on a quarterly basis, the Company re-evaluates the assumptions used to perform the annual analysis and records an expense as necessary to reflect changes in its estimated liability and related insurance asset. The Company’s estimate of the liability and corresponding insurance recovery for pending and future claims and defense costs is based on the Company’s historical claim experience, and estimates of the number and resolution cost of potential future claims that may be filed. The Company’s legal strategy for resolving claims also impacts these estimates. The Company considers various trends and developments in evaluating the period of time (the look-back period) over which historical claim and settlement experience is used to estimate and value claims reasonably projected to be made in the future during a defined period of time (the look-forward period). As part of the Company’s annual valuation process in the third quarter of fiscal 2012, the Company determined that a look-back period of three years was more appropriate than a five-year period because the Company has experienced a higher and more consistent level of claims activity and settlement costs in the past three years. As a result, the Company believes a three year look-back period is more representative of future claim and settlement activity than the five year period it previously used. The Company also revised its look-forward period from seven years to fifteen years. The Company’s decision to revise its look-forward period was primarily based on improvements in the consistency of observable data and the Company’s more extensive experience with asbestos claims since the look-forward period was originally established in 2005. The Company believes it can make a more reliable estimate of pending and future claims beyond seven years. The Company believes valuation of pending claims and future claims to be filed over the next fifteen years produces a reasonable estimate of its asbestos liability, which it records in the consolidated financial statements on an undiscounted basis.

The Company’s estimate of asbestos-related insurance recoveries represents estimated amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In determining the amount of insurance recoverable, the Company considers a number of factors, including available insurance, allocation methodologies, and the solvency and creditworthiness of insurers.

As a result of the activity described above, the Company recorded a net charge of $13 million during the quarter ended June 29, 2012. As of June 29, 2012, the Company’s estimated net liability of $12 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $76 million, and separately as an asset for insurance recoveries of $64 million. Similarly, as of September 30, 2011, the Company’s estimated net liability of $3 million was recorded within the Company’s Combined Balance Sheet as a liability for pending and future claims and related defense costs of $27 million, and separately as an asset for insurance recoveries of $24 million.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on the Company’s strategies for resolving its asbestos claims and currently available information as well as estimates and assumptions. Key variables and assumptions include the number and type of new claims that are filed each year, the average cost of resolution of claims, the resolution of coverage issues with insurance carriers, amount of insurance and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty in the later portion of the projection period. Other factors that may affect the Company’s liability and cash payments for asbestos-related matters include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms of state or federal tort legislation and the applicability of insurance policies among subsidiaries. As a result, actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s calculations vary significantly from actual results.

Income Tax Matters

As discussed above in Note 5 (“Income Taxes”), the 2012 Tax Sharing Agreement will govern the rights and obligations of Tyco Flow Control International Ltd., Tyco and The ADT Corporation for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distribution. Tyco Flow Control International Ltd. is responsible for all of its own taxes that are not shared pursuant to the 2012 Tax

Sharing Agreement’s sharing formulae. In addition, Tyco and The ADT Corporation are responsible for their tax liabilities that are not subject to the 2012 Tax Sharing Agreement’s sharing formulae.

With respect to years prior to and including the 2007 separation of Covidien and TE Connectivity by Tyco, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $406 million as of June 29, 2012 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that Tyco will be able to resolve all the open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which may occur as soon as within the next three months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement. To the extent Tyco Flow Control International Ltd., is responsible for any Shared Tax Liability or Distribution Tax, there could be a material adverse impact on its financial position, results of operations, cash flows or its effective tax rate in future reporting periods.

Compliance Matters

As disclosed in Tyco’s periodic filings, Tyco has received and responded to various allegations and other information that certain improper payments were made by Tyco’s subsidiaries (including subsidiaries of the Company) in recent years. Tyco has reported to the Department of Justice (“DOJ”) and the SEC the investigative steps and remedial measures that Tyco has taken in response to these and other allegations and Tyco’s internal investigations, including retaining outside counsel to perform a baseline review of Tyco’s policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act (“FCPA”). Tyco has continued to investigate and make periodic progress reports to these agencies regarding Tyco’s compliance efforts and Tyco’s follow-up investigations, including, as appropriate, briefings concerning additional instances of potential improper conduct identified by Tyco in the course of Tyco’s ongoing compliance activities. In February 2010, Tyco initiated discussions with the DOJ and SEC aimed at resolving these matters, including matters that pertain to subsidiaries of the Company. These discussions remain ongoing. The Company has recorded its best estimate of potential loss related to these matters. However, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, and the Company may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which may have a material adverse effect on its financial position, results of operations or cash flows.

In addition to the matters described above, from time to time, the Company is subject to disputes, administrative proceedings and other claims arising out of the normal conduct of its business. These matters generally relate to disputes arising out of the use or installation of its products, product liability litigation, personal injury claims, commercial and contract disputes and employment related matters. On the basis of information currently available to it, management does not believe that existing proceedings and claims will have a material impact on the Company’s Combined Financial Statements. However, litigation is unpredictable, and the Company could incur judgments or enter into settlements for current or future claims that could adversely affect its financial statements.

11. RETIREMENT PLANS

Defined Benefit Pension Plans—The Company sponsors a number of retirement plans. The following disclosures exclude the impact of plans which are not material individually and in the aggregate. The net periodic benefit cost for the Company’s material U.S. defined pension plans were not material for the nine months ended June 29, 2012 and June 24, 2011.

The following disclosure pertains to the Company’s material non-U.S. defined benefit pension plans. The net periodic benefit cost for the Company’s material non-U.S. defined pension plans is as follows ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Service cost	$3	$3
Interest cost	10	9
Expected return on plan assets	(10)	(9)
Amortization of net actuarial loss	1	1
Settlement gain recognized..	—	(1)

Net periodic benefit cost	$4	$3

The estimated net actuarial loss for non-U.S. pension benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the current fiscal year is expected to be $2 million.

The Company’s funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates and to make discretionary voluntary contributions from time-to-time. The Company anticipates that it will contribute at least the minimum required to its pension plans in fiscal year 2012 of $15 million for non-U.S. plans. During the nine months ended June 29, 2012, the Company made required contributions of $13 million to its non-U.S. pension plans.

Postretirement Benefit Plans—Net periodic benefit cost was not material for both periods.

12. REDEEMABLE NONCONTROLLING INTEREST

Noncontrolling interests with redemption features, such as put options, that are not solely within the Company’s control are considered redeemable noncontrolling interests. The Company accretes changes in the redemption value through noncontrolling interest in subsidiaries net income attributable to the noncontrolling interest over the period from the date of issuance to the earliest redemption date. Redeemable noncontrolling interest is considered to be temporary equity and is therefore reported in the mezzanine section between liabilities and equity on the Company’s Combined Balance Sheet at the greater of the initial carrying amount increased or decreased for the noncontrolling interest’s share of net income or loss or its redemption value.

Redeemable noncontrolling interest primarily relates to the Company’s acquisition of a 75% ownership interest in KEF Holdings Ltd. (“KEF”) in the fourth quarter of fiscal 2011. The remaining 25% interest is held by a noncontrolling interest stakeholder. In connection with the acquisition of KEF, the Company and the noncontrolling interest stakeholder have a call and put arrangement, respectively, for the Company to acquire the remaining 25% ownership which becomes exercisable beginning the first full fiscal quarter following the third anniversary of the KEF closing date of June 29, 2011.

The rollforward of redeemable noncontrolling interest from September 30, 2011 to June 29, 2012 is as follows ($ in millions):

Balance as of September 30, 2011	$93
Net loss	(3)
Adjustments to redemption value	5

Balance as of June 29, 2012	$95

13. SHARE PLANS

During the quarter ended December 30, 2011, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.6 million, of which 0.3 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $12.40, $44.32 and $49.42, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 36%, a risk free interest rate of 1.46%, an expected annual dividend per share of $1.00 and an expected option life of 5.7 years.

During the quarter ended December 24, 2010, Tyco issued its annual share-based compensation grants to the Company’s employees. The total number of awards issued was approximately 0.7 million, of which 0.4 million were share options, 0.2 million were restricted unit awards and 0.1 million were performance share unit awards. The options and restricted stock units vest in equal annual installments over a period of 4 years, and the performance share unit awards vest after a period of 3 years based on the level of attainment of the applicable performance metrics of Tyco, which are determined by the Compensation and Human Resources Committee of Tyco’s Board of Directors. The weighted-average grant-date fair value of the share options, restricted unit awards and performance share unit awards was $9.05, $37.29 and $41.95, respectively. The weighted-average assumptions used in the Black-Scholes option pricing model included an expected stock price volatility of 33%, a risk free interest rate of 1.22%, an expected annual dividend per share of $0.84 and an expected option life of 5.1 years.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows ($ in millions):

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 24, 2010	$652	$(65)	$587
Pre-tax current period change	213	1	214
Divestiture of businesses	(126)	—	(126)

Balance as of June 24, 2011	$739	$(64)	$675

	Currency Translation Adjustments(1)	Retirement Plans	Accumulated Other Comprehensive Income (Loss)
Balance as of September 30, 2011	$556	$(67)	$489
Pre-tax current period change	(140)	1	(139)

Balance as of June 29, 2012	$416	$(66)	$350

(1)

During the nine months ended June 29, 2012 and June 24, 2011, nil and $126 million of cumulative translation gain, respectively, were transferred from currency translation adjustments as a result of the sale of non-U.S. entities. Of these amounts, nil and $126 million, respectively, are included in income from discontinued operations, net of income taxes in the Combined Statements of Operations.

Other

The Company had $1.0 billion and $1.2 billion of intercompany loans designated as permanent in nature as of June 29, 2012 and September 30, 2011, respectively. For the nine months ended June 29, 2012 and June 24, 2011, the Company recorded a $20 million cumulative translation loss and an $87 million cumulative translation gain, respectively, through accumulated other comprehensive income related to these loans.

15. COMBINED SEGMENT DATA

Segment information is consistent with how management reviews the businesses, makes investing and resource allocation decisions and assesses operating performance. The Company, from time to time, may realign businesses and management responsibility within its operating segments based on considerations such as opportunity for market or operating synergies and/or to more fully leverage existing capabilities and enhance development for future products and services. Selected information by segment is presented in the following tables ($ in millions):

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Net revenue (1)
Valves & Controls	$1,771	$1,552
Thermal Controls	612	517
Water & Environmental Systems	524	495

Net revenue	$2,907	$2,564

(1)	Revenue by operating segment excludes intercompany transactions. No single customer represents more than 10% of net revenue.

	For the Nine Months Ended
	June 29, 2012	June 24, 2011
Operating income (loss)
Valves & Controls	$224	$184
Thermal Controls	99	78
Water & Environmental Systems (1)	33	3
Corporate	(77)	(61)

Operating income	$279	$204

(1)	Operating income includes a goodwill impairment charge of $35 million for the nine months ended June 24, 2011.

16. INVENTORY

Inventories consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Purchased materials and manufactured parts	$392	$347
Work in process	136	130
Finished goods	336	295

Inventories	$864	$772

Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value.

17. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following ($ in millions):

	June 29, 2012	September 30, 2011
Land	$96	$97
Buildings and leasehold improvements	325	346
Machinery and equipment	863	860
Property under capital leases(1)	1	2
Construction in progress	74	41
Accumulated depreciation(2)	(737)	(739)

Property, plant and equipment, net	$622	$607

(1)	Property under capital leases consists primarily of buildings.
(2)	Accumulated amortization of capital lease assets was nil and $1 million as of June 29, 2012 and September 30, 2011.

18. GUARANTEES

In certain situations, Tyco has guaranteed the Company’s performance to third parties or has provided financial guarantees for financial commitments of the Company. Tyco and the Company intend to obtain releases from these guarantees in connection with the Spin-Off. In situations where the Company and Tyco are unable to obtain a release, the Company will indemnify Tyco for any losses it suffers as a result of such guarantees.

In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to reasonably estimate the potential liability due to the inchoate and unknown nature of these potential liabilities. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In the normal course of business, the Company is liable for contract completion and product performance. In the opinion of management, such obligations will not significantly affect the Company’s financial position, results of operations or cash flows.

The changes in the carrying amount of the Company’s warranty accrual from September 30, 2011 to June 29, 2012 were as follows ($ in millions):

Balance as of September 30, 2011	$18
Warranties issued	5
Change in estimates	(1)
Settlements	(4)
Currency translation adjustment	(1)

Balance as of June 29, 2012	$17

19. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the time it issued its financial statements on August 17, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Pentair, Inc.

We have audited the accompanying consolidated balance sheets of Pentair, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed in the Index at page F-2. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pentair, Inc. and subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

Minneapolis, Minnesota

February 21, 2012

Pentair, Inc. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31
In thousands, except per-share data	2011	2010	2009
Net sales	$3,456,686	$3,030,773	$2,692,468
Cost of goods sold	2,382,964	2,100,133	1,907,333

Gross profit	1,073,722	930,640	785,135
Selling, general and administrative	626,527	529,329	507,303
Research and development	78,158	67,156	57,884
Goodwill impairment	200,520	—	—

Operating income	168,517	334,155	219,948
Other (income) expense:
Equity (income) losses of unconsolidated subsidiaries	(1,898)	(2,108)	1,379
Loss on early extinguishment of debt	—	—	4,804
Interest income	(1,432)	(1,263)	(999)
Interest expense	60,267	37,379	42,117

Income from continuing operations before income taxes and noncontrolling interest	111,580	300,147	172,647
Provision for income taxes	73,059	97,200	56,428

Income from continuing operations	38,521	202,947	116,219
Loss on disposal of discontinued operations, net of tax	—	(626)	(19)

Net income before noncontrolling interest	38,521	202,321	116,200
Noncontrolling interest	4,299	4,493	707

Net income attributable to Pentair, Inc.	$34,222	$197,828	$115,493

Net income from continuing operations attributable to Pentair, Inc.	$34,222	$198,454	$115,512

Earnings per common share attributable to Pentair, Inc.
Basic
Continuing operations	$0.35	$2.02	$1.19
Discontinued operations	—	(0.01)	—

Basic earnings per common share	$0.35	$2.01	$1.19

Diluted
Continuing operations	$0.34	$2.00	$1.17

Discontinued operations	—	(0.01)	—

Diluted earnings per common share	$0.34	$1.99	$1.17

Weighted average common shares outstanding
Basic	98,233	98,037	97,415
Diluted	99,753	99,294	98,522

See accompanying notes to consolidated financial statements.

Pentair, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
	In thousands, except share and per-share data
Assets
Current assets
Cash and cash equivalents	$50,077	$46,056
Accounts and notes receivable, net of allowances of $39,111 and $36,343, respectively	569,204	516,905
Inventories	449,863	405,356
Deferred tax assets	60,899	56,349
Prepaid expenses and other current assets	107,792	44,631

Total current assets	1,237,835	1,069,297

Property, plant and equipment, net	387,525	329,435

Other assets
Goodwill	2,273,918	2,066,044
Intangibles, net	592,285	453,570
Other	94,750	55,187

Total other assets	2,960,953	2,574,801

Total assets	$4,586,313	$3,973,533

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$3,694	$4,933
Current maturities of long-term debt	1,168	18
Accounts payable	294,858	262,357
Employee compensation and benefits	109,361	107,995
Current pension and post-retirement benefits	9,052	8,733
Accrued product claims and warranties	42,630	42,295
Income taxes	14,547	5,964
Accrued rebates and sales incentives	37,009	33,559
Other current liabilities	129,522	80,942

Total current liabilities	641,841	546,796

Other liabilities
Long-term debt	1,304,225	702,521
Pension and other retirement compensation	248,615	209,859
Post-retirement medical and other benefits	31,774	30,325
Long-term income taxes payable	26,470	23,507
Deferred tax liabilities	188,957	169,198
Other non-current liabilities	97,039	86,295

Total liabilities	2,538,921	1,768,501

Commitments and contingencies

Shareholders’ equity
Common shares par value $0.16 2/3; 98,622,564 and 98,409,192 shares issued and outstanding, respectively	16,437	16,401
Additional paid-in capital	488,843	474,489
Retained earnings	1,579,290	1,624,605
Accumulated other comprehensive income	(151,241)	(22,342)
Noncontrolling interest	114,063	111,879

Total shareholders’ equity	2,047,392	2,205,032

Total liabilities and shareholders’ equity	$4,586,313	$3,973,533

See accompanying notes to consolidated financial statements.

Pentair, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended
	December 31, 2011	December 31, 2010	December 31, 2009
	In thousands
Operating activities
Net income before noncontrolling interest	$38,521	$202,321	$116,200
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	—	626	19
Equity (income) losses of unconsolidated subsidiaries	(1,898)	(2,108)	1,379
Depreciation	66,235	57,995	64,823
Amortization	41,897	26,184	40,657
Deferred income taxes	(5,583)	29,453	30,616
Stock compensation	19,489	21,468	17,324
Goodwill impairment	200,520	—	—
Excess tax benefits from stock-based compensation	(3,310)	(2,686)	(1,746)
Loss on sale of assets	933	466	985
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	1,348	(62,344)	11,307
Inventories	18,263	(44,495)	66,684
Prepaid expenses and other current assets	10,032	2,777	16,202
Accounts payable	(24,330)	55,321	(13,822)
Employee compensation and benefits	(20,486)	27,252	(22,431)
Accrued product claims and warranties	(1,984)	8,068	(7,440)
Income taxes	10,084	1,791	1,972
Other current liabilities	10,921	561	(21,081)
Pension and post-retirement benefits	(24,596)	(43,024)	(39,607)
Other assets and liabilities	(15,830)	(9,250)	(2,141)

Net cash provided by (used for) continuing operations	320,226	270,376	259,900
Net cash provided by (used for) operating activities of discontinued operations	—	—	(1,531)

Net cash provided by (used for) operating activities	320,226	270,376	258,369
Investing activities
Capital expenditures	(73,348)	(59,523)	(54,137)
Proceeds from sale of property and equipment	1,310	358	1,208
Acquisitions, net of cash acquired	(733,105)	—	—
Divestitures	—	—	1,567
Other	(2,943)	(1,148)	(3,224)

Net cash provided by (used for) investing activities	(808,086)	(60,313)	(54,586)
Financing activities
Net short-term borrowings	(1,239)	2,728	2,205
Proceeds from long-term debt	1,421,602	703,641	580,000
Repayment of long-term debt	(832,147)	(804,713)	(730,304)
Debt issuance costs	(8,973)	(50)	(50)
Excess tax benefits from stock-based compensation	3,310	2,686	1,746
Stock issued to employees, net of shares withheld	13,322	9,941	8,247
Repurchases of common stock	(12,785)	(24,712)	—
Dividends paid	(79,537)	(75,465)	(70,927)
Distribution to noncontrolling interest	—	(4,647)	—

Net cash provided by (used for) financing activities	503,553	(190,591)	(209,083)
Effect of exchange rate changes on cash and cash equivalents	(11,672)	(6,812)	(648)
Change in cash and cash equivalents	4,021	12,660	(5,948)
Cash and cash equivalents, beginning of period	46,056	33,396	39,344

Cash and cash equivalents, end of period	$50,077	$46,056	$33,396

Pentair, Inc.

Consolidated Statements of Change in Shareholders’ Equity

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Balance—December 31, 2008	98,276,919	$16,379	$451,241	$1,457,676	$(26,615)	$1,898,681	$121,388	$2,020,069
Net income				115,493		115,493	707	116,200	$115,493
Change in cumulative translation adjustment					43,371	43,371	(7,843)	35,528	43,371
Adjustment in retirement liability, net of $164 tax					256	256		256	256
Changes in market value of derivative financial instruments, net of ($2,323) tax					3,585	3,585		3,585	3,585

Comprehensive income (loss)									$162,705

Cash dividends—$0.72 per common share				(70,927)		(70,927)		(70,927)
Tax benefit of stock compensation			1,025			1,025		1,025
Exercise of stock options, net of 124613 shares tendered for payment	433,533	72	7,639			7,711		7,711
Issuance of restricted shares, net of cancellations	24,531	4	516			520		520
Amortization of restricted shares			7,190			7,190		7,190
Shares surrendered by employees to pay taxes	(79,477)	(13)	(1,867)			(1,880)		(1,880)
Stock compensation			7,063			7,063		7,063

Balance—December 31, 2009	98,655,506	$16,442	$472,807	$1,502,242	$20,597	$2,012,088	$114,252	$2,126,340

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Net income				197,828		197,828	4,493	202,321	$197,828
Change in cumulative translation adjustment					(30,487)	(30,487)	(2,219)	(32,706)	(30,487)
Adjustment in retirement liability, net of $(8,159) tax					(12,762)	(12,762)		(12,762)	(12,762)
Changes in market value of derivative financial instruments, net of $229 tax					310	310		310	310

Comprehensive income (loss)									$154,889

Cash dividends—$0.76 per common share				(75,465)		(75,465)		(75,465)
Tax benefit of stock compensation			2,171			2,171		2,171
Distribution to noncontrolling interest							(4,647)	(4,647)
Share repurchase	(726,777)	(121)	(24,591)			(24,712)		(24,712)
Exercise of stock options, net of 27,177 shares tendered for payment	651,331	109	14,817			14,926		14,926
Issuance of restricted shares, net of cancellation	(4,122)	(1)	707			706		706
Amortization of restricted shares			3,538			3,538		3,538
Shares surrendered by employees to pay taxes	(166,746)	(28)	(5,663)			(5,691)		(5,691)
Stock compensation			10,703			10,703		10,703

Balance—December 31, 2010	98,409,192	$16,401	$474,489	$1,624,605	$(22,342)	$2,093,153	$111,879	$2,205,032

	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Non-controlling interest	Total	Comprehensive income (loss) attributable to Pentair, Inc.
	Number	Amount
	In thousands, except share and per-share data
Net income				34,222		34,222	4,299	38,521	$34,222
Change in cumulative translation adjustment					(91,591)	(91,591)	(2,115)	(93,706)	(91,591)
Adjustment in retirement liability, net of ($26,650) tax					(41,683)	(41,683)		(41,683)	(41,683)
Changes in market value of derivative financial instruments, net of $2,884 tax					4,375	4,375		4,375	4,375

Comprehensive income (loss)									$(94,677)

Tax benefit of stock compensation			3,868			3,868		3,868
Cash dividends—$0.80 per common share				(79,537)		(79,537)		(79,537)
Share repurchase	(397,126)	(66)	(12,719)			(12,785)		(12,785)
Exercise of stock options, net of 182,270 shares tendered for payment	657,616	110	14,598			14,708		14,708
Issuance of restricted shares, net of cancellations	28,603	5	1,470			1,475		1,475
Amortization of restricted shares			1,006			1,006		1,006
Shares surrendered by employees to pay taxes	(75,721)	(13)	(2,785)			(2,798)		(2,798)
Stock compensation			8,916			8,916		8,916

Balance—December 31, 2011	98,622,564	$16,437	$488,843	$1,579,290	$(151,241)	$1,933,329	$114,063	$2,047,392

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

1. Summary of Significant Accounting Policies

Fiscal year

Our fiscal year ends on December 31. We report our interim quarterly periods on a 13-week basis ending on a Saturday.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Pentair and all subsidiaries, both U.S. and non-U.S., that we control. Intercompany accounts and transactions have been eliminated. Investments in companies of which we own 20% to 50% of the voting stock or have the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting and as a result, our share of the earnings or losses of such equity affiliates is included in the Consolidated Statements of Income.

Use of estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that could differ from those estimates. The critical accounting policies that require our most significant estimates and judgments include:

•	the assessment of recoverability of long-lived assets, including goodwill and indefinite-life intangibles; and

•	accounting for pension benefits, because of the importance in making the estimates necessary to apply these policies.

Revenue recognition

Generally, we recognize revenue when it is realized or realizable and has been earned. Revenue is recognized when persuasive evidence of an arrangement exists; shipment or delivery has occurred (depending on the terms of the sale); our price to the buyer is fixed or determinable; and collectability is reasonably assured.

Generally, there is no post-shipment obligation on product sold other than warranty obligations in the normal and ordinary course of business. In the event significant post-shipment obligations were to exist, revenue recognition would be deferred until substantially all obligations were satisfied.

Percentage of completion

Revenue from certain long-term contracts is recognized over the contractual period under the percentage-of-completion (POC) method of accounting. Under this method, sales and gross profit are recognized as work is performed based on the relationship between the actual costs incurred and the total estimated costs at completion. Changes to the original estimates may be required during the life of the contract and such estimates are reviewed on a regular basis. Sales and gross profit are adjusted using the cumulative catch-up method for revisions in estimated total contract costs and contract values. These reviews have not resulted in adjustments that were significant to our results of operations. Estimated losses are recorded when identified. Claims against customers are recognized as revenue upon settlement.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

We record costs and earnings in excess of billings on uncompleted contracts within Prepaid expenses and other current assets and billings in excess of costs and earnings on uncompleted contracts within Other current liabilities in the Consolidated Balance Sheets. Amounts included in Prepaid expenses and other current assets related to these contracts were $54.7 million and $0 at December 31, 2011 and 2010, respectively. Amounts included in Other current liabilities related to these contracts were $17.7 million and $0 at December 31, 2011 and 2010, respectively.

Sales returns

The right of return may exist explicitly or implicitly with our customers. Generally, our return policy allows for customer returns only upon our authorization. Goods returned must be product we continue to market and must be in salable condition. Returns of custom or modified goods are normally not allowed. At the time of sale, we reduce revenue for the estimated effect of returns. Estimated sales returns include consideration of historical sales levels, the timing and magnitude of historical sales return levels as a percent of sales, type of product, type of customer and a projection of this experience into the future.

Pricing and sales incentives

We record estimated reductions to revenue for customer programs and incentive offerings including pricing arrangements, promotions and other volume-based incentives at the later of the date revenue is recognized or the incentive is offered. Sales incentives given to our customers are recorded as a reduction of revenue unless we (1) receive an identifiable benefit for the goods or services in exchange for the consideration and (2) we can reasonably estimate the fair value of the benefit received. The following represents a description of our pricing arrangements, promotions and other volume-based incentives:

Pricing arrangements

Pricing is established up front with our customers and we record sales at the agreed-upon net selling price. However, one of our businesses allows customers to apply for a refund of a percentage of the original purchase price if they can demonstrate sales to a qualifying original equipment manufacturer (“OEM”) customer. At the time of sale, we estimate the anticipated refund to be paid based on historical experience and reduce sales for the probable cost of the discount. The cost of these refunds is recorded as a reduction in gross sales.

Promotions

Our primary promotional activity is what we refer to as cooperative advertising. Under our cooperative advertising programs, we agree to pay the customer a fixed percentage of sales as an allowance that may be used to advertise and promote our products. The customer is generally not required to provide evidence of the advertisement or promotion. We recognize the cost of this cooperative advertising at the time of sale. The cost of this program is recorded as a reduction in gross sales.

Volume-based incentives

These incentives involve rebates that are negotiated up front with the customer and are redeemable only if the customer achieves a specified cumulative level of sales or sales increase. Under these incentive programs, at the time of sale, we reforecast the anticipated rebate to be paid based on forecasted sales levels. These forecasts are updated at least quarterly for each customer and sales are reduced for the anticipated cost of the rebate. If the forecasted sales for a customer changes, the accrual for rebates is adjusted to reflect the new amount of rebates expected to be earned by the customer.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Shipping and handling costs

Amounts billed to customers for shipping and handling are recorded in Net sales in the accompanying Consolidated Statements of Income. Shipping and handling costs incurred by Pentair for the delivery of goods to customers are included in Cost of goods sold in the accompanying Consolidated Statements of Income.

Research and development

We conduct research and development (“R&D”) activities in our own facilities, which consist primarily of the development of new products, product applications and manufacturing processes. We expense R&D costs as incurred. R&D expenditures during 2011, 2010 and 2009 were $78.2 million, $67.2 million and $57.9 million, respectively.

Cash equivalents

We consider highly liquid investments with original maturities of three months or less to be cash equivalents.

Trade receivables and concentration of credit risk

We record an allowance for doubtful accounts, reducing our receivables balance to an amount we estimate is collectible from our customers. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, current trends, aging of accounts receivable and periodic credit evaluations of our customers’ financial condition. We generally do not require collateral. No customer receivable balances exceeded 10% of total net receivable balances as of December 31, 2011 and December 31, 2010.

Inventories

Inventories are stated at the lower of cost or market with substantially all costed using the first-in, first-out (“FIFO”) method and with an insignificant amount of inventories located outside the United States costed using a moving average method which approximates FIFO.

Property, plant and equipment

Property, plant and equipment is stated at historical cost. We compute depreciation by the straight-line method based on the following estimated useful lives:

Years
Land improvements	5 to 20
Buildings and leasehold improvements	5 to 50
Machinery and equipment	3 to 15

Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any related gains or losses are included in income.

We review the recoverability of long-lived assets to be held and used, such as property, plant and equipment, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset or asset group, an impairment loss is recognized for the difference between estimated fair value and carrying value. Impairment

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

losses on long-lived assets held for sale are determined in a similar manner, except that fair values are reduced for the cost to dispose of the assets. The measurement of impairment requires us to estimate future cash flows and the fair value of long-lived assets. There was no impairment charge recorded related to long-lived assets.

Goodwill and identifiable intangible assets

Goodwill

Goodwill represents the excess of the cost of acquired businesses over the net of the fair value of identifiable tangible net assets and identifiable intangible assets purchased and liabilities assumed.

Goodwill is tested at least annually for impairment and is tested for impairment more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test is performed using a two-step process. In the first step, the fair value of each reporting unit is compared with the carrying amount of the reporting unit, including goodwill. If the estimated fair value is less than the carrying amount of the reporting unit there is an indication that goodwill impairment exists and a second step must be completed in order to determine the amount of the goodwill impairment, if any, that should be recorded. In the second step, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations. This non-recurring fair value measurement is a “Level 3” measurement under the fair value hierarchy described below.

In developing our discounted cash flow analysis, assumptions about future revenues and expenses, capital expenditures and changes in working capital, are based on our annual operating plan and long-term business plan for each of our reporting units. These plans take into consideration numerous factors including historical experience, anticipated future economic conditions, changes in raw material prices and growth expectations for the industries and end markets we participate in. These assumptions are determined over a five year long-term planning period. The five year growth rates for revenues and operating profits vary for each reporting unit being evaluated. Revenues and operating profit beyond 2018 are projected to grow at a perpetual growth rate between 3.0% and 3.5%.

Discount rate assumptions for each reporting unit take into consideration our assessment of risks inherent in the future cash flows of the respective reporting unit and our weighted-average cost of capital. We utilized discount rates ranging from 12.6% to 14% in determining the discounted cash flows in our fair value analysis.

In estimating fair value using the market approach, we identify a group of comparable publicly-traded companies for each operating segment that are similar in terms of size and product offering. These groups of comparable companies are used to develop multiples based on total market-based invested capital as a multiple of earnings before interest, taxes, depreciation and amortization (EBITDA). We determine our estimated values by applying these comparable EBITDA multiples to the operating results of our reporting units. The ultimate fair value of each reporting unit is determined considering the results of both valuation methods.

Impairment charge

In the fourth quarter of 2011, we completed our annual goodwill impairment review. As a result, we recorded a pre-tax non-cash impairment charge of $200.5. This represents impairment of goodwill in our Residential

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Filtration reporting unit, part of Water & Fluid Solutions. The impairment charge resulted from changes in our forecasts in light of economic conditions prevailing in these markets and due to continued softness in the end-markets served by residential water treatment components.

Identifiable intangible assets

Our primary identifiable intangible assets include trade marks and trade names, patents, non-compete agreements, proprietary technology and customer relationships. Identifiable intangibles with finite lives are amortized and those identifiable intangibles with indefinite lives are not amortized. Identifiable intangible assets that are subject to amortization are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangible assets not subject to amortization are tested for impairment annually or more frequently if events warrant. We completed our annual impairment test during the fourth quarter for those identifiable assets not subject to amortization. There was no impairment charge recorded in 2011 or 2010 for identifiable intangible assets. An impairment charge of $11.3 million was recorded in 2009, related to trade names. These charges were recorded in Selling, general and administrative in our Consolidated Statements of Income.

The impairment test consists of a comparison of the fair value of the trade name with its carrying value. Fair value is measured using the relief-from-royalty method. This method assumes the trade name has value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires us to estimate the future revenue for the related brands, the appropriate royalty rate and the weighted average cost of capital. This non-recurring fair value measurement is a “Level 3” measurement under the fair value hierarchy described below.

At December 31, 2011 our goodwill and intangible assets were approximately $2,866 million and represented approximately 62.5% of our total assets. If we experience further declines in sales and operating profit or do not meet our operating forecasts, we may be subject to future impairments. Additionally, changes in assumptions regarding the future performance of our businesses, increases in the discount rate used to determine the discounted cash flows of our businesses or significant declines in our stock price or the market as a whole could result in additional impairment indicators. Because of the significance of our goodwill and intangible assets, any future impairment of these assets could have a material adverse effect on our financial results.

Equity and cost method investments

We have investments that are accounted for using the equity method. Our proportionate share of income or losses from investments accounted for under the equity method is recorded in the Consolidated Statements of Income. We write down or write off an investment and recognize a loss when events or circumstances indicate there is impairment in the investment that is other-than-temporary. This requires significant judgment, including assessment of the investees’ financial condition and in certain cases the possibility of subsequent rounds of financing, as well as the investees’ historical and projected results of operations and cash flows. If the actual outcomes for the investees are significantly different from projections, we may incur future charges for the impairment of these investments.

We have a 50% investment in FARADYNE Motors LLC (“FARADYNE”), a joint venture with Xylem, Inc. (fka ITT Water Technologies, Inc) that designs, develops and manufactures submersible pump motors. We do not consolidate the investment in our consolidated financial statements as we do not have a controlling interest over the investment. There were investments in and loans to FARADYNE of $6.0 million and $6.1 million at December 31, 2011 and December 31, 2010, respectively, which is net of our proportionate share of the results of their operations.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Investments for which we do not have significant influence are accounted for under the cost method. At December 31, 2011 and 2010 the aggregate balance of these investments was $6.9 million and $3.8 million, respectively.

Income taxes

We use the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in our tax provision in the period of change. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Environmental

We recognize environmental clean-up liabilities on an undiscounted basis when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental clean-up is estimated by engineering, financial and legal specialists based on current law. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that, where applicable, other potentially responsible parties (“PRPs”) will be able to fulfill their commitments at the sites where Pentair may be jointly and severally liable. The process of estimating environmental clean-up liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remedy and technology will be required and the outcome of discussions with regulatory agencies and other PRPs at multi-party sites. In future periods, new laws or regulations, advances in clean-up technologies and additional information about the ultimate clean-up remedy that is used could significantly change our estimates. Accruals for environmental liabilities are included in Other current liabilities and Other non-current liabilities in the Consolidated Balance Sheets.

Insurance subsidiary

We insure certain general and product liability, property, workers’ compensation and automobile liability risks through our regulated wholly-owned captive insurance subsidiary, Penwald Insurance Company (“Penwald”). Reserves for policy claims are established based on actuarial projections of ultimate losses. As of December 31, 2011 and 2010, reserves for policy claims were $44.3 million ($13.3 million included in Accrued product claims and warranties and $31.0 million included in Other non-current liabilities) and $49.0 million ($12.0 million included in Accrued product claims and warranties and $37.0 million included in Other non-current liabilities), respectively.

Stock-based compensation

We account for stock-based compensation awards on a fair value basis. The estimated grant date fair value of each option award is recognized in income on an accelerated basis over the requisite service period (generally the vesting period). The estimated fair value of each option award is calculated using the Black-Scholes option-pricing model. From time to time, we have elected to modify the terms of the original grant. These modified grants are accounted for as a new award and measured using the fair value method, resulting in the inclusion of

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

additional compensation expense in our Consolidated Statements of Income. Restricted share awards and units are recorded as compensation cost on a straight-line basis over the requisite service periods based on the market value on the date of grant.

Earnings per common share

Basic earnings per share are computed by dividing net income attributable to Pentair, Inc., by the weighted-average number of common shares outstanding. Diluted earnings per share are computed by dividing net income attributable to Pentair, Inc., by the weighted-average number of common shares outstanding including the dilutive effects of common stock equivalents. The dilutive effects of stock options and restricted stock awards and units increased weighted average common shares outstanding by 1,519 thousand, 1,257 thousand and 1,107 thousand in 2011, 2010 and 2009, respectively.

Stock options excluded from the calculation of diluted earnings per share because the exercise price was greater than the average market price of the common shares were 2,140 thousand, 3,711 thousand and 5,283 thousand in 2011, 2010 and 2009, respectively.

Derivative financial instruments

We recognize all derivatives, including those embedded in other contracts, as either assets or liabilities at fair value in our Consolidated Balance Sheets. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated and is effective as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income (“OCI”) and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. If the underlying hedged transaction ceases to exist or if the hedge becomes ineffective, all changes in fair value of the related derivatives that have not been settled are recognized in current earnings. For a derivative that is not designated as or does not qualify as a hedge, changes in fair value are reported in earnings immediately.

We use derivative instruments for the purpose of hedging interest rate and currency exposures, which exist as part of ongoing business operations. We do not hold or issue derivative financial instruments for trading or speculative purposes. All other contracts that contain provisions meeting the definition of a derivative also meet the requirements of and have been designated as, normal purchases or sales. Our policy is not to enter into contracts with terms that cannot be designated as normal purchases or sales. From time to time, we may enter in to short duration foreign currency contracts to hedge foreign currency risks.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1: Valuation is based on observable inputs such as quoted market prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Valuation is based on inputs such as quoted market prices for similar assets or liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Foreign currency translation

The financial statements of subsidiaries located outside of the U.S. are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resultant translation adjustments are included in Accumulated other comprehensive income (loss) (“AOCI”), a separate component of shareholders’ equity.

New accounting standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to improve the consistency of fair value measurement and disclosure requirements between US GAAP and International Financial Reporting Standards. The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, and the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. We are evaluating the potential impact of adoption.

In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in OCI. This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. We believe that the adoption of this guidance will not have a material impact on our financial condition or results of operations.

In September 2011, the FASB issued an amendment to an existing accounting standard, which provides entities an option to perform a qualitative assessment to determine whether further impairment testing on goodwill is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We believe that the adoption of this guidance will not have a material impact on our financial condition or results of operations.

Subsequent events

In connection with preparing the audited consolidated financial statements for the year ended December 31, 2011, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

2. Acquisitions

In May 2011, we acquired as part of Water & Fluid Solutions, the CPT division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in our consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

The fair value of the business acquired was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value acquired over the identifiable assets acquired and liabilities assumed is reflected as goodwill. Goodwill recorded as part of the purchase price allocation was $451.8 million, none of which is tax deductible. Identifiable intangible assets acquired as part of the acquisition were $197.2 million, including definite-lived intangibles, such as customer relationships and proprietary technology with a weighted average amortization period of approximately 10 years.

The total purchase price has been allocated to the estimated fair values of assets acquired and liabilities assumed as follows:

(in thousands)
Accounts and notes receivable	$70,038
Inventories	60,382
Deferred tax assets	4,926
Prepaid expenses and other current assets	40,252
Property, plant and equipment	69,010
Goodwill	451,809
Intangibles	197,231
Accounts payable	(41,061)
Income taxes	(3,937)
Other current liabilities	(59,229)
Long-term debt	(17,041)
Deferred tax liabilities	(57,069)

Purchase price	$715,311

CPT’s net sales and income from continuing operations for the period from the acquisition date to December 31, 2011 were $234.1 million and $2.4 million, respectively, and include $13.2 million of non-recurring expenses for acquisition date fair value adjustments related to inventory and customer backlog.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following pro forma consolidated condensed financial results of operations are presented as if the acquisitions described above had been completed at the beginning of the comparable period:

	Years ended December 31
In thousands, except share and per-share data	2011	2010
Pro forma net sales	$3,578,462	$3,329,812
Pro forma income from continuing operations	49,363	177,867
Loss on disposal of discontinued operations, net of tax	—	(626)
Pro forma net income from continuing operations attributable to Pentair, Inc.	45,064	173,375
Pro forma earnings per common share—continuing operations
Basic	$0.46	$1.77
Diluted	$0.45	$1.75

Weighted average common shares outstanding
Basic	98,233	98,037
Diluted	99,753	99,294

The 2010 unaudited pro forma net income was adjusted to include the impact of approximately $12.9 million in non-recurring items related to acquisition date fair value adjustments to inventory and customer backlog. The 2011 unaudited pro forma net income was adjusted to exclude the impact of these items. Acquisition-related transaction costs of approximately $8.0 million associated with the CPT acquisition were excluded from the pro forma net income in the 2011 period presented and included in the 2010 period presented.

These pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense on acquisition debt. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of each period presented, or of future results of the consolidated entities.

In January 2011 we acquired as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Hidro Filtros do Brasil (“Hidro Filtros”) for cash of $14.9 million and a note payable of $2.1 million. The Hidro Filtros results of operations have been included in our consolidated financial statements since the date of acquisition. Hidro Filtros is a leading manufacturer of water filters and filtering elements for residential and industrial applications operating in Brazil and neighboring countries. Goodwill recorded as part of the purchase price allocation was $10.1 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $6.3 million including definite-lived intangibles, primarily customer relationships of $5.5 million, with an estimated life of 13 years. The proforma impact of this acquisition was deemed to be not material.

Additionally, during 2011, we completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions. Total goodwill recorded as part of the purchase price allocation was $4.3 million, none of which is tax deductible. The proforma impact of these acquisitions was deemed to be not material.

Total transaction costs related to acquisition activities for the year ended December 31, 2011 were $8.2 million, which were expensed as incurred and recorded in Selling, general and administrative in our Consolidated Statements of Income.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

3. Discontinued Operations

In 2010, we were notified of a product recall required by our former Tools Group (which was sold to Black and Decker Corporation in 2004 and treated as a discontinued operation). Under the terms of the sale agreement we are liable for a portion of the product recall costs. We recorded a liability of $3.2 million ($2.0 million net of tax) in 2010 representing our estimate of the potential cost for products sold prior to the date of sale of the Tools Group associated with this recall. In addition, we received the remaining escrow balances from our sale of Lincoln Industrial of approximately $0.5 million, and we reversed tax reserves of approximately $1.0 million due to the expiration of various statues of limitations.

4. Restructuring

During 2011, we announced and initiated certain business restructuring initiatives aimed at reducing our fixed cost structure and realigning our business. These initiatives included the reduction in hourly and salaried headcount of approximately 210 employees, which included 160 in Water & Fluid Solutions and 50 in Technical Products.

Restructuring related costs included in Selling, general and administrative expenses on the Consolidated Statements of Income include costs for severance and other restructuring costs as follows:

	Years Ended December 31
In thousands	2011	2010	2009
Severance and related costs	$11,500	$—	$11,160
Contract termination costs	—	—	2,030
Asset impairment and other restructuring costs	1,500	—	4,050

Total restructuring costs	$13,000	$—	$17,240

Total restructuring costs related to Water & Fluid Solutions and Technical Products were $11.0 million and $2.0 million, respectively, for year ended December 31, 2011.

Restructuring accrual activity recorded on the Consolidated Balance Sheets is summarized as follows:

	Years Ended December 31
In thousands	2011	2010
Beginning balance	$3,994	$14,509
Costs incurred	11,500	—
Cash payments and other	(2,689)	(10,515)

Ending balance	$12,805	$3,994

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

5. Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill for the year ended December 31, 2011 and December 31, 2010 by segment were as follows:

In thousands	December 31, 2010	Acquisitions/ divestitures	Foreign currency translation/other	December 31, 2011
Water & Fluid Solutions	$1,784,100	$466,182	$(255,501)	$1,994,781
Technical Products	281,944	—	(2,807)	279,137

Consolidated Total	$2,066,044	$466,182	$(258,308)	$2,273,918

In thousands	December 31, 2009	Acquisitions/ divestitures	Foreign currency translation/other	December 31, 2010
Water & Fluid Solutions	$1,802,913	$—	$(18,813)	$1,784,100
Technical Products	285,884	—	(3,940)	281,944

Consolidated Total	$2,088,797	$—	$(22,753)	$2,066,044

In 2011, the acquired goodwill in Water & Fluid Solutions is primarily related to the acquisition of CPT. In 2011, we recorded an impairment charge of $200.5 million in Water & Fluid Solutions which is included in “Foreign currency translation/other” above. Accumulated goodwill impairment losses were $200.5 million and $0 as of December 31, 2011 and December 31, 2010, respectively.

The detail of intangible assets consisted of the following:

	2011			2010
In thousands	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Finite-life intangibles
Patents	$5,896	$(4,038)	$1,858	$15,469	$(12,695)	$2,774
Proprietary technology	128,841	(39,956)	88,885	74,176	(29,862)	44,314
Customer relationships	358,410	(109,887)	248,523	282,479	(82,901)	199,578
Trade names	1,515	(530)	985	1,532	(383)	1,149

Total finite-life intangibles	$494,662	$(154,411)	$340,251	$373,656	$(125,841)	$247,815
Indefinite-life intangibles
Trade names	252,034	—	252,034	205,755	—	205,755

Total intangibles, net	$746,696	$(154,411)	$592,285	$579,411	$(125,841)	$453,570

Intangible asset amortization expense in 2011, 2010 and 2009 was approximately $41.9 million, $24.5 million and $27.3 million, respectively.

In 2009 we recorded an impairment charge to write down trade name intangible assets of $11.3 million in Water & Fluid Solutions .

The estimated future amortization expense for identifiable intangible assets during the next five years is as follows:

In thousands	2012	2013	2014	2015	2016
Estimated amortization expense	$38,828	$38,663	$38,296	$38,018	$37,079

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

6. Supplemental Balance Sheet Information

In thousands	2011	2010
Inventories
Raw materials and supplies	$219,487	$223,482
Work-in-process	47,707	37,748
Finished goods	182,669	144,126

Total inventories	$449,863	$405,356

Property, plant and equipment
Land and land improvements	$41,111	$36,484
Buildings and leasehold improvements	244,246	212,168
Machinery and equipment	692,930	598,554
Construction in progress	40,251	33,841

Total property, plant and equipment	1,018,538	881,047
Less accumulated depreciation and amortization	631,013	551,612

Property, plant and equipment, net	$387,525	$329,435

7. Supplemental Cash Flow Information

The following table summarizes supplemental cash flow information:

In thousands	2011	2010	2009
Interest payments	$54,516	$37,083	$43,010
Income tax payments	64,389	55,991	8,719

8. Accumulated Other Comprehensive Income (Loss)

Components of accumulated other comprehensive income (loss) consists of the following:

In thousands	2011	2010
Retirement liability adjustments, net of tax	$(112,893)	$(71,210)
Cumulative translation adjustments	(33,407)	58,184
Market value of derivative financial instruments, net of tax	(4,941)	(9,316)

Accumulated other comprehensive income (loss)	$(151,241)	$(22,342)

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

9. Debt

Debt and the average interest rates on debt outstanding are summarized as follows:

In thousands	Average interest rate December 31, 2011	Maturity (Year)	December 31, 2011	December 31, 2010
Commercial paper	1.26%	2016	$3,497	$—
Revolving credit facilities	2.04%	2016	168,500	97,500
Private placement—fixed rate	5.65%	2013 -2017	400,000	400,000
Private placement—floating rate	0.99%	2012 -2016	205,000	205,000
Public—fixed rate	5.00%	2021	500,000	—
Capital lease obligations	3.72%	2025	15,788	—
Other	3.04%	2012 -2021	16,302	4,972

Total debt, including current portion			1,309,087	707,472
Less: Current maturities			(1,168)	(18)
Short-term borrowings			(3,694)	(4,933)

Long-term debt			$1,304,225	$702,521

In May 2011, we completed a public offering of $500 million aggregate principal amount of our 5.00% Senior Notes due 2021 (the “Notes”). The Notes are guaranteed by certain of our wholly-owned domestic subsidiaries that are also guarantors under our primary bank credit facility. We used the net proceeds from the offering of the Notes to finance in part the CPT acquisition.

In April 2011, we entered into a Fourth Amended and Restated Credit Agreement (the “Credit Facility”). The Credit Facility replaced our previous $800 million revolving credit facility. The Credit Facility creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Credit Facility expires on April 28, 2016. Borrowings under the Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Credit Facility will vary based on our credit ratings. We used borrowings under the Credit Facility to fund a portion of the CPT acquisition and to fund ongoing operations.

Total availability under our existing Credit Facility was $528.0 million as of December 31, 2011, which was limited to $480.3 million by the leverage ratio financial covenant in the credit agreement.

Our debt agreements contain certain financial covenants, the most restrictive of which is a leverage ratio (total consolidated indebtedness, as defined, over consolidated net income before interest, taxes, depreciation, amortization and non-cash compensation expense, as defined) that may not exceed 3.5 to 1.0 as of the last date of each of our fiscal quarters thereafter. We were in compliance with all financial covenants in our debt agreements as of December 31, 2011.

In addition to the Credit Facility, we have various other credit facilities with an aggregate availability of $74.2 million, of which $14.1 million was outstanding at December 31, 2011. Borrowings under these credit facilities bear interest at variable rates.

We have $105 million of outstanding private placement debt maturing in May 2012. We classified this debt as long-term as of December 31, 2011 as we have the intent and ability to refinance such obligation on a long-term basis under the Credit Facility.

In March 2009, we announced the redemption of all of our remaining outstanding $133.9 million aggregate principal of our 7.85% Senior Notes due 2009. These notes were redeemed on April 15, 2009 at a redemption

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

price of $1,035.88 per $1,000 of principal outstanding plus accrued interest thereon. As a result of this transaction, we recognized a loss of $4.8 million on early extinguishment of debt in the second quarter of 2009. The loss included the write off of $0.1 million in unamortized deferred financing fees in addition to recognition of $0.3 million in previously unrecognized swap gains and cash paid of $5.0 million related to the redemption and other costs associated with the purchase.

Debt outstanding at December 31, 2011 matures on a calendar year basis as follows:

In thousands	2012	2013	2014	2015	2016	Thereafter	Total
Contractual debt obligation maturities	$3,694	$200,620	$—	$—	$288,985	$800,000	$1,293,299
Capital lease obligations	1,168	1,168	1,168	1,168	1,168	9,948	15,788

Total maturities	$4,862	$201,788	$1,168	$1,168	$290,153	$809,948	$1,309,087

As part of the CPT acquisition, we assumed a capital lease obligation related to land and buildings. As of December 31, 2011 we had a cost of $22.7 million, and accumulated amortization of $5.1 million, all of which are included in Property, plant and equipment on the Consolidated Balance Sheets.

The present value of future minimum lease payments is the total future minimum lease payments of $17.9 million less the imputed interest of $2.1 million.

10. Derivatives and Financial Instruments

Cash-flow hedges

In August 2007, we entered into a $105 million interest rate swap agreement with a major financial institution to exchange variable rate interest payment obligations for a fixed rate obligation without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the swap was August 30, 2007. The swap agreement has a fixed interest rate of 4.89% and expires in May 2012. The fixed interest rate of 4.89% plus the .50% interest rate spread over LIBOR results in an effective fixed interest rate of 5.39%. The fair value of the swap was a liability of $1.7 million and $6.4 million at December 31, 2011 and December 31, 2010, respectively and was recorded in AOCI on the Consolidated Balance Sheets.

In September 2005, we entered into a $100 million interest rate swap agreement with several major financial institutions to exchange variable-rate interest payment obligations for fixed-rate obligations without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the fixed-rate swap was April 25, 2006. The swap agreement has a fixed interest rate of 4.68% and expires in July 2013. The fixed interest rate of 4.68% plus the .60% interest rate spread over LIBOR results in an effective fixed interest rate of 5.28%. The fair value of the swap was a liability of $6.3 million and $9.4 million at December 31, 2011 and December 31, 2010, respectively and was recorded in AOCI on the Consolidated Balance Sheets.

The variable to fixed interest rate swaps are designated as cash-flow hedges. The fair value of these swaps are recorded as assets or liabilities on the Consolidated Balance Sheets. Unrealized income/expense is included in AOCI and realized income/expense and amounts due to/from swap counterparties, are included in earnings. We realized incremental interest expense resulting from the swaps of $9.3 million and $9.2 million at December 31, 2011 and December 31, 2010, respectively.

The variable to fixed interest rate swaps are designated as and are effective as cash-flow hedges. The fair value of these swaps are recorded as assets or liabilities on the Consolidated Balance Sheets, with changes in their fair value included in OCI. Derivative gains and losses included in OCI are reclassified into earnings at the time the related interest expense is recognized or the settlement of the related commitment occurs.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Failure of one or more of our swap counterparties would result in the loss of any benefit to us of the swap agreement. In this case, we would continue to be obligated to pay the variable interest payments per the underlying debt agreements which are at variable interest rates of 3 month LIBOR plus .50% for $105 million of debt and 3 month LIBOR plus ..60% for $100 million of debt. Additionally, failure of one or all of our swap counterparties would not eliminate our obligation to continue to make payments under our existing swap agreements if we continue to be in a net pay position.

At December 31, 2011 and 2010, our interest rate swaps are carried at fair value measured on a recurring basis. Fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy.

Foreign currency contract

In March 2011, we entered into a foreign currency option contract to reduce our exposure to fluctuations in the euro related to the planned CPT acquisition. The contract had a notional amount of €286.0 million, a strike price of 1.4375 and a maturity date of May 13, 2011. In May 2011, we sold the foreign currency option contract for $1.0 million. The net cost of $2.1 million is recorded in Selling, general and administrative on the Consolidated Statements on Income.

At December 31, 2010 we had a euro to U.S. dollar contract that expired on January 7, 2011 with a notional amount of $132.5 million. The fair value of the contract was an asset of $1.2 million.

We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative instruments. Our objective in holding derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates.

Fair value of financial instruments

In April 2011, as part of our planned debt issuance to fund the CPT acquisition, we entered into interest rate swap contracts to hedge movement in interest rates through the expected date of closing for a portion of the expected fixed rate debt offering. The swaps had a notional amount of $400 million with an average interest rate of 3.65%. In May 2011, upon the sale of the Notes, the swaps were terminated at a cost of $11.0 million. Because we used the contracts to hedge future interest payments, this amount is recorded in Prepaid expenses and other current assets within the Consolidated Balance Sheets and will be amortized as interest exposure over the life of the Notes.

The recorded amounts and estimated fair values of long-term debt, excluding the effects of derivative financial instruments and the recorded amounts and estimated fair value of those derivative financial instruments were as follows:

	2011		2010
In thousands	Recorded amount	Fair value	Recorded amount	Fair value
Total debt, including current portion
Variable rate	$406,978	$406,978	$307,433	$307,433
Fixed rate	902,109	954,053	400,039	438,492

Total	$1,309,087	$1,361,031	$707,472	$745,925

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following methods were used to estimate the fair values of each class of financial instrument measured on a recurring basis:

•

short-term financial instruments (cash and cash equivalents, accounts and notes receivable, accounts and notes payable and variable-rate debt) — recorded amount approximates fair value because of the short maturity period;

•

long-term fixed-rate debt, including current maturities — fair value is based on market quotes available for issuance of debt with similar terms, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance; and

•

interest rate swaps and foreign currency contract agreements — fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance.

Financial assets and liabilities measured at fair value on a recurring basis were as follows:

In thousands	Fair value December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(8,034)	$—	$(8,034)	$—
Foreign currency contract	(99)	—	(99)	—
Deferred compensation plan (1)	22,987	22,987	—	—

In thousands	Fair value December 31, 2010	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(15,768)	$—	$(15,768)	$—
Foreign currency contract	1,183	—	1,183	—
Deferred compensation plan (1)	24,126	24,126	—	—

(1)

Deferred compensation plan assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices.

11. Income Taxes

Income from continuing operations before income taxes and noncontrolling interest consisted of the following:

In thousands	2011	2010	2009
U.S.	$36,832	$217,213	$111,530
International	74,748	82,934	61,117

Income from continuing operations before taxes and noncontrolling interest	$111,580	$300,147	$172,647

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The provision for income taxes for continuing operations consisted of the following:

In thousands	2011	2010	2009
Currently payable
Federal	$51,158	$44,766	$10,502
State	6,980	6,591	2,456
International	24,005	17,877	13,947

Total current taxes	82,143	69,234	26,905
Deferred
Federal and state	419	26,445	26,733
International	(9,503)	1,521	2,790

Total deferred taxes	(9,084)	27,966	29,523

Total provision for income taxes	$73,059	$97,200	$56,428

Reconciliation of the U.S. statutory income tax rate to our effective tax rate for continuing operations follows:

Percentages	2011	2010	2009
U.S. statutory income tax rate	35.0	35.0	35.0
State income taxes, net of federal tax benefit	3.3	2.1	2.6
Tax effect of stock-based compensation	0.4	0.2	0.2
Tax effect of international operations	(9.8)	(3.8)	(3.5)
Tax credits	(0.9)	(0.3)	(1.4)
Domestic manufacturing deduction	(3.3)	(1.4)	(0.4)
ESOP dividend benefit	(0.6)	(0.2)	(0.4)
Goodwill	40.4	—	—
All other, net	1.0	0.8	0.6

Effective tax rate on continuing operations	65.5	32.4	32.7

Reconciliation of the beginning and ending gross unrecognized tax benefits follows:

In thousands	2011	2010	2009
Gross unrecognized tax benefits — beginning balance	$24,260	$29,962	$28,139
Gross increases for tax positions in prior periods	2,042	286	3,191
Gross decreases for tax positions in prior periods	(192)	(2,490)	(2,433)
Gross increases based on tax positions related to the current year	3,201	1,431	1,789
Gross decreases related to settlements with taxing authorities	(2,465)	(4,182)	(209)
Reductions due to statute expiration	(377)	(747)	(515)

Gross unrecognized tax benefits at December 31	$26,469	$24,260	$29,962

Included in the $26.5 million of total gross unrecognized tax benefits as of December 31, 2011 was $24.5 million of tax benefits that, if recognized, would impact the effective tax rate. It is reasonably possible that the gross unrecognized tax benefits as of December 31, 2011 may decrease by a range of $0 to $18.7 million during the next twelve months primarily as a result of the resolution of federal, state and foreign examinations and the expiration of various statutes of limitations.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The determination of annual income tax expense takes into consideration amounts which may be needed to cover exposures for open tax years. The Internal Revenue Service (“IRS”) has examined our U.S. federal income tax returns through 2003 with no material adjustments. The IRS has also completed a survey of our 2004 U.S. federal income tax return with no material findings. The IRS is currently examining our federal tax returns for years 2005 through 2009. No material adjustments have been proposed, however, actual settlements may differ from amounts accrued.

We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Interest expense, respectively, which is consistent with our past practices. As of December 31, 2011, we had recorded approximately $0.9 million for the possible payment of penalties and $5.9 million related to the possible payment of interest expense.

U.S. income taxes have not been provided on undistributed earnings of international subsidiaries. It is our intention to reinvest these earnings permanently or to repatriate the earnings only when it is tax effective to do so. As of December 31, 2011, approximately $261.1 million of unremitted earnings attributable to international subsidiaries were considered to be indefinitely invested. It is not practicable to estimate the amount of tax that might be payable if such earnings were to be remitted.

Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences.” We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in future periods) and “deferred tax liabilities” (generally items for which we received a tax deduction but the tax impact has not yet been recorded in the Consolidated Statements of Income).

Deferred taxes were classified in the Consolidated Balance Sheets as follows:

In thousands	2011	2010
Deferred tax assets	$60,899	$56,349
Other noncurrent assets	—	1,647

Other current liabilities	—	(547)
Deferred tax liabilities	(188,957)	(169,198)

Net deferred tax liability	$(128,058)	$(111,749)

The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

	2011 Deferred tax		2010 Deferred tax
In thousands	tax Assets	Liabilities	tax Assets	Liabilities
Accounts receivable allowances	$3,726	$—	$4,490	$—
Inventory valuation	18,891	—	17,381	—
Accelerated depreciation/amortization	—	13,270	—	11,436
Accrued product claims and warranties	22,430	—	25,753	—
Employee benefit accruals	129,642	—	110,547	—
Goodwill and other intangibles	—	191,067	—	187,103
Other, net	—	98,410	—	71,381

Total deferred taxes	$174,689	$302,747	$158,171	$269,920

Net deferred tax liability		$(128,058)		$(111,749)

Included in Other, net in the table above are deferred tax assets of $3.3 million and $2.3 million as of December 31, 2011 and 2010, respectively, related to a foreign tax credit carryover from the tax period ended December 31, 2006 and related to state net operating losses. The foreign tax credit is eligible for carryforward until the tax period ending December 31, 2016.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Non-U.S. tax losses of $82.3 million and $49.6 million were available for carryforward at December 31, 2011 and 2010, respectively. A valuation allowance reflected above in Other, net of $11.7 million and $9.4 million exists for deferred income tax benefits related to the non-U.S. loss carryforwards available as of December 31, 2011 and 2010, respectively that may not be realized. We believe that sufficient taxable income will be generated in the respective countries to allow us to fully recover the remainder of the tax losses. The non-U.S. operating losses are subject to varying expiration periods and will begin to expire in 2012. State tax losses of $69.2 million and $69.3 million were available for carryforward at December 31, 2011 and 2010, respectively. A valuation allowance reflected above in Other, net of $1.5 million and $2.4 million exists for deferred income tax benefits related to the carryforwards available at December 31, 2011 and 2010, respectively. Certain state tax losses will expire in 2012, while others are subject to carryforward periods of up to twenty years.

12. Benefit Plans

Pension and post-retirement benefits

We sponsor domestic and foreign defined-benefit pension and other post-retirement plans. Pension benefits are based principally on an employee’s years of service and/or compensation levels near retirement. In addition, we also provide certain post-retirement health care and life insurance benefits. Generally, the post-retirement health care and life insurance plans require contributions from retirees. We use a December 31 measurement date each year. In December 2007, we announced that we will be freezing certain pension plans as of December 31, 2017.

Obligations and funded status

The following tables present reconciliations of the benefit obligation of the plans, the plan assets of the pension plans and the funded status of the plans:

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation beginning of year	$586,808	$552,309	$33,715	$35,301
Service cost	12,466	11,588	180	200
Interest cost	32,768	31,671	1,889	2,013
Amendments	—	(281)	—	—
Settlements	(257)	(104)	—	—
Actuarial (gain) loss	62,751	24,677	2,494	(647)
Translation (gain) loss	(2,477)	(4,208)	—	—
Benefits paid	(30,488)	(28,844)	(3,197)	(3,152)

Benefit obligation end of year	$661,571	$586,808	$35,081	$33,715

Change in plan assets
Fair value of plan assets beginning of year	$385,483	$329,188	$—	$—
Actual gain (loss) return on plan assets	27,971	35,495	—	—
Company contributions	37,097	49,840	3,197	3,152
Settlements	(257)	(104)	—	—
Translation gain (loss)	(35)	(92)	—	—
Benefits paid	(30,488)	(28,844)	(3,197)	(3,152)

Fair value of plan assets end of year	$419,771	$385,483	$—	$—

Funded status
Plan assets less than benefit obligation	$(241,800)	$(201,325)	$(35,081)	$(33,715)

Net amount recognized	$(241,800)	$(201,325)	$(35,081)	$(33,715)

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Of the $241.8 million underfunding at December 31, 2011, $137.9 million relates to foreign pension plans and our supplemental executive retirement plans which are not commonly funded.

Amounts recognized in the Consolidated Balance Sheets are as follows:

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Current liabilities	$(5,745)	$(5,343)	$(3,307)	$(3,390)
Noncurrent liabilities	(236,055)	(195,982)	(31,774)	(30,325)

Net amount recognized	$(241,800)	$(201,325)	$(35,081)	$(33,715)

The accumulated benefit obligation for all defined benefit plans was $625.9 million and $557.7 million at December 31, 2011 and 2010, respectively.

Information for pension plans with an accumulated benefit obligation or projected benefit obligation in excess of plan assets are as follows:

In thousands	2011	2010
Pension plans with an accumulated benefit obligation in excess of plan assets:
Fair value of plan assets	$419,771	$385,483
Accumulated benefit obligation	625,884	557,712
Pension plans with a projected benefit obligation in excess of plan assets:
Fair value of plan assets	$419,771	$385,483
Accumulated benefit obligation	661,571	586,808

Components of net periodic benefit cost are as follows:

	Pension benefits			Post-retirement
In thousands	2011	2010	2009	2011	2010	2009
Service cost	$12,466	$11,588	$12,334	$180	$200	$214
Interest cost	32,768	31,671	32,612	1,889	2,013	2,377
Expected return on plan assets	(31,849)	(30,910)	(30,286)	—	—	—
Amortization of transition obligation	—	13	25	—	—	—
Amortization of prior year service cost (benefit)	—	7	23	(27)	(27)	(41)
Recognized net actuarial (gain) loss	3,887	1,674	82	(3,306)	(3,295)	(3,326)
Settlement gain	23	(8)	(9)	—	—	—

Net periodic benefit cost	$17,295	$14,035	$14,781	$(1,264)	$(1,109)	$(776)

Amounts not yet recognized in net periodic benefit cost and included in accumulated other comprehensive income (pre-tax):

	Pension benefits		Post-retirement
In thousands	2011	2010	2011	2010
Prior service cost (benefit)	(171)	(162)	(850)	(878)
Net actuarial (gain) loss	201,093	138,558	(14,982)	(20,781)

Accumulated other comprehensive (income) loss	$200,922	$138,396	$(15,832)	$(21,659)

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The estimated amount that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2012 is as follows:

In thousands	Pension benefits	Post- retirement
Prior service cost (benefit)	$—	$(27)
Net actuarial (gain) loss	10,308	(3,306)

Total estimated 2012 amortization	$10,308	$(3,333)

Additional information

Change in accumulated other comprehensive income, net of tax:

In thousands	2011	2010
Beginning of the year	$(71,210)	$(58,448)
Additional prior service cost incurred during the year	—	171
Actuarial gains (losses) incurred during the year	(42,139)	(11,861)

Translation gains (losses) incurred during the year	118	(75)
Amortization during the year:
Transition obligation	—	8
Unrecognized prior service cost (benefit)	(16)	(12)
Actuarial gains	354	(993)

End of the year	$(112,893)	$(71,210)

Assumptions

Weighted-average assumptions used to determine domestic benefit obligations at December 31 are as follows:

	Pension benefits			Post-retirement
Percentages	2011	2010	2009	2011	2010	2009
Discount rate	5.05	5.90	6.00	5.05	5.90	6.00
Rate of compensation increase	4.00	4.00	4.00

Weighted-average assumptions used to determine the domestic net periodic benefit cost for years ending December 31 are as follows:

	Pension benefits			Post-retirement
Percentages	2011	2010	2009	2011	2010	2009
Discount rate	5.90	6.00	6.50	5.90	6.00	6.50
Expected long-term return on plan assets	8.00	8.50	8.50
Rate of compensation increase	4.00	4.00	4.00

Discount rate

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year based on our December 31 measurement date. The discount rate was determined by matching our expected benefit payments to payments from a stream of AA or higher bonds available in the marketplace, adjusted to eliminate the effects of call provisions. This produced a discount rate for our U.S. plans of 5.05% in

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

2011, 5.90% in 2010 and 6.00% in 2009. The discount rates on our foreign plans ranged from 0.75% to 5.00% in 2011, 0.75% to 5.40% in 2010 and 2.00% to 6.00% in 2009. There are no other known or anticipated changes in our discount rate assumption that will impact our pension expense in 2012.

Expected rate of return

Our expected rate of return on plan assets was 8.0% for 2011 and 8.5%, 2010 and 2009. The expected rate of return is designed to be a long-term assumption that may be subject to considerable year-to-year variance from actual returns. In developing the expected long-term rate of return, we considered our historical returns, with consideration given to forecasted economic conditions, our asset allocations, input from external consultants and broader longer-term market indices. In 2011, the pension plan assets yielded returns of 7.8% and returns of 11.2% and 19.5% in 2010 and 2009. Our expected rate of return on plan assets assumption is 7.5% for 2012.

We base our determination of pension expense or income on a market-related valuation of assets which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five- year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a five-year-period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

Unrecognized pension and post-retirement losses

As of our December 31, 2011 measurement date, our plans have $186.1 million of cumulative unrecognized losses. To the extent the unrecognized losses, when adjusted for the difference between market and market related values of assets, exceeds 10% of the projected benefit obligation, it will be amortized into expense each year on a straight-line basis over the remaining expected future-working lifetime of active participants (currently approximating 12 years).

The assumed health care cost trend rates at December 31 are as follows:

	2011	2010
Health care cost trend rate assumed for next year	7.50%	7.50%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2027	2027

The assumed health care cost trend rates can have a significant effect on the amounts reported for health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1-Percentage-point	1-Percentage-point
In thousands	increase	decrease
Effect on total annual service and interest cost	$45	$(40)
Effect on post-retirement benefit obligation	905	(801)

Plan assets

Objective

The primary objective of our investment strategy is to meet the pension obligation to our employees at a reasonable cost to us. This is primarily accomplished through growth of capital and safety of the funds invested.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The plans will therefore be actively invested to achieve real growth of capital over inflation through appreciation of securities held and through the accumulation and reinvestment of dividend and interest income.

Asset allocation

Our actual overall asset allocation for the plans as compared to our investment policy goals is as follows:

	Plan assets		Target allocation
Asset class	2011	2010	2011	2010
Equity securities	42%	47%	40%	50%
Fixed income investments	50%	37%	50%	40%
Alternative investments	5%	12%	10%	10%
Cash	3%	4%	—%	—%

While the target allocations do not have a percentage allocated to cash, the plan assets will always include some cash due to cash flow requirements.

As part of our strategy to reduce U.S. pension plan funded status volatility, we plan to increase the allocation to long duration fixed income securities in future years as the funded status of our U.S. pension plans improve. In 2011 we increased our fixed income investments from 40% to 50% and from 30% to 40% in 2010.

Fair value measurement

The following table presents our plan assets using the fair value hierarchy as of December 31, 2011 and December 31, 2010.

in thousands	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash equivalents	$—	$13,084	$—	$13,084
Fixed income:
Corporate and non U.S. government	—	76,046	150	76,196
U.S. treasuries	—	82,989	—	82,989
Mortgage-backed securities	—	40,286	629	40,915
Other	—	7,958	219	8,177
Global equity securities:
Small cap equity	7,094	—	—	7,094
Mid cap equity	7,528	4	—	7,532
Large cap equity	—	47,398	—	47,398
International equity	19,942	19,652	—	39,594
Long/short equity	—	56,575	—	56,575
Pentair company stock	16,645	—	—	16,645
Other investments	—	4,563	19,009	23,572

Total as of December 31, 2011	$51,209	$348,555	$20,007	$419,771

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

in thousands	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash equivalents	$—	$13,803	$—	$13,803
Fixed income:
Corporate and non U.S. government	—	42,544	284	42,828
U.S. treasuries	—	60,710	—	60,710
Mortgage-backed securities	—	30,052	1,368	31,420
Other	—	6,818	125	6,943
Global equity securities:
Small cap equity	7,982	—	—	7,982
Mid cap equity	8,811	—	—	8,811
Large cap equity	—	45,700	—	45,700
International equity	23,964	21,895	—	45,859
Long/short equity	—	56,639	—	56,639
Pentair company stock	18,255	—	—	18,255
Other investments	—	33,542	12,991	46,533

Total as of December 31, 2010	$59,012	$311,703	$14,768	$385,483

Valuation methodologies used for investments measured at fair value are as follows:

•	Cash equivalents: Consist of investments in commingled funds valued based on observable market data. Such investments are classified as Level 2.

•

Fixed income: Investments in corporate bonds, government securities, mortgages and asset-backed securities are value based upon quoted market prices for identical or similar securities and other observable market data. Investments in commingled funds are generally valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service. Such investments are classified as Level 2. Certain investments in commingled funds are valued based on unobservable inputs due to liquidation restrictions. These investments are classified as Level 3.

•

Global equity securities: Equity securities and Pentair common stock are valued based on the closing market price in an active market and are classified as Level 1. Investments in commingled funds are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service. Such investments are classified as Level 2.

•

Other investments: Other investments include investments in commingled funds with diversified investment strategies. Investments in commingled funds that are valued at the net asset value of units held at the end of the period based upon the value of the underlying investments as determined by quoted market prices or by a pricing service are classified as Level 2. Investments in commingled funds that are valued based on unobservable inputs due to liquidation restrictions are classified as Level 3.

The following tables present a reconciliation of Level 3 assets held during the years ended December 31, 2011 and December 31, 2010, respectively.

	Balance January 1, 2011	Net realized and unrealized gains (losses)	Net purchases, issuances and settlements	Net transfers into (out of) level 3	Balance December 31, 2011
Other investments	$12,991	$251	$5,767	$—	$19,009
Fixed income investments	1,777	87	(866)	—	998

	$14,768	$338	$4,901	$—	$20,007

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

	Balance January 1, 2010	Net realized and unrealized gains (losses)	Net purchases, issuances and settlements	Net transfers into (out of) level 3	Balance December 31, 2010
Other investments	$14,427	$678	$(2,114)	$—	$12,991
Fixed income investments	2,739	334	(1,296)	—	1,777

	$17,166	$1,012	$(3,410)	$—	$14,768

Cash flows

Contributions

Pension contributions totaled $37.1 million and $49.8 million in 2011 and 2010, respectively. Our 2012 required pension contributions are expected to be in the range of $40 million to $45 million. The 2012 expected contributions will equal or exceed our minimum funding requirements.

Estimated future benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by the plans as follows:

In millions	Pension benefits	Post-retirement
2012	$31.8	$3.3
2013	32.6	3.2
2014	33.5	3.1
2015	35.9	3.0
2016	38.7	2.9
2017-2021	221.4	13.1

Savings plan

We have a 401(k) plan (“the plan”) with an employee stock ownership (“ESOP”) bonus component, which covers certain union and nearly all non-union U.S. employees who meet certain age requirements. Under the plan, eligible U.S. employees may voluntarily contribute a percentage of their eligible compensation. We match contributions made by employees who meet certain eligibility and service requirements. Our matching contribution is 100% of eligible employee contributions for the first 1% of eligible compensation and 50% of the next 5% of eligible compensation. In June 2009, we temporarily suspended the company match of the plan and ESOP. We reinstated the company match in 2010.

In addition to the matching contribution, all employees who meet certain service requirements receive a discretionary ESOP contribution equal to 1.5% of annual eligible compensation.

Our combined expense for the plan and ESOP was approximately $15.8 million, $11.0 million and $6.7 million, in 2011, 2010 and 2009, respectively.

Other retirement compensation

Total other accrued retirement compensation was $12.6 million and $13.9 million in 2011 and 2010, respectively and is included in the Pension and other retirement compensation line of our Consolidated Balance Sheet.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

13. Shareholders’ Equity

Authorized shares

We may issue up to 250 million shares of common stock. Our Board of Directors may designate up to 15 million of those shares as preferred stock. On December 10, 2004, the Board of Directors designated a new series of preferred stock with authorization to issue up to 2.5 million shares, Series A Junior Participating Preferred Stock, par value $0.10 per share. No shares of preferred stock were issued or outstanding as of December 31, 2011 or December 31, 2010.

Purchase rights

On December 10, 2004, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The dividend was payable upon the close of business on January 28, 2005 to the shareholders of record upon the close of business on January 28, 2005. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, at a price of $240.00 per one one-hundredth of a share, subject to adjustment. However, the Rights are not exercisable unless certain change in control events occur, such as a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of our outstanding common stock. The description and terms of the Rights are set forth in a Rights Agreement, dated December 10, 2004. The Rights will expire on January 28, 2015, unless the Rights are earlier redeemed or exchanged in accordance with the terms of the Rights Agreement. On January 28, 2005, the common share purchase rights issued pursuant to the Rights Agreement dated July 31, 1995 were redeemed in their entirety for an amount equal to $0.0025 per right.

Share repurchases

In July 2010, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. As of December 31, 2010 we had repurchased 734,603 shares for $25 million pursuant to this plan. In December 2010, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. As of December 31, 2011, we had repurchased 389,300 shares for $12.5 million pursuant to this authorization, which expired in December 2011. In December 2011, the Board of Directors authorized the repurchase of shares of our common stock up to a maximum dollar limit of $25 million. This authorization expires in December 2012.

14. Stock Plans

Total stock-based compensation expense in 2011, 2010 and 2009 was $19.5 million, $21.5 million and $17.3 million, respectively.

Omnibus stock incentive plans

In May 2008, the 2008 Omnibus Stock Incentive Plan as Amended and Restated (the “2008 Plan” or the “Plan”) was approved by shareholders. The 2008 Plan authorizes the issuance of additional shares of our common stock and extends through February 2018. The 2008 Plan allows for the granting of nonqualified stock options; incentive stock options; restricted shares; restricted stock units; dividend equivalent units; stock appreciation rights; performance shares; performance units; and other stock based awards.

The Plan is administered by our Compensation Committee (the “Committee”), which is made up of independent members of our Board of Directors. Employees eligible to receive awards under the Plan are managerial, administrative or other key employees who are in a position to make a material contribution to the continued profitable growth and long-term success of Pentair. The Committee has the authority to select the recipients of

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

awards, determine the type and size of awards, establish certain terms and conditions of award grants and take certain other actions as permitted under the Plan. The Plan restricts the Committee’s authority to reprice awards or to cancel and reissue awards at lower prices.

The Omnibus Stock Incentive Plan approved by the shareholders in 2004 (the “2004 Plan”) expired upon approval of the 2008 Plan by shareholders. Prior grants made under the 2004 Plan and earlier stock incentive plans remained outstanding on the terms in effect at the time of grant.

Non-qualified and incentive stock options

Under the Plan, we may grant stock options to any eligible employee with an exercise price equal to the market value of the shares on the dates the options were granted. Options generally vest over a three-year period commencing on the grant date and expire ten years after the grant date. Annual expense for the fair value of stock options was $8.9 million in 2011, $10.7 million in 2010 and $7.1 million in 2009.

Restricted shares and restricted stock units

Under the Plan, eligible employees are awarded restricted shares or restricted stock units (awards) of our common stock. Share awards generally vest from two to five years after issuance, subject to continuous employment and certain other conditions. Restricted share awards are valued at market value on the date of grant and are expensed over the vesting period. Annual expense for the fair value of restricted shares and restricted stock units was $10.6 million in 2011, $10.8 million in 2010 and $10.2 million in 2009.

Stock appreciation rights, performance shares and performance units

Under the Plan, the Committee is permitted to issue these awards which are generally earned over a three-year vesting period and are tied to specific financial metrics.

Outside directors nonqualified stock option plan

Nonqualified stock options were granted to outside directors under the Outside Directors Nonqualified Stock Option Plan (the “Directors Plan”) with an exercise price equal to the market value of the shares on the option grant dates. Options generally vest over a three-year period commencing on the grant date and expire ten years after the grant date. The Directors Plan expired in January 2008. Prior grants remain outstanding on the terms in effect at the time of grant.

Non-employee Directors are also eligible to receive awards under the 2008 Plan. Director awards are made by our Governance Committee, which is made up of independent members of our Board of Directors.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Stock options

The following table summarizes stock option activity under all plans:

Options outstanding	Shares	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Balance January 1, 2011	7,967,416	$31.34
Granted	817,707	36.73
Exercised	(839,886)	25.03
Forfeited	(45,203)	32.86
Expired	(62,338)	40.06

Balance December 31, 2011	7,837,696	$32.50	5.6	$20,161,647

Options exercisable as of December 31, 2011	5,694,049	$32.38	4.6	$16,052,331
Options expected to vest as of December 31, 2011	2,107,848	$32.82	8.2	$4,109,316

The weighted-average grant date fair value of options granted in 2011, 2010 and 2009 was estimated to be $9.98, $9.47 and $5.09 per share, respectively. The total intrinsic value of options that were exercised during 2011, 2010 and 2009 was $10.9 million, $7.4 million and $5.2 million, respectively. At December 31, 2011, the total unrecognized compensation cost related to stock options was $5.3 million. This cost is expected to be recognized over a weighted average period of 1.4 years.

We estimated the fair values using the Black-Scholes option-pricing model, modified for dividends and using the following assumptions:

	2011	2010	2009
Risk-free interest rate	1.51%	2.45%	1.77%
Expected dividend yield	2.32%	2.30%	3.20%
Expected stock price volatility	35.50%	35.00%	32.50%
Expected lives	5.5 yrs	5.5 yrs	5.2 yrs

Cash received from option exercises for the years ended December 31, 2011, 2010 and 2009 was $14.7 million, $14.9 million and $8.2 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $4.1 million, $2.8 million and $1.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Restricted share awards

The following table summarizes restricted share award activity under all plans:

Restricted shares outstanding	Shares	Weighted average grant date fair value
Balance January 1, 2011	1,309,403	$29.33
Granted	278,418	36.60
Vested	(276,956)	31.63
Forfeited	(60,783)	28.32

Balance December 31, 2011	1,250,082	$30.49

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

As of December 31, 2011, there was $16.4 million of unrecognized compensation cost related to restricted share compensation arrangements granted under the 2004 Plan and the 2008 Plan. That cost is expected to be recognized over a weighted-average period of 2.0 years. The total fair value of shares vested during the years ended December 31, 2011, 2010 and 2009, was $10.2 million, $12.7 million and $5.5 million, respectively. The actual tax benefit realized for the tax deductions from restricted share compensation arrangements totaled $3.6 million, $3.4 million and $2.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

15. Business Segments

We classify our continuing operations into the following business segments based primarily on types of products offered and markets served:

•

Water & Fluid Solutions — manufactures and markets essential products and systems used in the movement, storage, treatment and enjoyment of water. Products include water and wastewater pumps; filtration and purification components and systems; storage tanks and pressure vessels; and pool and spa equipment and accessories.

•

Technical Products — designs, manufactures and markets standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Applications served include industrial machinery, data communications, networking, telecommunications, test and measurement, automotive, medical, security, defense and general electronics. Products include mild steel, stainless steel, aluminum and non-metallic enclosures, cabinets, cases, subracks, backplanes and associated thermal management systems.

•	Other — is primarily composed of unallocated corporate expenses, our captive insurance subsidiary, intermediate finance companies and divested operations.

The accounting policies of our operating segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on the sales and operating income of the segments and use a variety of ratios to measure performance. These results are not necessarily indicative of the results of operations that would have occurred had each segment been an independent, stand-alone entity during the periods presented.

Financial information by reportable business segment is included in the following summary:

In thousands	2011	2010	2009	2011	2010	2009
	Net sales to external customers			Operating income (loss)
Water & Fluid Solutions	$2,369,804	$2,041,281	$1,847,764	$58,311	$231,588	$163,745
Technical Products	1,086,882	989,492	844,704	185,240	151,533	100,355
Other	—	—	—	(75,034)	(48,966)	(44,152)

Consolidated	$3,456,686	$3,030,773	$2,692,468	$168,517	$334,155	$219,948

	Identifiable assets (1)			Depreciation
Water & Fluid Solutions	$3,792,188	$3,409,556	$3,205,774	$42,419	$37,449	$44,063
Technical Products	651,693	728,969	716,092	17,826	17,544	19,035
Other (1)	142,432	(164,992)	(10,532)	5,990	3,002	1,725

Consolidated	$4,586,313	$3,973,533	$3,911,334	$66,235	$57,995	$64,823

	Amortization			Capital expenditures
Water & Fluid Solutions	$39,451	$22,981	$34,919	$49,241	$39,631	$36,513
Technical Products	2,446	2,610	2,687	15,806	8,336	15,388
Other	—	593	3,051	8,301	11,556	2,236

Consolidated	$41,897	$26,184	$40,657	$73,348	$59,523	$54,137

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

The following table presents certain geographic information:

In thousands	2011	2010	2009	2011	2010	2009
	Net sales to external customers			Long-lived assets
U.S.	$2,336,845	$2,222,856	$1,964,138	$195,631	$196,440	$203,206
Europe	701,865	470,879	439,312	140,290	77,000	87,880
Asia and other	417,976	337,038	289,018	51,604	55,995	42,602

Consolidated	$3,456,686	$3,030,773	$2,692,468	$387,525	$329,435	$333,688

(1)	All cash and cash equivalents are included in Other

Net sales are based on the location in which the sale originated. Long-lived assets represent property, plant and equipment, net of related depreciation.

We offer a broad array of products and systems to multiple markets and customers for which we do not have the information systems to track revenues by primary product category. However, our net sales by segment are representative of our sales by major product category.

We sell our products through various distribution channels including wholesale and retail distributors, original equipment manufacturers and home centers. In Water & Fluid Solutions, one customer accounted for approximately 10% of segment sales in 201l and 2010 and no single customer accounted for more than 10% of segment sales in 2009. In Technical Products, no single customer accounted for more than 10% of segment sales in 2011, 2010 or 2009.

16. Commitments and Contingencies

Operating lease commitments

Net rental expense under operating leases follows:

In thousands	2011	2010	2009
Gross rental expense	$39,808	$32,662	$32,799
Sublease rental income	(455)	(225)	(74)

Net rental expense	$39,353	$32,437	$32,725

Future minimum lease commitments under non-cancelable operating leases, principally related to facilities, vehicles, and machinery and equipment are as follows:

In thousands	2012	2013	2014	2015	2016	Thereafter	Total
Minimum lease payments	$25,961	$19,343	$15,944	$12,689	$10,331	$16,794	$101,062
Minimum sublease rentals	(280)	(283)	(285)	(118)	(103)	(103)	(1,172)

Net future minimum lease commitments	$25,681	$19,060	$15,659	$12,571	$10,228	$16,691	$99,890

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Environmental

We have been named as defendants, targets, or PRPs in a small number of environmental clean-ups, in which our current or former business units have generally been given de minimis status. To date, none of these claims have resulted in clean-up costs, fines, penalties, or damages in an amount material to our financial position or results of operations. We have disposed of a number of businesses in the past and in certain cases, such as the disposition of the Cross Pointe Paper Corporation uncoated paper business in 1995, the disposition of the Federal Cartridge Company ammunition business in 1997, the disposition of Lincoln Industrial in 2001 and the disposition of the Tools Group in 2004, we have retained responsibility and potential liability for certain environmental obligations. We have received claims for indemnification from purchasers of these businesses and have established what we believe to be adequate accruals for potential liabilities arising out of retained responsibilities. We settled some of the claims in prior years; to date our recorded accruals have been adequate.

In addition, there are ongoing environmental issues at a limited number of sites, including one site acquired in the acquisition of Essef Corporation in 1999, which relates to operations no longer carried out at the sites. We have established what we believe to be adequate accruals for remediation costs at these sites. We do not believe that projected response costs will result in a material liability.

We may be named as a PRP at other sites in the future, for both divested and acquired businesses. When the outcome of the matter is probable and it is possible to provide reasonable estimates of our liability with respect to environmental sites, provisions have been made in accordance with GAAP. As of December 31, 2011 and 2010, our undiscounted reserves for such environmental liabilities were approximately $1.5 million and $1.3 million, respectively. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental clean-up costs and liabilities will not exceed the amount of our current reserves.

Litigation

We have been made parties to a number of actions filed or have been given notice of potential claims relating to the conduct of our business, including those pertaining to commercial disputes, product liability, environmental, safety and health, patent infringement and employment matters.

We record liabilities for an estimated loss from a loss contingency where the outcome of the matter is probable and can be reasonably estimated. Factors that are considered when determining whether the conditions for accrual have been met include the (a) nature of the litigation, claim, or assessment, (b) progress of the case, including progress after the date of the financial statements but before the issuance date of the financial statements, (c) opinions of legal counsel and (d) management’s intended response to the litigation, claim, or assessment. Where the reasonable estimate of the probable loss is a range, we record the most likely estimate of the loss. When no amount within the range is a better estimate than any other amount, however, the minimum amount in the range is accrued. Gain contingencies are not recorded until realized.

While we believe that a material impact on our consolidated financial position, results of operations, or cash flows from any such future charges is unlikely, given the inherent uncertainty of litigation, a remote possibility exists that a future adverse ruling or unfavorable development could result in future charges that could have a material impact. We do and will continue to periodically reexamine our estimates of probable liabilities and any associated expenses and receivables and make appropriate adjustments to such estimates based on experience and developments in litigation. As a result, the current estimates of the potential impact on our consolidated financial position, results of operations and cash flows for the proceedings and claims could change in the future.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Product liability claims

We are subject to various product liability lawsuits and personal injury claims. A substantial number of these lawsuits and claims are insured and accrued for by Penwald, our captive insurance subsidiary. Penwald records a liability for these claims based on actuarial projections of ultimate losses. For all other claims, accruals covering the claims are recorded, on an undiscounted basis, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on existing information. The accruals are adjusted periodically as additional information becomes available. In 2004, we disposed of the Tools Group and we retained responsibility for certain product claims. We have not experienced significant unfavorable trends in either the severity or frequency of product liability lawsuits or personal injury claims.

Warranties and guarantees

In connection with the disposition of our businesses or product lines, we may agree to indemnify purchasers for various potential liabilities relating to the sold business, such as pre-closing tax, product liability, warranty, environmental, or other obligations. The subject matter, amounts and duration of any such indemnification obligations vary for each type of liability indemnified and may vary widely from transaction to transaction. Generally, the maximum obligation under such indemnifications is not explicitly stated and as a result, the overall amount of these obligations cannot be reasonably estimated. Historically, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss in any of these matters, the loss would not have a material effect on our financial condition or results of operations.

We recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

We provide service and warranty policies on our products. Liability under service and warranty policies is based upon a review of historical warranty and service claim experience. Adjustments are made to accruals as claim data and historical experience warrant.

The changes in the carrying amount of service and product warranties for the years ended December 31, 2011 and 2010 were as follows:

In thousands	2011	2010
Balance at beginning of the year	$30,050	$24,288
Service and product warranty provision	50,096	56,553
Payments	(53,937)	(50,729)
Acquired	3,575	—
Translation	(429)	(62)

Balance at end of the period	$29,355	$30,050

Stand-by letters of credit and bonds

In the ordinary course of business, we are required to commit to bonds that require payments to our customers for any non-performance. The outstanding face value of the bonds fluctuates with the value of our projects in process and in our backlog. In addition, we issue financial stand-by letters of credit primarily to secure our performance to third parties under self-insurance programs. As of December 31, 2011 and December 31, 2010, the outstanding value of these instruments totaled $136.2 million and $116.5 million, respectively.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

17. Selected Quarterly Financial Data (Unaudited)

The following table represents the 2011 quarterly financial information:

	2011
In thousands, except per-share data	First	Second	Third	Fourth	Year
Net sales	$790,273	$910,175	$890,546	$865,692	$3,456,686
Gross profit	249,059	287,736	272,062	264,865	1,073,722
Operating income	86,177	109,422	92,903	(119,985)	168,517
Income from continuing operations	52,034	68,137	52,054	(133,704)	38,521
Net income from continuing operations attributable to Pentair, Inc.	50,541	66,712	51,092	(134,123)	34,222
Earnings per common share attributable to Pentair, Inc. (1)
Basic
Continuing operations	$0.52	$0.68	$0.52	$(1.36)	$0.35

Basic earnings per common share	$0.52	$0.68	$0.52	$(1.36)	$0.35

Diluted
Continuing operations	$0.51	$0.67	$0.51	$(1.36)	$0.34

Diluted earnings per common share	$0.51	$0.67	$0.51	$(1.36)	$0.34

(1)	Amounts may not total to annual earnings because each quarter and year are calculated separately based on basic and diluted weighted-average common shares outstanding during that period.

The following table represents the 2010 quarterly financial information:

	2010
In thousands, except per-share data	First	Second	Third	Fourth	Year
Net sales	$707,013	$796,167	$773,735	$753,858	$3,030,773
Gross profit	213,702	248,168	236,542	232,228	930,640
Operating income	63,601	100,126	90,823	79,605	334,155
Income from continuing operations	36,029	61,612	55,729	49,577	202,947
Gain (loss) on disposal of discontinued operations, net of tax	524	593	549	(2,292)	(626)
Net income from continuing operations attributable to to Pentair, Inc.	34,797	60,488	54,501	48,668	198,454
Earnings per common share attributable to Pentair, Inc. (1)
Basic
Continuing operations	$0.35	$0.61	$0.55	$0.50	$2.02
Discontinued operations	0.01	0.01	0.01	(0.02)	(0.01)

Basic earnings per common share	$0.36	$0.62	$0.56	$0.48	$2.01

Diluted
Continuing operations	$0.35	$0.61	$0.55	$0.49	$2.00
Discontinued operations	0.01	—	—	(0.02)	(0.01)

Diluted earnings per common share	$0.36	$0.61	$0.55	$0.47	$1.99

(1)	Amounts may not total to annual earnings because each quarter and year are calculated separately based on basic and diluted weighted-average common shares outstanding during that period.

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

18. Financial Statements of Subsidiary Guarantors

Certain of the domestic subsidiaries (the “Guarantor Subsidiaries”) of Pentair, Inc. (the “Parent Company”), each of which is directly or indirectly wholly-owned by the Parent Company, jointly and severally, and fully and unconditionally, guarantee the Parent Company’s indebtedness under the Notes and the Credit Facility. The following supplemental financial information sets forth the Condensed Consolidated Statements of Income, the Condensed Consolidated Balance Sheets, and the Condensed Consolidated Statements of Cash Flows for the Parent Company, the Guarantor Subsidiaries, the non-Guarantor Subsidiaries, and total consolidated Pentair and subsidiaries.

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,243,362	$1,437,242	$(223,918)	$3,456,686
Cost of goods sold	4,000	1,562,298	1,039,362	(222,696)	2,382,964

Gross profit	(4,000)	681,064	397,880	(1,222)	1,073,722
Selling, general and administrative	18,967	338,830	269,952	(1,222)	626,527
Research and development	1,032	41,860	35,266	—	78,158
Goodwill impairment	—	—	200,520	—	200,520

Operating (loss) income	(23,999)	300,374	(107,858)	—	168,517
Loss (earnings) from investment in subsidiaries	18,792	(27,419)	(1,321)	9,948	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,654)	(244)	—	(1,898)
Net interest (income) expense	(107,743)	152,264	14,314	—	58,835

Income (loss) from continuing operations before income taxes and noncontrolling interest	64,952	177,183	(120,607)	(9,948)	111,580
Provision for income taxes	30,730	45,156	(2,827)	—	73,059

Net income before noncontrolling interest	34,222	132,027	(117,780)	(9,948)	38,521
Noncontrolling interest	—	—	4,299	—	4,299

Net income attributable to Pentair, Inc.	$34,222	$132,027	$(122,079)	$(9,948)	$34,222

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,092,487	$1,189,597	$(251,311)	$3,030,773
Cost of goods sold	3,167	1,453,786	893,570	(250,390)	2,100,133

Gross profit	(3,167)	638,701	296,027	(921)	930,640
Selling, general and administrative	(3,713)	337,408	196,555	(921)	529,329
Research and development	393	42,386	24,377	—	67,156

Operating income	153	258,907	75,095	—	334,155
Earnings from investment in subsidiaries	(129,872)	—	—	129,872	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,551)	(557)	—	(2,108)
Net interest (income) expense	(111,034)	153,904	(6,754)	—	36,116

Income (loss) from continuing operations before income taxes and noncontrolling interest	241,059	106,554	82,406	(129,872)	300,147
Provision for income taxes	42,605	36,447	18,148	—	97,200

Income from continuing operations	198,454	70,107	64,258	(129,872)	202,947
Loss on disposal of discontinued operations, net of tax	(626)	—	—	—	(626)

Net income before noncontrolling interest	197,828	70,107	64,258	(129,872)	202,321
Noncontrolling interest	—	—	4,493	—	4,493

Net income attributable to Pentair, Inc.	$197,828	$70,107	$59,765	$(129,872)	$197,828

Net income from continuing operations attributable to Pentair, Inc.	$198,454	$70,107	$59,765	$(129,872)	$198,454

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

For the year ended December 31, 2009

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,827,463	$1,050,381	$(185,376)	$2,692,468
Cost of goods sold	7,024	1,310,011	775,116	(184,818)	1,907,333

Gross profit	(7,024)	517,452	275,265	(558)	785,135
Selling, general and administrative	10,074	312,079	185,708	(558)	507,303
Research and development	306	34,844	22,734	—	57,884

Operating (loss) income	(17,404)	170,529	66,823	—	219,948
Earnings from investment in subsidiaries	(60,528)	—	—	60,528	—
Other (income) expense:
Equity losses of unconsolidated subsidiaries	—	1,379	—	—	1,379
Loss on early extinguishment of debt	4,804	—	—	—	4,804
Net interest (income) expense	(106,586)	153,672	(5,968)	—	41,118

Income (loss) from continuing operations before income taxes and noncontrolling interest	144,906	15,478	72,791	(60,528)	172,647
Provision for income taxes	29,270	6,063	21,095	—	56,428

Income from continuing operations	115,636	9,415	51,696	(60,528)	116,219
(Loss) gain on disposal of discontinued operations, net of tax	(143)	551	(427)	—	(19)

Net income before noncontrolling interest	115,493	9,966	51,269	(60,528)	116,200
Noncontrolling interest	—	—	707	—	707

Net income attributable to Pentair, Inc.	$115,493	$9,966	$50,562	$(60,528)	$115,493

Net income from continuing operations attributable to Pentair, Inc.	$115,636	$9,415	$50,989	$(60,528)	$115,512

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,097	$3,332	$43,648	$—	$50,077
Accounts and notes receivable, net	828	360,027	263,201	(54,852)	569,204
Inventories	—	227,472	222,391	—	449,863
Deferred tax assets	134,240	40,698	13,382	(127,421)	60,899
Prepaid expenses and other current assets	28,937	(6,886)	107,121	(21,380)	107,792

Total current assets	167,102	624,643	649,743	(203,653)	1,237,835
Property, plant and equipment, net	19,693	136,102	231,730	—	387,525
Other assets
Investments in/advances to subsidiaries	2,910,927	1,447,522	92,396	(4,450,845)	—
Goodwill	—	1,330,265	943,653	—	2,273,918
Intangibles, net	—	250,792	341,493	—	592,285
Other	63,508	27,337	23,045	(19,140)	94,750

Total other assets	2,974,435	3,055,916	1,400,587	(4,469,985)	2,960,953

Total assets	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$3,694	$—	$3,694
Current maturities of long-term debt	2,585	—	1,168	(2,585)	1,168
Accounts payable	5,036	189,355	152,065	(51,598)	294,858
Employee compensation and benefits	24,466	30,015	54,880	—	109,361
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	22,037	20,428	—	42,630
Income taxes	40,999	(28,717)	2,265	—	14,547
Accrued rebates and sales incentives	—	25,612	11,397	—	37,009
Other current liabilities	25,050	53,960	71,890	(21,378)	129,522

Total current liabilities	107,353	292,262	317,787	(75,561)	641,841
Other liabilities
Long-term debt	1,312,053	2,417,922	542,411	(2,968,161)	1,304,225
Pension and other retirement compensation	182,556	(7,701)	73,760	—	248,615
Post-retirement medical and other benefits	17,024	33,890	—	(19,140)	31,774
Long-term income taxes payable	26,470	—	—	—	26,470
Deferred tax liabilities	—	229,962	86,416	(127,421)	188,957
Due to/ (from) affiliates	(479,943)	751,145	711,705	(982,907)	—
Other non-current liabilities	62,388	1,508	33,143	—	97,039

Total liabilities	1,227,901	3,718,988	1,765,222	(4,173,190)	2,538,921
Noncontrolling interest	—	—	114,063	—	114,063
Shareholders’ equity attributable to Pentair, Inc.	1,933,329	97,673	402,775	(500,448)	1,933,329

Total liabilities and shareholders’ equity	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,201	$3,404	$39,451	$—	$46,056
Accounts and notes receivable, net	678	357,730	222,319	(63,822)	516,905
Inventories	—	232,369	172,987	—	405,356
Deferred tax assets	115,722	40,064	7,928	(107,365)	56,349
Prepaid expenses and other current assets	8,278	10,098	51,497	(25,242)	44,631

Total current assets	127,879	643,665	494,182	(196,429)	1,069,297
Property, plant and equipment, net	17,392	144,332	167,711	—	329,435
Other assets
Investments in/advances to subsidiaries	2,355,343	89,659	748,181	(3,193,183)	—
Goodwill	—	1,549,537	516,507	—	2,066,044
Intangibles, net	—	265,987	187,583	—	453,570
Other	56,052	4,045	20,139	(25,049)	55,187

Total other assets	2,411,395	1,909,228	1,472,410	(3,218,232)	2,574,801

Total assets	$2,556,666	$2,697,225	$2,134,303	$(3,414,661)	$3,973,533

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$4,933	$—	$4,933
Current maturities of long-term debt	135,678	—	18,154	(153,814)	18
Accounts payable	4,908	170,747	150,517	(63,815)	262,357
Employee compensation and benefits	38,513	32,167	37,315	—	107,995
Current pension and post-retirement benefits	8,733	—	—	—	8,733
Accrued product claims and warranties	12,245	23,410	6,640	—	42,295
Income taxes	4,788	633	543	—	5,964
Accrued rebates and sales incentives	—	23,500	10,059	—	33,559
Other current liabilities	9,772	33,227	63,185	(25,242)	80,942

Total current liabilities	214,637	283,684	291,346	(242,871)	546,796
Other liabilities
Long-term debt	702,500	1,947,400	377,539	(2,324,918)	702,521
Pension and other retirement compensation	136,750	112	72,997	—	209,859
Post-retirement medical and other benefits	18,388	36,986	—	(25,049)	30,325
Long-term income taxes payable	23,507	—	—	—	23,507
Deferred tax liabilities	5	213,385	63,173	(107,365)	169,198
Due to/ (from) affiliates	(678,966)	(80,779)	810,652	(50,907)	—
Other non-current liabilities	46,692	1,892	37,711	—	86,295

Total liabilities	463,513	2,402,680	1,653,418	(2,751,110)	1,768,501
Noncontrolling interest	—	—	111,879	—	111,879
Shareholders’ equity attributable to Pentair, Inc.	2,093,153	294,545	369,006	(663,551)	2,093,153

Total liabilities and shareholders’ equity	$2,556,666	$2,697,225	$2,134,303	$(3,414,661)	$3,973,533

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year ended December 31, 2011

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$34,222	$132,027	$(117,780)	$(9,948)	$38,521
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	—	(1,654)	(244)	—	(1,898)
Depreciation	5,991	27,742	32,502	—	66,235
Amortization	—	15,195	26,702	—	41,897
Loss (earnings) from investments in subsidiaries	18,792	(27,419)	(1,321)	9,948	—
Deferred income taxes	6,889	18,084	(30,556)	—	(5,583)
Stock compensation	19,489	—	—	—	19,489
Goodwill impairment	—	—	200,520	—	200,520
Excess tax benefits from stock-based compensation	(3,310)	—	—	—	(3,310)
Loss on sale of assets	933	—	—	—	933
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(53,661)	20,574	32,870	1,565	1,348
Inventories	—	7,589	10,674	—	18,263
Prepaid expenses and other current assets	(19,728)	17,041	(5,601)	18,320	10,032
Accounts payable	60,209	5,320	(78,308)	(11,551)	(24,330)
Employee compensation and benefits	(23,553)	(2,193)	5,260	—	(20,486)
Accrued product claims and warranties	—	(1,533)	(451)	—	(1,984)
Income taxes	48,947	(33,965)	(4,898)	—	10,084
Other current liabilities	10,539	22,568	(3,867)	(18,319)	10,921
Pension and post-retirement benefits	(17,662)	(10,910)	3,976	—	(24,596)
Other assets and liabilities	502	(18,485)	(7,832)	9,985	(15,830)

Net cash provided by (used for) operating activities	88,599	169,981	61,646	—	320,226
Investing activities
Capital expenditures	(8,301)	(27,625)	(37,422)	—	(73,348)
Proceeds from sale of property and equipment	—	143	1,167	—	1,310
Acquisitions, net of cash acquired	—	—	(733,105)	—	(733,105)
Other	3,702	(4,604)	(2,041)	—	(2,943)

Net cash provided by (used for) investing activities	(4,599)	(32,086)	(771,401)	—	(808,086)
Financing activities
Net short-term borrowings	(1,239)	—	—	—	(1,239)
Proceeds from long-term debt	1,421,602	—	—	—	1,421,602
Repayment of long-term debt	(832,147)	—	—	—	(832,147)
Debt issuance costs	(8,973)	—	—	—	(8,973)
Net change in advances to subsidiaries	(579,126)	(137,767)	716,893	—	—
Excess tax benefits from stock-based compensation	3,310	—	—	—	3,310
Stock issued to employees, net of shares withheld	13,324	—	(2)	—	13,322
Repurchases of common stock	(12,785)	—	—	—	(12,785)
Dividends paid	(78,351)	(200)	(986)	—	(79,537)

Net cash provided by (used for) financing activities	(74,385)	(137,967)	715,905	—	503,553
Effect of exchange rate changes on cash and cash equivalents	(9,719)	—	(1,953)	—	(11,672)

Change in cash and cash equivalents	(104)	(72)	4,197	—	4,021
Cash and cash equivalents, beginning of period	3,201	3,404	39,451	—	46,056

Cash and cash equivalents, end of period	$3,097	$3,332	$43,648	$—	$50,077

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year ended December 31, 2010

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$197,828	$70,107	$64,258	$(129,872)	$202,321
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on disposal of discontinued operations	626	—	—	—	626
Equity income of unconsolidated subsidiaries	—	(1,551)	(557)	—	(2,108)
Depreciation	3,002	29,902	25,091	—	57,995
Amortization	593	15,597	9,994	—	26,184
Earnings from investments in subsidiaries	(129,872)	—	—	129,872	—
Deferred income taxes	18,075	9,679	1,699	—	29,453
Stock compensation	21,468	—	—	—	21,468
Excess tax benefits from stock-based compensation	(2,686)	—	—	—	(2,686)
Loss on sale of assets	466	—	—	—	466
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	1,759	(61,042)	(14,222)	11,161	(62,344)
Inventories	—	(10,683)	(33,812)	—	(44,495)
Prepaid expenses and other current assets	(8,519)	(3,035)	6,993	7,338	2,777
Accounts payable	(1,431)	43,578	24,248	(11,074)	55,321
Employee compensation and benefits	14,630	4,840	7,782	—	27,252
Accrued product claims and warranties	12,245	5,695	(9,872)	—	8,068
Income taxes	(13,267)	15,813	(755)	—	1,791
Other current liabilities	3,314	(5,258)	9,921	(7,416)	561
Pension and post-retirement benefits	(33,762)	(11,798)	2,536	—	(43,024)
Other assets and liabilities	(2,191)	(12,731)	5,672	—	(9,250)

Net cash provided by (used for) operating activities	82,278	89,113	98,976	9	270,376
Investing activities
Capital expenditures	(11,557)	(22,954)	(25,012)	—	(59,523)
Proceeds from sale of property and equipment	—	284	74	—	358
Other	525	—	(1,673)	—	(1,148)

Net cash provided by (used for) investing activities	(11,032)	(22,670)	(26,611)	—	(60,313)
Financing activities
Net short-term borrowings	2,728	31	(31)	—	2,728
Proceeds from long-term debt	703,641	—	—	—	703,641
Repayment of long-term debt	(804,713)	—	—	—	(804,713)
Debt issuance costs	(50)	—	—	—	(50)
Net change in advances to subsidiaries	106,372	(59,269)	(47,090)	(13)	—
Excess tax benefits from stock-based compensation	2,686	—	—	—	2,686
Stock issued to employees, net of shares withheld	9,941	—	—	—	9,941
Repurchases of common stock	(24,712)	—	—	—	(24,712)
Dividends paid	(73,014)	142	(2,593)	—	(75,465)
Distribution to noncontrolling interest	—	—	(4,647)	—	(4,647)

Net cash provided by (used for) financing activities	(77,121)	(59,096)	(54,361)	(13)	(190,591)
Effect of exchange rate changes on cash and cash equivalents	7,044	(5,756)	(8,104)	4	(6,812)

Change in cash and cash equivalents	1,169	1,591	9,900	—	12,660
Cash and cash equivalents, beginning of period	2,032	1,813	29,551	—	33,396

Cash and cash equivalents, end of period	$3,201	$3,404	$39,451	$—	$46,056

Pentair, Inc. and Subsidiaries

Notes to consolidated financial statements

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the year end December 31, 2009

In thousands	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net income before noncontrolling interest	$115,493	$9,966	$51,269	$(60,528)	$116,200
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss (gain) on disposal of discontinued operations	143	(551)	427	—	19
Equity losses of unconsolidated subsidiaries	—	1,379	—	—	1,379
Depreciation	8,166	30,506	26,151	—	64,823
Amortization	14,332	15,752	10,573	—	40,657
Earnings from investments in subsidiaries	(60,528)	—	—	60,528	—
Deferred income taxes	8,223	18,582	3,811	—	30,616
Stock compensation	17,324	—	—	—	17,324
Excess tax benefits from stock-based compensation	(1,746)	—	—	—	(1,746)
(Gain) loss on sale of assets	(1,389)	—	2,374	—	985
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(1,456)	10,492	7,484	(5,213)	11,307
Inventories	—	46,791	19,893	—	66,684
Prepaid expenses and other current assets	48,529	2,985	(37,221)	1,909	16,202
Accounts payable	5,615	(18,623)	(5,209)	4,395	(13,822)
Employee compensation and benefits	(1,385)	(13,968)	(7,078)	—	(22,431)
Accrued product claims and warranties	—	(7,645)	205	—	(7,440)
Income taxes	(10,921)	6,917	5,976	—	1,972
Other current liabilities	(29,030)	(15,312)	25,118	(1,857)	(21,081)
Pension and post-retirement benefits	(30,630)	(11,716)	2,739	—	(39,607)
Other assets and liabilities	(19,117)	39,226	(22,250)	—	(2,141)

Net cash provided by (used for) continuing operations	61,623	114,781	84,262	(766)	259,900
Net cash provided by (used for) operating activities of discontinued operations	(30)	(1,590)	89	—	(1,531)

Net cash provided by (used for) operating activities	61,593	113,191	84,351	(766)	258,369
Investing activities
Capital expenditures	(2,237)	(19,676)	(32,224)	—	(54,137)
Proceeds from sale of property and equipment	—	446	762	—	1,208
Divestitures	404	1,002	161	—	1,567
Other	7	—	(3,231)	—	(3,224)

Net cash provided by (used for) investing activities	(1,826)	(18,228)	(34,532)	—	(54,586)
Financing activities
Net short-term borrowings	2,205	115	(115)	—	2,205
Proceeds from long-term debt	580,000	—	—	—	580,000
Repayment of long-term debt	(730,304)	—	—	—	(730,304)
Debt issuance costs	(50)	—	—	—	(50)
Net change in advances to subsidiaries	152,482	(110,046)	(43,201)	765	—
Excess tax benefits from stock-based compensation	1,746	—	—	—	1,746
Stock issued to employees, net of shares withheld	8,247	—	—	—	8,247
Dividends paid	(63,686)	5,313	(12,554)	—	(70,927)

Net cash provided by (used for) financing activities	(49,360)	(104,618)	(55,870)	765	(209,083)
Effect of exchange rate changes on cash and cash equivalents	(11,095)	8,123	2,323	1	(648)

Change in cash and cash equivalents	(688)	(1,532)	(3,728)	—	(5,948)
Cash and cash equivalents, beginning of period	2,720	3,345	33,279	—	39,344

Cash and cash equivalents, end of period	$2,032	$1,813	$29,551	$—	$33,396

PENTAIR, INC. AND SUBSIDIARIES

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

($ in millions)

	Balance Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Other Charges add (deduct)		Balance End of Period
Allowance for doubtful accounts
Year ended December 31, 2011	17	4	4	(1)	(1	)(2)	16
Year ended December 31, 2010	14	4	1	(1)	—	(2)	17
Year ended December 31, 2009	8	7	2	(1)	1	(2)	14

(1)	Uncollected accounts written off, net of expense
(2)	Result of acquisitions and foreign currency effects

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss) (Unaudited)

	Three months ended		Six months ended
In thousands, except per-share data	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales	$941,525	$910,175	$1,799,702	$1,700,448
Cost of goods sold	629,397	622,439	1,206,855	1,163,653

Gross profit	312,128	287,736	592,847	536,795
Selling, general and administrative	173,445	158,432	348,455	303,192
Research and development	20,891	19,882	41,648	38,004

Operating income	117,792	109,422	202,744	195,599
Other (income) expense:
Equity income of unconsolidated subsidiaries	(636)	(672)	(1,685)	(907)
Net interest expense	16,079	14,613	30,847	23,938

Income before income taxes and noncontrolling interest	102,349	95,481	173,582	172,568
Provision for income taxes	28,864	27,344	37,943	52,397

Net income before noncontrolling interest	73,485	68,137	135,639	120,171
Noncontrolling interest	1,655	1,425	2,995	2,918

Net income attributable to Pentair, Inc.	$71,830	$66,712	$132,644	$117,253

Comprehensive income (loss)	$(10,430)	$92,306	$93,808	$187,119
Less: Comprehensive income (loss) attributable to noncontrolling interest	(223)	2,216	2,020	5,621

Comprehensive income (loss) attributable to Pentair, Inc.	$(10,207)	$90,090	$91,788	$181,498

Earnings per common share attributable to Pentair, Inc.
Basic	$0.73	$0.68	$1.34	$1.19
Diluted	$0.71	$0.67	$1.32	$1.17

Weighted average common shares outstanding
Basic	99,047	98,333	98,856	98,190
Diluted	101,165	100,065	100,785	99,825

Cash dividends declared per common share	$0.22	$0.20	$0.44	$0.40

See accompanying notes to condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands, except share and per-share data	June 30, 2012	December 31, 2011	July 2, 2011
Assets
Current assets
Cash and cash equivalents	$60,598	$50,077	$68,972
Accounts and notes receivable, net of allowances of $32,958, $39,111 and $41,120, respectively	572,144	569,204	595,407
Inventories	460,039	449,863	484,795
Deferred tax assets	58,899	60,899	60,833
Prepaid expenses and other current assets	124,345	107,792	124,632

Total current assets	1,276,025	1,237,835	1,334,639

Property, plant and equipment, net	381,063	387,525	410,547

Other assets
Goodwill	2,255,134	2,273,918	2,573,430
Intangibles, net	570,503	592,285	654,908
Other	103,544	94,750	78,788

Total other assets	2,929,181	2,960,953	3,307,126

Total assets	$4,586,269	$4,586,313	$5,052,312

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$222	$3,694	$21,451
Current maturities of long-term debt	1,193	1,168	1,289
Accounts payable	288,265	294,858	315,403
Employee compensation and benefits	89,514	109,361	108,836
Current pension and post-retirement benefits	9,052	9,052	8,733
Accrued product claims and warranties	44,935	42,630	47,259
Income taxes	32,228	14,547	21,498
Accrued rebates and sales incentives	45,870	37,009	42,567
Other current liabilities	150,437	129,522	144,366

Total current liabilities	661,716	641,841	711,402

Other liabilities
Long-term debt	1,233,794	1,304,225	1,384,167
Pension and other retirement compensation	247,324	248,615	217,021
Post-retirement medical and other benefits	29,921	31,774	27,954
Long-term income taxes payable	13,294	26,470	23,832
Deferred tax liabilities	190,173	188,957	235,422
Other non-current liabilities	92,175	97,039	85,660

Total liabilities	2,468,397	2,538,921	2,685,458

Commitments and contingencies

Shareholders’ equity
Common shares par value $0.16 2/3; 99,204,048, 98,622,564 and 98,766,335 shares issued and outstanding, respectively	16,534	16,437	16,460
Additional paid-in capital	509,558	488,843	488,873
Retained earnings	1,667,794	1,579,290	1,702,119
Accumulated other comprehensive income (loss)	(192,097)	(151,241)	41,902
Noncontrolling interest	116,083	114,063	117,500

Total shareholders’ equity	2,117,872	2,047,392	2,366,854

Total liabilities and shareholders’ equity	$4,586,269	$4,586,313	$5,052,312

See accompanying notes to condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In thousands	June 30, 2012	July 2, 2011
Operating activities
Net income before noncontrolling interest	$135,639	$120,171
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Equity income of unconsolidated subsidiaries	(1,685)	(907)
Depreciation	32,666	32,685
Amortization	19,677	17,180
Deferred income taxes	3,654	3,012
Stock compensation	10,075	10,527
Excess tax benefits from stock-based compensation	(1,740)	(1,465)
Loss (gain) on sale of assets	(3,106)	229
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(5,531)	(1,111)
Inventories	(12,276)	2,425
Prepaid expenses and other current assets	(983)	(2,696)
Accounts payable	(4,271)	(22,878)
Employee compensation and benefits	(18,686)	(22,675)
Accrued product claims and warranties	2,466	2,901
Income taxes	17,709	12,780
Other current liabilities	10,209	25,481
Pension and post-retirement benefits	(553)	(853)
Other assets and liabilities	(16,503)	(22,195)

Net cash provided by (used for) operating activities	166,761	152,611

Investing activities
Capital expenditures	(31,312)	(35,221)
Proceeds from sale of property and equipment	4,868	89
Acquisitions, net of cash acquired	(19,905)	(733,105)
Other	(3,073)	119

Net cash provided by (used for) investing activities	(49,422)	(768,118)

Financing activities
Net short-term borrowings	(3,472)	16,518
Proceeds from long-term debt	352,463	1,320,957
Repayment of long-term debt	(420,810)	(661,422)
Debt issuance costs	—	(8,721)
Excess tax benefits from stock-based compensation	1,740	1,465
Stock issued to employees, net of shares withheld	16,163	9,551
Repurchases of common stock	—	(287)
Dividends paid	(44,140)	(39,739)

Net cash provided by (used for) financing activities	(98,056)	638,322
Effect of exchange rate changes on cash and cash equivalents	(8,762)	101

Change in cash and cash equivalents	10,521	22,916
Cash and cash equivalents, beginning of period	50,077	46,056

Cash and cash equivalents, end of period	$60,598	$68,972

See accompanying notes to condensed consolidated financial statements.

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Shareholders’ Equity (Unaudited)

In thousands, except share and per-share data	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Noncontrolling interest	Total
	Number	Amount
Balance—December 31, 2011	98,622,564	$16,437	$488,843	$1,579,290	$(151,241)	$1,933,329	$114,063	$2,047,392
Net income				132,644		132,644	2,995	135,639
Change in cumulative translation adjustment					(44,006)	(44,006)	(975)	(44,981)
Changes in market value of derivative financial instruments, net of $1,436 tax					3,150	3,150		3,150
Cash dividends—$0.44 per common share				(44,140)		(44,140)		(44,140)
Exercise of stock options, net of 35,570 shares tendered for payment	492,777	82	14,973			15,055		15,055
Issuance of restricted shares, net of cancellations	154,536	26	3,532			3,558		3,558
Amortization of restricted shares			352			352		352
Shares surrendered by employees to pay taxes	(65,829)	(11)	(2,439)			(2,450)		(2,450)
Stock compensation			4,297			4,297		4,297

Balance—June 30, 2012	99,204,048	$16,534	$509,558	$1,667,794	$(192,097)	$2,001,789	$116,083	$2,117,872

In thousands, except share and per-share data	Common shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total Pentair, Inc.	Noncontrolling interest	Total
	Number	Amount
Balance—December 31, 2010	98,409,192	$16,401	$474,489	$1,624,605	$(22,342)	$2,093,153	$111,879	$2,205,032
Net income				117,253		117,253	2,918	120,171
Change in cumulative translation adjustment					62,456	62,456	2,703	65,159
Changes in market value of derivative financial instruments, net of $1,249 tax					1,788	1,788		1,788
Cash dividends—$0.40 per common share				(39,739)		(39,739)		(39,739)
Share repurchase	(7,826)	(1)	(286)			(287)		(287)
Exercise of stock options, net of 3,266 shares tendered for payment	408,637	68	10,741			10,809		10,809
Issuance of restricted shares, net of cancellations	29,131	5	1,432			1,437		1,437
Amortization of restricted shares			480			480		480
Shares surrendered by employees to pay taxes	(72,799)	(13)	(2,683)			(2,696)		(2,696)
Stock compensation			4,700			4,700		4,700

Balance—July 2, 2011	98,766,335	$16,460	$488,873	$1,702,119	$41,902	$2,249,354	$117,500	$2,366,854

See accompanying notes to condensed consolidated financial statements

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

1. Basis of Presentation and Responsibility for Interim Financial Statements

We prepared the unaudited condensed consolidated financial statements following the requirements of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States can be condensed or omitted.

We are responsible for the unaudited financial statements included in this document. The financial statements include all normal recurring adjustments that are considered necessary for the fair presentation of our financial position and operating results. As these are condensed financial statements, one should also read our consolidated financial statements and notes thereto for the year ended December 31, 2011, which are included in our 2011 Annual Report on Form 10-K for the year ended December 31, 2011.

Revenues, expenses, cash flows, assets and liabilities can and do vary during each quarter of the year. Therefore, the results and trends in these interim financial statements may not be indicative of those for a full year.

Our fiscal year ends on December 31. We report our interim quarterly periods on a 13-week basis ending on a Saturday.

In connection with preparing the unaudited condensed consolidated financial statements for the six months ended June 30, 2012, we have evaluated subsequent events for potential recognition and disclosure through the date of this filing.

2. New Accounting Standards

In May 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance to improve the consistency of fair value measurement and disclosure requirements between U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards. The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, and the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances, and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our financial condition or results of operations.

In June 2011, the FASB issued authoritative guidance surrounding the presentation of comprehensive income, with an objective of increasing the prominence of items reported in other comprehensive income (“OCI”). This guidance provides entities with the option to present the total of comprehensive income, the components of net income and the components of OCI in either a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, entities must present on the face of the financial statement, items reclassified from OCI to net income in the section of the financial statement where the components of net income and OCI are presented, regardless of the option selected to present comprehensive income. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. We have adopted this guidance as of January 1, 2012, and have presented total comprehensive income (loss) in our Condensed Consolidated Statements of Income and Comprehensive Income (Loss).

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

3. Stock-based Compensation

Total stock-based compensation expense was $4.8 million for each of the three months ended June 30, 2012 and July 2, 2011, respectively, and was $10.1 million and $10.5 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

During the first half of 2012, restricted shares and restricted stock units of our common stock were granted under the 2008 Omnibus Stock Incentive Plan to eligible employees with a vesting period of three to four years after issuance. Restricted share awards and restricted stock units are valued at market value on the date of grant and are typically expensed over the vesting period. Total compensation expense for restricted share awards and restricted stock units was $2.8 million and $2.5 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and was $5.8 million for each of the six months ended June 30, 2012 and July 2, 2011, respectively.

During the first half of 2012, option awards were granted under the 2008 Omnibus Stock Incentive Plan with an exercise price equal to the market price of our common stock on the date of grant. Option awards are typically expensed over the vesting period. Total compensation expense for stock option awards was $2.0 million and $2.3 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and $4.3 million and $4.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

We estimated the fair value of each stock option award on the date of grant using a Black-Scholes option pricing model, modified for dividends and using the following assumptions:

	June 30, 2012	July 2, 2011
Expected stock price volatility	36.5%	35.5%
Expected life	5.7 yrs	5.5 yrs
Risk-free interest rate	0.90%	2.12%
Dividend yield	2.29%	2.16%

The weighted-average fair value of options granted during the second quarter of 2012 and 2011 were $11.74 and $10.89 per share, respectively.

These estimates require us to make assumptions based on historical results, observance of trends in our stock price, changes in option exercise behavior, future expectations and other relevant factors. If other assumptions had been used, stock-based compensation expense, as calculated and recorded under the accounting guidance, could have been affected.

We based the expected life assumption on historical experience as well as the terms and vesting periods of the options granted. For purposes of determining expected volatility, we considered a rolling average of historical volatility measured over a period approximately equal to the expected option term. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury Department yield curve in effect at the time of grant.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

4. Earnings Per Common Share

Basic and diluted earnings per share were calculated using the following:

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Weighted average common shares outstanding—basic	99,047	98,333	98,856	98,190
Dilutive impact of stock options and restricted stock	2,118	1,732	1,929	1,635

Weighted average common shares outstanding—diluted	101,165	100,065	100,785	99,825

Stock options excluded from the calculation of diluted earnings per share because the exercise price was greater than the average market price of the common shares	443	1,776	2,010	2,001

5. Restructuring

During 2012 and 2011, we initiated certain business restructuring initiatives aimed at reducing our fixed cost structure and realigning our business. The 2012 initiatives included the reduction in hourly and salaried headcount of approximately 140 employees, which included 85 in Water & Fluid Solutions and 55 in Technical Products. The 2011 initiatives included the reduction in hourly and salaried headcount of approximately 210 employees, which included 160 in Water & Fluid Solutions and 50 in Technical Products.

Restructuring related costs included in Selling, general and administrative expenses on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss) include costs for severance and other restructuring costs as follows for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Severance and related costs	$9,660	$11,500	$—
Asset impairment and other restructuring costs	710	1,500	—

Total restructuring costs	$10,370	$13,000	$—

Restructuring accrual activity recorded in Other current liabilities and Employee compensation and benefits on the Condensed Consolidated Balance Sheets is summarized as follows for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Beginning balance	$12,805	$3,994	$3,994
Costs incurred	9,660	11,500	—
Cash payments and other	(8,570)	(2,689)	(909)

Ending balance	$13,895	$12,805	$3,085

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

6. Acquisitions

On April 4, 2012, we acquired, as part of Water & Fluid Solutions, all of the outstanding shares of capital stock of Sibrape Indústria E Comércio de Artigos Para Lazer Ltda. and its subsidiary Hidrovachek Ltda. (collectively “Sibrape”) for $19.9 million, net of cash acquired. The Sibrape results have been included in our consolidated financial statements since the date of acquisition. Sibrape offers a complete line of pool products and is a market leader in pool liner sales throughout Brazil. Goodwill recorded as part of the purchase price allocation was $8.8 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $4.8 million and were comprised entirely of customer lists, which have an estimated life of 11 years. The pro forma impact of this acquisition was not deemed material.

In May 2011, we acquired, as part of Water & Fluid Solutions, the Clean Process Technologies (“CPT”) division of privately held Norit Holding B.V. for $715.3 million (€502.7 million translated at the May 12, 2011 exchange rate). CPT’s results of operations have been included in our consolidated financial statements since the date of acquisition. CPT is a global leader in membrane solutions and clean process technologies in the high growth water and beverage filtration and separation segments. CPT provides sustainable purification systems and solutions for desalination, water reuse, industrial applications and beverage segments that effectively address the increasing challenges of clean water scarcity, rising energy costs and pollution. CPT’s product offerings include innovative ultrafiltration and nanofiltration membrane technologies, aseptic valves, CO2 recovery and control systems and specialty pumping equipment. Based in the Netherlands, CPT has broad sales diversity with the majority of 2011 and 2010 revenues generated in European Union and Asia-Pacific countries.

The fair value of CPT was allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value acquired over the identifiable assets acquired and liabilities assumed is reflected as goodwill. Goodwill recorded as part of the purchase price allocation was $451.8 million, none of which is tax deductible. Identifiable intangible assets acquired as part of the acquisition were $197.2 million, including definite-lived intangibles, such as customer relationships and proprietary technology with a weighted average amortization period of approximately 10 years.

The following pro forma consolidated condensed financial results of operations are presented as if the CPT acquisition described above had been completed at the beginning of the comparable period:

	Three months ended	Six months ended
In thousands, except share and per-share data	July 2, 2011	July 2, 2011
Pro forma net sales	$953,375	$1,822,224
Pro forma income before noncontrolling interest	66,075	115,517
Pro forma net income attributable to Pentair, Inc.	64,650	112,599

Pro forma earnings per common share
Basic	$0.66	$1.15
Diluted	$0.65	$1.13

Weighted average common shares outstanding
Basic	98,333	98,190
Diluted	100,065	99,825

The 2011 unaudited pro forma net income was adjusted to exclude the impact of approximately $5.5 million in non-recurring items related to acquisition date fair value adjustments to inventory and customer backlog. Acquisition-related transaction costs of approximately $6.1 million and $7.8 million associated with the CPT acquisition were excluded from the pro forma net income for the three and six month periods ended July 2, 2011, respectively.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

These pro forma condensed consolidated financial results have been prepared for comparative purposes only and include certain adjustments, such as increased interest expense on acquisition debt. They do not reflect the effect of costs or synergies that would have been expected to result from the integration of the acquisition. The pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred at the beginning of each period presented, or of future results of the consolidated entities.

In January 2011 we acquired as part of Water & Fluid Solutions all of the outstanding shares of capital stock of Hidro Filtros do Brasil (“Hidro Filtros”) for cash of $14.9 million and a note payable of $2.1 million. The Hidro Filtros results of operations have been included in our consolidated financial statements since the date of acquisition. Hidro Filtros is a leading manufacturer of water filters and filtering elements for residential and industrial applications operating in Brazil and neighboring countries. Goodwill recorded as part of the purchase price allocation was $10.1 million, none of which is tax deductible. Identified intangible assets acquired as part of the acquisition were $6.3 million including definite-lived intangibles, primarily customer relationships of $5.5 million, with an estimated life of 13 years. The pro forma impact of this acquisition was not material.

Additionally, during 2011, we completed other small acquisitions with purchase prices totaling $4.6 million, consisting of $2.9 million in cash and $1.7 million as a note payable, adding to Water & Fluid Solutions. Total goodwill recorded as part of the purchase price allocation was $4.3 million, none of which is tax deductible. The pro forma impact of these acquisitions was not material.

7. Supplemental Balance Sheet Disclosures

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Inventories
Raw materials and supplies	$227,780	$219,487	$246,414
Work-in-process	50,860	47,707	49,515
Finished goods	181,399	182,669	188,866

Total inventories	$460,039	$449,863	$484,795

Property, plant and equipment
Land and land improvements	$40,519	$41,111	$43,322
Buildings and leasehold improvements	251,977	244,246	255,317
Machinery and equipment	713,819	692,930	697,802
Construction in progress	34,699	40,251	41,066

Total property, plant and equipment	1,041,014	1,018,538	1,037,507
Less accumulated depreciation and amortization	659,951	631,013	626,960

Property, plant and equipment, net	$381,063	$387,525	$410,547

8. Goodwill and Other Identifiable Intangible Assets

The changes in the carrying amount of goodwill by segment were as follows:

In thousands	December 31, 2011	Acquisitions/ divestitures	Foreign currency translation/Other	June 30, 2012
Water & Fluid Solutions	$1,994,781	$8,768	$(25,034)	$1,978,515
Technical Products	279,137	—	(2,518)	276,619

Consolidated Total	$2,273,918	$8,768	$(27,552)	$2,255,134

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

In thousands	December 31, 2010	Acquisitions/ divestitures	Foreign currency translation/Other	July 2, 2011
Water & Fluid Solutions	$1,784,100	$466,182	$35,686	$2,285,968
Technical Products	281,944	—	5,518	287,462

Consolidated Total	$2,066,044	$466,182	$41,204	$2,573,430

Accumulated goodwill impairment losses were $200.5 million, $200.5 million and $0 as of June 30, 2012, December 31, 2011, and July 2, 2011, respectively.

The detail of acquired intangible assets consisted of the following:

	June 30, 2012			December 31, 2011			July 2, 2011
In thousands	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
Finite-life intangibles
Patents	$5,895	$(4,298)	$1,597	$5,896	$(4,038)	$1,858	$15,485	$(13,306)	$2,179
Proprietary technology	129,748	(45,994)	83,754	128,841	(39,956)	88,885	136,737	(34,423)	102,314
Customer relationships	356,814	(120,738)	236,076	358,410	(109,887)	248,523	380,263	(97,232)	283,031
Trade names	1,501	(600)	901	1,515	(530)	985	1,569	(467)	1,102

Total finite-life intangibles	$493,958	$(171,630)	$322,328	$494,662	$(154,411)	$340,251	$534,054	$(145,428)	$388,626

Indefinite-life intangibles
Trade names	248,175	—	248,175	252,034	—	252,034	266,282	—	266,282

Total intangibles, net	$742,133	$(171,630)	$570,503	$746,696	$(154,411)	$592,285	$800,336	$(145,428)	$654,908

Intangible asset amortization expense was approximately $9.9 million and $10.8 million for the three months ended June 30, 2012 and July 2, 2011, respectively, and was approximately $19.7 million and $17.2 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

The estimated future amortization expense for identifiable intangible assets during the remainder of 2012 and the next five years is as follows:

In thousands	Q3-Q4 2012	2013	2014	2015	2016	2017
Estimated amortization expense	$19,253	$38,685	$38,331	$38,047	$37,137	$35,542

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

9. Debt

Debt and the average interest rates on debt outstanding are summarized as follows:

In thousands	Average interest rate June 30, 2012	Maturity (Year)	June 30, 2012	December 31, 2011	July 2, 2011
Commercial paper	1.22%	2016	$6,993	$3,497	$—
Revolving credit facilities	1.99%	2016	205,600	168,500	262,064
Private placement—fixed rate	5.65%	2013-2017	400,000	400,000	400,000
Private placement—floating rate	1.07%	2013	100,000	205,000	205,000
Public—fixed rate	5.00%	2021	500,000	500,000	500,000
Capital lease obligations	3.72%	2025	14,671	15,788	18,362
Other	3.10%	2012-2016	7,945	16,302	21,481

Total debt			1,235,209	1,309,087	1,406,907
Less: Current maturities			(1,193)	(1,168)	(1,289)
Short-term borrowings			(222)	(3,694)	(21,451)

Long-term debt			$1,233,794	$1,304,225	$1,384,167

The fair value of total debt excluding the effect of the interest rate swaps was $1,299.2 million, $1,361.0 million and $1,440.1 million as of June 30, 2012, December 31, 2011 and July 2, 2011, respectively. This fair value measurement of debt is classified as Level 2 in the valuation hierarchy as defined in Note 10, “Derivatives and Financial Instruments”.

In May 2011, we completed a public offering of $500 million aggregate principal amount of our 5.00% Senior Notes due 2021 (the “Notes”). The Notes are guaranteed by certain of our wholly-owned domestic subsidiaries that are also guarantors under our primary bank credit facility. We used the net proceeds from the offering of the Notes to finance in part the CPT acquisition.

In April 2011, we entered into a Fourth Amended and Restated Credit Agreement (the “Credit Facility”). The Credit Facility replaced our previous $800 million revolving credit facility. The Credit Facility creates an unsecured, committed credit facility of up to $700 million, with multi-currency sub facilities to support investments outside the U.S. The Credit Facility expires on April 28, 2016. Borrowings under the Credit Facility currently bear interest at the rate of London Interbank Offered Rate (“LIBOR”) plus 1.75%. Interest rates and fees on the Credit Facility will vary based on our credit ratings. We used borrowings under the Credit Facility to fund a portion of the CPT acquisition and to fund ongoing operations.

We are authorized to sell short-term commercial paper notes to the extent availability exists under the Credit Facility. We use the Credit Facility as back-up liquidity to support 100% of commercial paper outstanding. Our use of commercial paper as a funding vehicle depends upon the relative interest rates for our commercial paper compared to the cost of borrowing under our Credit Facility. As of June 30, 2012, we had $7.0 million of commercial paper outstanding.

In May 2012, we repaid $105 million of matured private placement debt with borrowings under the Credit Facility.

All of the commercial paper and private placement—floating rate debt was classified as long-term as we have the intent and the ability to refinance such obligations on a long-term basis under the Credit Facility.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Total availability under our Credit Facility was $487.4 million as of June 30, 2012, which was not limited by the leverage ratio financial covenant in the credit agreement.

Our debt agreements contain certain financial covenants, the most restrictive of which is a leverage ratio in the Credit Facility (total consolidated indebtedness, as defined, over consolidated net income before interest, taxes, depreciation, amortization and non-cash compensation expense, as defined) that may not exceed 3.5 to 1.0 as of the last date of each of our fiscal quarters. As of June 30, 2012, we were in compliance with all financial covenants in our debt agreements.

In addition to the Credit Facility, we have various other credit facilities with an aggregate availability of $73.1 million, of which $7.6 million was outstanding at June 30, 2012. Borrowings under these credit facilities bear interest at variable rates.

Debt outstanding at June 30, 2012 matures on a calendar year basis as follows:

In thousands	Q3 - Q4 2012	2013	2014	2015	2016	2017	Thereafter	Total
Contractual debt obligation maturities	$246	$200,057	$17	$—	$220,218	$300,000	$500,000	$1,220,538
Capital lease obligations	585	1,169	1,169	1,169	1,169	1,170	8,240	14,671

Total maturities	$831	$201,226	$1,186	$1,169	$221,387	$301,170	$508,240	$1,235,209

As part of the CPT acquisition, we assumed two capital lease obligations related to land and buildings. As of June 30, 2012, December 31, 2011 and July 2, 2011, we recorded cost of $22.0 million, $22.7 million and $25.6 million, respectively, and accumulated amortization of $5.2 million, $5.1 million and $5.3 million, respectively, all of which are included in Property, plant and equipment on the Condensed Consolidated Balance Sheets.

Capital lease obligations consist of total future minimum lease payments of $17.4 million less the imputed interest of $2.7 million as of June 30, 2012.

10. Derivatives and Financial Instruments

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1:  Valuation is based on observable inputs such as quoted market prices (unadjusted) for identical assets or liabilities in active markets.

Level 2:  Valuation is based on inputs such as quoted market prices for similar assets or liabilities in active markets or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3:  Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

In making fair value measurements, observable market data must be used when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Cash-flow Hedges

In August 2007, we entered into a $105 million interest rate swap agreement with a major financial institution to exchange variable rate interest payment obligations for a fixed rate obligation without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the swap was August 30, 2007. The swap agreement had a fixed interest rate of 4.89% and expired in May 2012. The fixed interest rate of 4.89% plus the .50% interest rate spread over LIBOR resulted in an effective fixed interest rate of 5.39%. The fair value of the swap was a liability of $1.7 million and $4.2 million at December 31, 2011 and July 2, 2011, respectively, and was recorded in Accumulated other comprehensive income (loss) (“AOCI”) on the Condensed Consolidated Balance Sheets.

In September 2005, we entered into a $100 million interest rate swap agreement with several major financial institutions to exchange variable rate interest payment obligations for fixed rate obligations without the exchange of the underlying principal amounts in order to manage interest rate exposures. The effective date of the fixed rate swap was April 25, 2006. The swap agreement has a fixed interest rate of 4.68% and expires in July 2013. The fixed interest rate of 4.68% plus the .60% interest rate spread over LIBOR results in an effective fixed interest rate of 5.28%. The fair value of the swap was a liability of $4.5 million, $6.3 million and $8.3 million at June 30, 2012, December 31, 2011 and July 2, 2011, respectively, and was recorded in AOCI on the Condensed Consolidated Balance Sheets.

The variable to fixed interest rate swaps are designated as and are effective as cash-flow hedges. The fair values of these swaps are recorded as assets or liabilities on the Condensed Consolidated Balance Sheets, with changes in their fair value included in AOCI. Derivative gains and losses included in AOCI are reclassified into earnings at the time the related interest expense is recognized or the settlement of the related commitment occurs. Realized income/expense and amounts to/from swap counterparties are recorded in Net interest expense in our Condensed Consolidated Statements of Income and Comprehensive Income (Loss). We realized incremental expense resulting from the swaps of $1.7 million and $2.3 million for the three months ended and $3.9 million and $4.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

Failure of one or more of our swap counterparties would result in the loss of any benefit to us of the swap agreement. In this case, we would continue to be obligated to pay the variable interest payments per the underlying debt agreements which are at a variable interest rate of 3 month LIBOR plus 0.60% for $100 million of debt. Additionally, failure of one or all of our swap counterparties would not eliminate our obligation to continue to make payments under our existing swap agreements if we continue to be in a net pay position.

Our interest rate swaps are carried at fair value measured on a recurring basis. Fair values are determined through the use of models that consider various assumptions, including time value, yield curves, as well as other relevant economic measures, which are inputs that are classified as Level 2 in the valuation hierarchy defined by the accounting guidance.

In April 2011, as part of our planned debt issuance to fund the CPT acquisition, we entered into interest rate swap contracts to hedge movement in interest rates through the expected date of closing for a portion of the expected fixed rate debt offering. The swaps had a notional amount of $400 million with an average interest rate of 3.65%. In May 2011, upon the sale of the Notes, the swaps were terminated at a cost of $11.0 million. Because we used the contracts to hedge future interest payments, the short term and long term portions are recorded in Prepaid

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

expenses and other current assets and Other, respectively, within the Condensed Consolidated Balance Sheets and will be amortized as interest exposure over the 10 year life of the Notes.

Foreign currency contract

We manage our economic and transaction exposure to certain market-based risks through the use of foreign currency derivative instruments. Our objective in holding derivatives is to reduce the volatility of net earnings and cash flows associated with changes in foreign currency exchange rates.

In March 2011, we entered into a foreign currency option contract to reduce our exposure to fluctuations in the euro related to our €503 million acquisition of CPT. The contract had a notional amount of €286.0 million, a strike price of 1.4375 and matured May 13, 2011. The fair value of the contract was an asset of $2.8 million at April 2, 2011, and was recorded in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets. In May 2011, we sold the foreign currency option contract for $1.0 million. The net cost of $2.1 million was recorded in Selling, general and administrative on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss).

Fair value of financial information

Financial assets and liabilities measured at fair value on a recurring basis were as follows:

Recurring fair value measurements	As of June 30, 2012
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(4,519)	$—	$(4,519)	$—
Foreign currency contract	(1,425)	—	(1,425)	—
Deferred compensation plan (1)	26,327	26,327	—	—

Total recurring fair value measurements	$20,383	$26,327	$(5,944)	$—

Recurring fair value measurements	As of December 31, 2011
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(8,034)	$—	$(8,034)	$—
Foreign currency contract	(99)	—	(99)	—
Deferred compensation plan (1)	22,987	22,987	—	—

Total recurring fair value measurements	$14,854	$22,987	$(8,133)	$—

Nonrecurring fair value measurements
Goodwill (2)	$242,800	$—	$—	$242,800

Total nonrecurring fair value measurement	$242,800	$—	$—	$242,800

Recurring fair value measurements	As of July 2, 2011
In thousands	Fair value	(Level 1)	(Level 2)	(Level 3)
Cash-flow hedges	$(12,486)	$—	$(12,486)	$—
Foreign currency contract	—	—	—	—
Deferred compensation plan (1)	24,967	24,967	—	—

Total recurring fair value measurements	$12,481	$24,967	$(12,486)	$—

(1)	Deferred compensation plan assets include mutual funds and cash equivalents for payment of certain non-qualified benefits for retired, terminated and active employees. The fair value of these assets was based on quoted market prices in active markets.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

(2)	In the fourth quarter of 2011, we completed our annual goodwill impairment review. As a result, we recorded a pre-tax non-cash goodwill impairment charge of $200.5 million in our Residential Filtration reporting unit. The fair value of each reporting unit is determined using a discounted cash flow analysis and market approach. Projecting discounted future cash flows requires us to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital and the appropriate discount rate. Use of the market approach consists of comparisons to comparable publicly-traded companies that are similar in size and industry. Actual results may differ from those used in our valuations. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation.

11. Income Taxes

The provision for income taxes consists of provisions for federal, state and foreign income taxes. We operate in an international environment with operations in various locations outside the U.S. Accordingly, the consolidated income tax rate is a composite rate reflecting the earnings in the various locations and the applicable rates.

The effective income tax rate for the six months ended June 30, 2012 was 21.9% compared to 30.4% for the six months ended July 2, 2011. Our effective tax rate was lower due to the resolution of U.S. federal and state tax audits, the mix of global earnings and favorable benefits related to the May 2011 acquisition of CPT.

We continue to actively pursue initiatives to reduce our effective tax rate. The tax rate in any quarter can be affected positively or negatively by adjustments that are required to be reported in the specific quarter of resolution.

The total gross liability for uncertain tax positions was $13.3 million, $26.5 million and $24.8 million at June 30, 2012, December 31, 2011 and July 2, 2011, respectively. We record penalties and interest related to unrecognized tax benefits in Provision for income taxes and Net interest expense, respectively, on the Condensed Consolidated Statements of Income and Comprehensive Income (Loss), which is consistent with our past practices.

12. Benefit Plans

Components of net periodic benefit cost were as follows:

	Three months ended
	Pension benefits		Post-retirement
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Service cost	$3,761	$3,131	$55	$45
Interest cost	8,087	8,225	422	472
Expected return on plan assets	(7,844)	(7,964)	—	—
Amortization of prior year service cost (benefit)	—	—	(6)	(7)
Recognized net actuarial loss (gains)	2,577	972	(602)	(827)

Net periodic benefit cost (income)	$6,581	$4,364	$(131)	$(317)

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

	Six months ended
	Pension benefits		Post-retirement
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Service cost	$7,522	$6,261	$110	$90
Interest cost	16,174	16,450	844	944
Expected return on plan assets	(15,688)	(15,927)	—	—
Amortization of prior year service cost (benefit)	—	—	(12)	(14)
Recognized net actuarial loss (gains)	5,154	1,943	(1,204)	(1,653)

Net periodic benefit cost (income)	$13,162	$8,727	$(262)	$(633)

13. Business Segments

Financial information by reportable segment is shown below:

	Three months ended		Six months ended
In thousands	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Net sales to external customers
Water & Fluid Solutions	$675,522	$631,994	$1,262,500	$1,147,362
Technical Products	266,003	278,181	537,202	553,086

Consolidated	$941,525	$910,175	$1,799,702	$1,700,448

Intersegment sales
Water & Fluid Solutions	$(116)	$316	$(43)	$771
Technical Products	1,535	1,559	2,894	2,558
Other	(1,419)	(1,875)	(2,851)	(3,329)

Consolidated	$—	$—	$—	$—

Operating income (loss)
Water & Fluid Solutions	$91,989	$84,521	$155,666	$141,049
Technical Products	50,624	48,261	101,083	96,348
Other	(24,821)	(23,360)	(54,005)	(41,798)

Consolidated	$117,792	$109,422	$202,744	$195,599

14. Warranty

The changes in the carrying amount of service and product warranties for the six months ended June 30, 2012, and July 2, 2011, and the year ended December 31, 2011, were as follows:

In thousands	June 30, 2012	December 31, 2011	July 2, 2011
Balance at beginning of the year	$29,355	$30,050	$30,050
Service and product warranty provision	26,579	50,096	26,035
Payments	(24,025)	(53,937)	(25,040)
Acquired	156	3,575	3,623
Translation	(222)	(429)	343

Balance at end of the period	$31,843	$29,355	$35,011

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

15. Commitments and Contingencies

There have been no further material developments from the disclosures contained in our 2011 Annual Report on Form 10-K.

16. Financial Statements of Subsidiary Guarantors

Certain of the domestic subsidiaries (the “Guarantor Subsidiaries”) of Pentair, Inc. (the “Parent Company”), each of which is directly or indirectly wholly-owned by the Parent Company, jointly and severally, and fully and unconditionally, guarantee the Parent Company’s indebtedness under the Notes and the Credit Facility. The following supplemental financial information sets forth the Condensed Consolidated Statements of Income and Comprehensive Income (Loss), the Condensed Consolidated Balance Sheets, and the Condensed Consolidated Statements of Cash Flows for the Parent Company, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, and total consolidated Pentair and subsidiaries.

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the three months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$628,860	$392,347	$(79,682)	$941,525
Cost of goods sold	—	421,655	287,437	(79,695)	629,397

Gross profit	—	207,205	104,910	13	312,128
Selling, general and administrative	11,905	85,781	75,746	13	173,445
Research and development	245	10,958	9,688	—	20,891

Operating income (loss)	(12,150)	110,466	19,476	—	117,792
Earnings from investment in subsidiaries	(62,199)	(527)	600	62,126	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(636)	—	—	(636)
Net interest (income) expense	(27,676)	38,301	5,454	—	16,079

Income before income taxes and noncontrolling interest	77,725	73,328	13,422	(62,126)	102,349
Provision for income taxes	5,895	23,935	(966)	—	28,864

Net income before noncontrolling interest	71,830	49,393	14,388	(62,126)	73,485
Noncontrolling interest	—	—	1,655	—	1,655

Net income attributable to Pentair, Inc.	$71,830	$49,393	$12,733	$(62,126)	$71,830

Comprehensive income (loss)	$(10,207)	$22,945	$(42,332)	$19,164	$(10,430)
Less: Comprehensive loss attributable to noncontrolling interest	—	—	(223)	—	(223)

Comprehensive income (loss) attributable to Pentair, Inc.	$(10,207)	$22,945	$(42,109)	$19,164	$(10,207)

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the six months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,186,928	$778,524	$(165,750)	$1,799,702
Cost of goods sold	—	807,713	564,599	(165,457)	1,206,855

Gross profit	—	379,215	213,925	(293)	592,847
Selling, general and administrative	28,789	174,144	145,815	(293)	348,455
Research and development	468	21,568	19,612	—	41,648

Operating income (loss)	(29,257)	183,503	48,498	—	202,744
Earnings from investment in subsidiaries	(115,592)	(1,325)	(364)	117,281	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	—	(1,544)	(141)	—	(1,685)
Net interest (income) expense	(56,710)	76,484	11,073	—	30,847

Income before income taxes and noncontrolling interest	143,045	109,888	37,930	(117,281)	173,582
Provision for income taxes	10,401	24,242	3,300	—	37,943

Net income before noncontrolling interest	132,644	85,646	34,630	(117,281)	135,639
Noncontrolling interest	—	—	2,995	—	2,995

Net income attributable to Pentair, Inc.	$132,644	$85,646	$31,635	$(117,281)	$132,644

Comprehensive income (loss)	$91,788	$59,198	$16,435	$(73,613)	$93,808
Less: Comprehensive income attributable to noncontrolling interest	—	—	2,020	—	2,020

Comprehensive income (loss) attributable to Pentair, Inc.	$91,788	$59,198	$14,415	$(73,613)	$91,788

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$6,135	$14,339	$40,124	$—	$60,598
Accounts and notes receivable, net	736	348,556	281,087	(58,235)	572,144
Inventories	—	241,629	218,410	—	460,039
Deferred tax assets	130,151	40,698	12,674	(124,624)	58,899
Prepaid expenses and other current assets	44,061	12,282	107,023	(39,021)	124,345

Total current assets	181,083	657,504	659,318	(221,880)	1,276,025
Property, plant and equipment, net	17,953	132,314	230,796	—	381,063
Other assets
Investments in/advances to subsidiaries	2,911,498	1,414,260	85,952	(4,411,710)	—
Goodwill	—	1,330,265	924,869	—	2,255,134
Intangibles, net	—	243,431	327,072	—	570,503
Other	65,638	8,931	48,115	(19,140)	103,544

Total other assets	2,977,136	2,996,887	1,386,008	(4,430,850)	2,929,181

Total assets	$3,176,172	$3,786,705	$2,276,122	$(4,652,730)	$4,586,269

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$222	$—	$222
Current maturities of long-term debt	—	—	1,193	—	1,193
Accounts payable	5,334	188,673	152,549	(58,291)	288,265
Employee compensation and benefits	15,771	19,855	53,888	—	89,514
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	24,385	20,385	—	44,935
Income taxes	35,498	(1,801)	(1,469)	—	32,228
Accrued rebates and sales incentives	—	36,212	9,658	—	45,870
Other current liabilities	30,824	64,436	94,191	(39,014)	150,437

Total current liabilities	96,644	331,760	330,617	(97,305)	661,716
Other liabilities
Long-term debt	1,245,055	2,417,922	520,265	(2,949,448)	1,233,794
Pension and other retirement compensation	185,513	(10,541)	72,352	—	247,324
Post-retirement medical and other benefits	17,512	31,549	—	(19,140)	29,921
Long-term income taxes payable	13,294	—	—	—	13,294
Deferred tax liabilities	—	229,962	84,835	(124,624)	190,173
Due to (from) affiliates	(442,406)	675,455	601,727	(834,776)	—
Other non-current liabilities	58,771	1,323	32,081	—	92,175

Total liabilities	1,174,383	3,677,430	1,641,877	(4,025,293)	2,468,397

Shareholders’ equity attributable to Pentair, Inc.	2,001,789	109,275	518,162	(627,437)	2,001,789
Noncontrolling interest	—	—	116,083	—	116,083

Total shareholders’ equity	2,001,789	109,275	634,245	(627,437)	2,117,872

Total liabilities and shareholders’ equity	$3,176,172	$3,786,705	$2,276,122	$(4,652,730)	$4,586,269

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2012

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$10,612	$108,550	$47,599	$—	$166,761
Investing activities
Capital expenditures	(1,980)	(14,562)	(14,770)	—	(31,312)
Proceeds from sale of property and equipment	—	1,538	3,330	—	4,868
Acquisitions, net of cash acquired	—	—	(19,905)	—	(19,905)
Other	—	—	(3,073)	—	(3,073)

Net cash provided by (used for) investing activities	(1,980)	(13,024)	(34,418)	—	(49,422)
Financing activities
Net short-term borrowings	(3,472)	—	—	—	(3,472)
Proceeds from long-term debt	352,463	—	—	—	352,463
Repayment of long-term debt	(420,810)	—	—	—	(420,810)
Net change in advances to subsidiaries	98,720	(84,519)	(14,201)	—	—
Excess tax benefits from stock-based compensation	1,740	—	—	—	1,740
Stock issued to employees, net of shares withheld	16,163	—	—	—	16,163
Dividends paid	(43,628)	—	(512)	—	(44,140)

Net cash provided by (used for) financing activities	1,176	(84,519)	(14,713)	—	(98,056)
Effect of exchange rate changes on cash and cash equivalents	(6,770)	—	(1,992)	—	(8,762)

Change in cash and cash equivalents	3,038	11,007	(3,524)	—	10,521
Cash and cash equivalents, beginning of period	3,097	3,332	43,648	—	50,077

Cash and cash equivalents, end of period	$6,135	$14,339	$40,124	$—	$60,598

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the three months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$586,395	$398,634	$(74,854)	$910,175
Cost of goods sold	—	399,270	297,830	(74,661)	622,439

Gross profit	—	187,125	100,804	(193)	287,736
Selling, general and administrative	6,664	83,632	68,329	(193)	158,432
Research and development	435	10,509	8,938	—	19,882

Operating (loss) income	(7,099)	92,984	23,537	—	109,422
Earnings from investment in subsidiaries	(53,988)	—	—	53,988	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	(607)	—	(65)	—	(672)
Net interest (income) expense	(26,636)	38,107	3,142	—	14,613

Income before income taxes and noncontrolling interest	74,132	54,877	20,460	(53,988)	95,481
Provision for income taxes	7,420	18,301	1,623	—	27,344

Net income before noncontrolling interest	66,712	36,576	18,837	(53,988)	68,137
Noncontrolling interest	—	—	1,425	—	1,425

Net income attributable to Pentair, Inc.	$66,712	$36,576	$17,412	$(53,988)	$66,712

Comprehensive income (loss)	$90,090	$41,354	$29,491	$(68,809)	$92,306
Less: Comprehensive income attributable to noncontrolling interest	—	—	2,216	—	2,216

Comprehensive income (loss) attributable to Pentair, Inc.	$90,090	$41,354	$27,275	$(68,809)	$90,090

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Loss)

For the six months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,101,449	$740,212	$(141,213)	$1,700,448
Cost of goods sold	—	754,831	549,560	(140,738)	1,163,653

Gross profit	—	346,618	190,652	(475)	536,795
Selling, general and administrative	13,272	168,751	121,644	(475)	303,192
Research and development	605	21,355	16,044	—	38,004

Operating (loss) income	(13,877)	156,512	52,964	—	195,599
Earnings from investment in subsidiaries	(91,295)	—	—	91,295	—
Other (income) expense:
Equity income of unconsolidated subsidiaries	(783)	—	(124)	—	(907)
Net interest (income) expense	(54,016)	76,593	1,361	—	23,938

Income before income taxes and noncontrolling interest	132,217	79,919	51,727	(91,295)	172,568
Provision for income taxes	14,964	26,782	10,651	—	52,397

Net income before noncontrolling interest	117,253	53,137	41,076	(91,295)	120,171
Noncontrolling interest	—	—	2,918	—	2,918

Net income attributable to Pentair, Inc.	$117,253	$53,137	$38,158	$(91,295)	$117,253

Comprehensive income (loss)	$181,498	$63,306	$67,508	$(125,193)	$187,119
Less: Comprehensive income attributable to noncontrolling interest	—	—	5,621	—	5,621

Comprehensive income (loss) attributable to Pentair, Inc.	$181,498	$63,306	$61,887	$(125,193)	$181,498

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$4,836	$4,651	$59,485	$—	$68,972
Accounts and notes receivable, net	796	317,365	375,242	(97,996)	595,407
Inventories	—	203,998	280,797	—	484,795
Deferred tax assets	113,205	40,363	13,247	(105,982)	60,833
Prepaid expenses and other current assets	8,958	14,973	118,638	(17,937)	124,632

Total current assets	127,795	581,350	847,409	(221,915)	1,334,639
Property, plant and equipment, net	20,172	110,551	279,824	—	410,547
Other assets
Investments in/advances to subsidiaries	2,856,562	599,056	686,070	(4,141,688)	—
Goodwill	—	1,471,582	1,101,848	—	2,573,430
Intangibles, net	—	217,311	437,597	—	654,908
Other	75,538	4,821	23,477	(25,048)	78,788

Total other assets	2,932,100	2,292,770	2,248,992	(4,166,736)	3,307,126

Total assets	$3,080,067	$2,984,671	$3,376,225	$(4,388,651)	$5,052,312

Liabilities and Shareholders’ Equity

Current liabilities
Short-term borrowings	$—	$—	$21,451	$—	$21,451
Current maturities of long-term debt	2,905	—	29,220	(30,836)	1,289
Accounts payable	5,781	160,537	247,182	(98,097)	315,403
Employee compensation and benefits	32,294	22,791	53,751	—	108,836
Current pension and post-retirement benefits	8,733	—	—	—	8,733
Accrued product claims and warranties	12,248	22,574	12,437	—	47,259
Income taxes	9,106	5,720	6,672	—	21,498
Accrued rebates and sales incentives	—	32,219	10,348	—	42,567
Other current liabilities	14,874	37,558	110,149	(18,215)	144,366

Total current liabilities	85,941	281,399	491,210	(147,148)	711,402
Other liabilities
Long-term debt	1,265,400	2,417,890	1,033,600	(3,332,723)	1,384,167
Pension and other retirement compensation	136,901	38	80,082	—	217,021
Post-retirement medical and other benefits	17,679	35,323	—	(25,048)	27,954
Long-term income taxes payable	23,832	—	—	—	23,832
Deferred tax liabilities	10	213,201	128,192	(105,981)	235,422
Due to (from) affiliates	(743,661)	(261,361)	1,024,935	(19,913)	—
Other non-current liabilities	44,611	1,701	39,348	—	85,660

Total liabilities	830,713	2,688,191	2,797,367	(3,630,813)	2,685,458

Shareholders’ equity attributable to Pentair, Inc.	2,249,354	296,480	461,358	(757,838)	2,249,354
Noncontrolling interest	—	—	117,500	—	117,500

Total shareholders’ equity	2,249,354	296,480	578,858	(757,838)	2,366,854

Total liabilities and shareholders’ equity	$3,080,067	$2,984,671	$3,376,225	$(4,388,651)	$5,052,312

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the six months ended July 2, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Net cash provided by (used for) operating activities	$(12,254)	$190,161	$(25,296)	$—	$152,611
Investing activities
Capital expenditures	(5,368)	(13,584)	(16,269)	—	(35,221)
Proceeds from sale of property and equipment	—	42	47	—	89
Acquisitions, net of cash acquired	—	—	(733,105)	—	(733,105)
Other	902	(783)	—	—	119

Net cash provided by (used for) investing activities	(4,466)	(14,325)	(749,327)	—	(768,118)
Financing activities
Net short-term borrowings	16,518	(29)	29	—	16,518
Proceeds from long-term debt	1,320,957	—	—	—	1,320,957
Repayment of long-term debt	(661,422)	—	—	—	(661,422)
Debt issuance costs	(8,721)	—	—	—	(8,721)
Net change in advances to subsidiaries	(670,522)	(174,560)	845,082	—	—
Excess tax benefits from stock-based compensation	1,465	—	—	—	1,465
Stock issued to employees, net of shares withheld	9,551	—	—	—	9,551
Repurchases of common stock	(287)	—	—	—	(287)
Dividends paid	(39,730)	—	(9)	—	(39,739)

Net cash provided by (used for) financing activities	(32,191)	(174,589)	845,102	—	638,322
Effect of exchange rate changes on cash and cash equivalents	50,546	—	(50,445)	—	101

Change in cash and cash equivalents	1,635	1,247	20,034	—	22,916
Cash and cash equivalents, beginning of period	3,201	3,404	39,451	—	46,056

Cash and cash equivalents, end of period	$4,836	$4,651	$59,485	$—	$68,972

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

December 31, 2011

In thousands	Parent company	Guarantor subsidiaries	Non-guarantor subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$3,097	$3,332	$43,648	$—	$50,077
Accounts and notes receivable, net	828	360,027	263,201	(54,852)	569,204
Inventories	—	227,472	222,391	—	449,863
Deferred tax assets	134,240	40,698	13,382	(127,421)	60,899
Prepaid expenses and other current assets	28,937	(6,886)	107,121	(21,380)	107,792

Total current assets	167,102	624,643	649,743	(203,653)	1,237,835
Property, plant and equipment, net	19,693	136,102	231,730	—	387,525
Other assets
Investments in/advances to subsidiaries	2,910,927	1,447,522	92,396	(4,450,845)	—
Goodwill	—	1,330,265	943,653	—	2,273,918
Intangibles, net	—	250,792	341,493	—	592,285
Other	63,508	27,337	23,045	(19,140)	94,750

Total other assets	2,974,435	3,055,916	1,400,587	(4,469,985)	2,960,953

Total assets	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	$—	$3,694	$—	$3,694
Current maturities of long-term debt	2,585	—	1,168	(2,585)	1,168
Accounts payable	5,036	189,355	152,065	(51,598)	294,858
Employee compensation and benefits	24,466	30,015	54,880	—	109,361
Current pension and post-retirement benefits	9,052	—	—	—	9,052
Accrued product claims and warranties	165	22,037	20,428	—	42,630
Income taxes	40,999	(28,717)	2,265	—	14,547
Accrued rebates and sales incentives	—	25,612	11,397	—	37,009
Other current liabilities	25,050	53,960	71,890	(21,378)	129,522

Total current liabilities	107,353	292,262	317,787	(75,561)	641,841
Other liabilities
Long-term debt	1,312,053	2,417,922	542,411	(2,968,161)	1,304,225
Pension and other retirement compensation	182,556	(7,701)	73,760	—	248,615
Post-retirement medical and other benefits	17,024	33,890	—	(19,140)	31,774
Long-term income taxes payable	26,470	—	—	—	26,470
Deferred tax liabilities	—	229,962	86,416	(127,421)	188,957
Due to (from) affiliates	(479,943)	751,145	711,705	(982,907)	—
Other non-current liabilities	62,388	1,508	33,143	—	97,039

Total liabilities	1,227,901	3,718,988	1,765,222	(4,173,190)	2,538,921

Shareholders’ equity attributable to Pentair, Inc.	1,933,329	97,673	402,775	(500,448)	1,933,329
Noncontrolling interest	—	—	114,063	—	114,063

Total shareholders’ equity	1,933,329	97,673	516,838	(500,448)	2,047,392

Total liabilities and shareholders’ equity	$3,161,230	$3,816,661	$2,282,060	$(4,673,638)	$4,586,313

Pentair, Inc. and Subsidiaries

Notes to condensed consolidated financial statements (unaudited)

17. Proposed Merger

On March 27, 2012, we entered into a definitive agreement to merge with the flow control business of Tyco International Ltd. (“Tyco”) in a tax-free, all-stock merger (the “Merger”). We expect the Merger will bring together complementary leaders in water and fluid solutions, valves and controls, and equipment protection products to create a premier industrial growth company. The Tyco flow control business had net revenue and operating income for its fiscal year ended September 30, 2011 of $3.6 billion and $296 million, respectively. The transaction values the Tyco flow control business at approximately $4.4 billion based on the June 13, 2012, Pentair stock price, including assumed net debt of $275 million and noncontrolling interest. If the Merger is not completed, depending on the reasons for the termination of the merger agreement, Pentair would be required to pay Tyco a termination fee of $145 million.